As filed with the Securities and Exchange Commission on January 5, 2006
Registration No. 333-128391

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FortuNet, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	3990	88-0252188
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2950 South Highland Drive, Suite C
Las Vegas, Nevada 89109
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Yuri Itkis
Chief Executive Officer
FortuNet, Inc.
2950 South Highland Drive, Suite C
Las Vegas, Nevada 89109
(702) 796-9090
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Please send copies of all communications to:

Thomas J. Morgan, Esq. Scott D. DeWald, Esq. Quentin D. Vaughan, Esq. Lewis and Roca LLP 40 North Central Avenue Phoenix, Arizona 85004-4429 Tel: 602-262-5311 Fax: 602-734-3911	Bruce A. Mann, Esq. Timothy J. Harris, Esq. Bea Tantayanubutr, Esq. Morrison & Foerster LLP 425 Market Street San Francisco, California 94105-2482 Tel: 415-268-7000 Fax: 415-268-7522

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐
CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate Offering	Registration
Securities to be Registered	Price(1)	Fee

Common Stock, $0.001 par value	$50,000,000	$5,885.00(2)

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended.

(2)	Previously paid.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 5, 2006

FortuNet, Inc. 2,500,000 Shares of Common Stock

This is our initial public offering and no public market currently exists for our shares. We are offering 2,500,000 shares of our common stock and there are no selling stockholders. We expect that the public offering price will be between $11.00 and $13.00 per share.

THE OFFERING	PER SHARE	TOTAL

Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to FortuNet	$	$

We have granted the underwriter the right to purchase up to 375,000 additional shares from us within 30 days after the date of this prospectus to cover any over-allotments. The underwriter expects to deliver shares of common stock to purchasers on , 2006.

Proposed Nasdaq National Market Symbol: FNET

This offering involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment.
See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Neither the Nevada Gaming Control Board, the Nevada Gaming Commission nor any other gaming authority has passed upon the adequacy or accuracy of this prospectus or the investment merits of these securities. Any representation to the contrary is unlawful.
The date of this prospectus is                     , 2006

OpenIPO®: The method of distribution being used by the underwriter in this offering differs somewhat from that traditionally employed in firm commitment underwritten public offerings. In particular, the public offering price and allocation of shares will be determined primarily by an auction process conducted by the underwriter and other securities dealers participating in this offering. The minimum size for any bid in the auction is 100 shares. A more detailed description of this process, known as an OpenIPO, is included in “Plan of Distribution” beginning on page 77.

FortuNet File-Server/POS Kiosk and Wireless Player Terminals

RF

FortuNet
BingoStar
Jackpot
$00250.00

FortuNet
BingoStar

FortuNet
BingoStar
KENO

FortuNet
BingoStar
POKER
$ 3000.50

      You should rely only on the information contained in this prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

      FortuNet®, Mega Fortune® and BingoStar® are federally registered trademarks of FortuNet, Inc. in the United States. FortuNet, Inc. has filed intent to use applications for federal trademark registration in the United States for WIN-WIN™ and AIMS™. OpenIPO® is a registered service mark of WR Hambrecht + Co, LLC. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective holders.

PROSPECTUS SUMMARY
      This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including “Risk Factors” and our “Consolidated Financial Statements” and related notes included elsewhere in this prospectus, before making an investment decision. The terms “FortuNet,” “Company,” “we,” “us” and “our” as used in this prospectus refer to FortuNet, Inc. together with our wholly-owned subsidiary, Millennium Games, Inc.
Business
      We are an established and profitable manufacturer of multi-game and multi-player server-based gaming platforms. Our gaming platforms include networks of both wireless and stationary player terminals, cashier-based point-of-sale, or POS, terminals, self-service POS kiosks and central game file servers that conduct and control bingo games. Our gaming platforms have been adapted to conduct traditional casino games, such as keno, poker and slots, in addition to bingo.
      We believe that our field-proven mobile gaming platform will be readily adaptable to the regulations expected to be promulgated under Nevada’s new mobile gaming law, AB 471, or the Nevada Mobile Gaming Law, that permits the use of mobile gaming devices for gaming in public areas of gaming establishments. A draft of gaming regulations corresponding to the new law was published on October 4, 2005 and public workshops regarding the regulations were held on October 25 and November 22, 2005. We anticipate that final regulations will be promulgated in 2006. Currently, in Nevada, our wireless gaming devices can only be used to play bingo. However, our platforms have been adapted and deployed on a limited basis to conduct traditional casino games over wireless gaming devices on cruise lines. Upon adoption of the final regulations under the Nevada Mobile Gaming Law, approval of our wireless gaming devices by the Nevada gaming authorities and our obtaining any required licenses or other regulatory approvals, our customers will be able to conduct traditional casino games on our wireless gaming devices in Nevada.
      Our principal competitive advantage is that we have field-proven products that are popular in gaming establishments throughout the United States, including a majority share of the Nevada mobile bingo gaming market. Our technological advantages include a flexible, downloadable multi-game multi-player gaming platform incorporating a secure, authenticated wireless communication technology that will be critically important for success in the emerging mobile gaming market. Our Nevada non-restricted gaming licenses, a prerequisite for serving the emerging mobile gaming market in Nevada, give us a time advantage over new entrants into the market.
      Our business objective is to capitalize on our competitive advantages in the emerging mobile gaming market, once Nevada regulations define licensing requirements and technical standards for wireless gaming in casino public areas. Our primary business strategies are to:

•	pre-order critical components necessary for the rapid manufacture of mobile gaming products in anticipation of forthcoming regulations;

•	initially, deliver traditional casino games, such as keno, slots and poker, on our mobile gaming platform to our existing Nevada casino bingo customer base;

•	market bingo and traditional casino games on our mobile gaming platform for use in peripheral and auxiliary gaming areas of Nevada casinos; and

•	expand our marketing efforts beyond Nevada.
      We currently own and lease to our customers an inventory of third- and fourth-generation wireless and stationary player terminals, marketed under the BingoStar brand name, that are deployed in casinos and bingo halls in 26 jurisdictions in North America, including Nevada casinos operated by three major casino operators. We derive essentially all of our revenue from leasing our gaming platform to our customers. Our contracts are typically based on a fixed fee per use per bingo session, a fixed weekly fee per player terminal or a percentage of the revenue generated by each player terminal.
      We were incorporated in Nevada in 1989. In 1993, we were licensed as a gaming equipment manufacturer and distributor by the Nevada Gaming Commission. In 1994, we received Nevada regulatory approval for our server-based, concurrent multi-gaming, video gaming network, Mega Fortune. In 2003, we were granted an Operator of Inter-Casino Linked Systems, or OILS, license by the Nevada Gaming Commission. The OILS license permits us to operate progressive jackpot linked casino games offered simultaneously at a number of participating casinos. In January 2004, we became the 100% owner of Millennium Games, Inc., or Millennium, which enabled us to consolidate our worldwide distribution rights and to significantly reduce our overall distribution and operational costs. Millennium serves as a distribution channel for our bingo products in Native American, or tribal, jurisdictions as well as other jurisdictions outside of Nevada.

The Offering
Common Stock

Common Stock Offered by FortuNet	2,500,000 shares
Common Stock to be Outstanding After this Offering	10,943,001 shares
Proposed Nasdaq National Market Symbol	FNET
      The number of shares of our common stock that will be outstanding after the closing of this offering is based on 8,350,000 shares of our common stock outstanding as of September 30, 2005 and excludes any exercise of the underwriter’s over-allotment option to purchase up to 375,000 shares of our common stock.
      Unless otherwise indicated, all information in this prospectus assumes:

•	the issuance of 41,667 shares (assuming an initial public offering price of $12.00 per share) to Spiegel Partners, LLC at the time of the closing of the offering. See “Certain Relationships and Related Transactions and “Plan of Distribution — Commissions, Discounts and Other Compensation”;

•	the issuance of an aggregate of 45,834 shares (assuming an initial public offering price of $12.00 per share) under our 2005 Stock Incentive Plan to Messrs. Coronel and Jacques at the time of the closing of the offering; and

•	the issuance of an aggregate of 5,500 shares under our 2005 Stock Incentive Plan for Independent Directors to our independent directors.
Dividend Policy
      We do not intend to pay any dividends on our common stock after the offering.
Use of Proceeds
      To execute our growth strategy, expand our inventory by manufacturing additional wireless and stationary player terminals and for general corporate purposes and working capital.
Risk Factors
      See “Risk Factors” on page 6 and the other information included in this prospectus for a discussion of the factors you should consider carefully before deciding to invest in shares of our common stock.
Our Corporate Information
      FortuNet was founded in 1989 as a Nevada corporation. Our principal executive office is located 2950 South Highland Drive, Suite C, Las Vegas, Nevada 89109 and our telephone number is (702) 796-9090 at that address. We maintain a website on the Internet at www.fortunet.com. Our website, and the information contained therein, are not part of this prospectus.
OpenIPO®
      This offering will be made through the OpenIPO process, in which the allocation of shares and the public offering price are primarily based on an auction in which prospective purchasers are required to bid for the shares. The OpenIPO process allows all qualified investors, whether individuals or institutions, to bid for shares. All successful bidders in the auction will pay the same price per share.

•	Bidders may submit bids through the underwriter or participating dealers.

•	Potential investors may bid any price for the shares, including a price above or below the projected price range on the cover of this prospectus.

•	Once the auction closes, the underwriter will determine the highest price that will sell all of the shares offered. This is the clearing price and is the maximum price at which the shares will be sold.

•	The company may choose to sell shares at the auction-set clearing price or it may choose to sell the shares at a lower offering price, taking into account additional factors.

•	Bidders that submit valid bids at or above the offering price will receive, at a minimum, a pro-rated amount of shares for which they bid.

      The process is described in full under “Plan of Distribution” beginning on page 77. Except as otherwise indicated, the information in this prospectus assumes no exercise of the underwriter’s over-allotment option.

Summary Historical Financial Information
      The following tables summarize the financial data for our business. For a more detailed explanation of our financial condition and operating results, you should read “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus. Our historical results and pro forma historical information do not necessarily indicate the results that we can expect for any future periods.

				Nine Months
	Year Ended December 31,			Ended September 30,

	2002	2003	2004	2004	2005

				(Unaudited)
Combined and Consolidated Statements of Income:
Rental revenue	$11,340,029	$14,287,365	$14,343,520	$10,899,143	$10,981,312
Cost of revenue	1,585,996	2,172,777	2,228,545	1,664,773	1,782,030

Gross profit	9,754,033	12,114,588	12,114,975	9,234,370	9,199,282

Operating expenses:
General and administrative	3,008,060	3,772,933	4,042,257	3,116,467	2,621,428
Sales and marketing	2,912,675	3,936,187	3,930,135	2,871,885	3,242,038
Research and development	285,462	484,921	367,821	243,941	697,862

Total operating expenses	6,206,197	8,194,041	8,340,213	6,232,293	6,561,328

Income from operations	3,547,836	3,920,547	3,774,762	3,002,077	2,637,954
Interest expense	(127)	(8,444)	(64,178)	(51,177)	(30,457)
Other income (expense)	159,448	1,452	15,376	11,147	65,208

Income before income taxes and minority interest	3,707,157	3,913,555	3,725,960	2,962,047	2,672,705
Provision for income taxes	950,899	1,335,126	1,383,789	1,098,924	988,901

Income before minority interest	2,756,258	2,578,429	2,342,171	1,863,123	1,683,804
Minority interest	356,848	341,480	—	—	—

Net income	$2,399,410	$2,236,949	$2,342,171	$1,863,123	$1,683,804

Net income per share	$0.29	$0.27	$0.28	$0.22	$0.20

Shares used in the calculation of net income per share	8,350,000	8,350,000	8,350,000	8,350,000	8,350,000

Unaudited Pro Forma Income Data:
Historical net income	2,399,410
Pro forma provision for income taxes net of minority interest(1)	394,566

Pro forma net income	$2,004,844

Pro forma net income per share(1)	$0.24

Summary of Cash Flows:
Net cash provided by operating activities	$3,716,816	$2,499,171	$3,985,934	$2,512,876	$3,158,111
Net cash used in investing activities	(1,623,092)	(2,295,112)	(3,010,750)	(1,743,202)	(1,123,287)
Net cash used in financing activities	(1,752,632)	(641,935)	(735,382)	(545,036)	(535,840)

Net increase (decrease) in cash	$341,092	$(437,876)	$239,802	$224,638	$1,498,984

	As of September 30, 2005

		Pro Forma
	Actual	As Adjusted(2)

	(Unaudited)

Combined and Consolidated Balance Sheet Data:
Cash and cash equivalents	$2,878,909	$28,178,909
Current assets	6,702,679	32,002,679
Property and equipment, net of accumulated depreciation	4,857,177	4,857,177
Total assets	12,986,626	38,286,626
Current liabilities	1,525,027	1,525,027
Total stockholders’ equity	11,362,221	36,662,221

(1)	Represents pro forma provision for income tax to reflect the estimated income tax expense of the Company as if it had been subject to corporate income taxes for the portion of the year for which it was not a taxable entity. See Note 6 of our consolidated financial statements.

(2)	Reflects the sale of 2,500,000 shares by us in this offering at an assumed initial public offering price of $12.00 per share, the midpoint of the range on the cover of this prospectus, less the underwriting discounts and commissions and estimated offering expenses paid by us. Reflects the payment on November 7, 2005 of a dividend in the aggregate amount of $2,250,000 to those persons who were our stockholders on September 30, 2005.

RISK FACTORS
      Any investment in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, and all of the other information included in this prospectus, before deciding whether to invest in our common stock. Additional risks and uncertainties not currently known to us or that we currently do not deem material may also become important factors that may have an adverse effect on our business. If any of the following risks actually occur, our business, financial condition or operating results could suffer, the trading price of our common stock could decline, and you may lose all or part of your investment.
Risks Relating to Our Business
Failure of the Nevada Gaming Commission to adopt regulations under the Nevada Mobile Gaming Law in the near future will preclude us from implementing our growth strategy.
      By enacting the Nevada Mobile Gaming Law, the Nevada legislature merely authorized, but did not require, the Nevada Gaming Commission to adopt regulations permitting the use of mobile gaming systems. The legislation granted the Nevada Gaming Commission broad discretion over the timing of the adoption of the regulations and imposed a number of prerequisites to the adoption of the regulations. While draft regulations were published on October 4, 2005, no timeframe for the adoption of the regulations has been set forth by the Nevada Gaming Commission. The Nevada Gaming Commission may not adopt the regulations as quickly as we anticipate, or at all. If the Nevada Gaming Commission does not adopt any regulations, we will not be able to manufacture, distribute or operate wireless player terminals that enable casino patrons to play traditional casino games in public areas of gaming establishments in Nevada as permitted by the legislation. If the Nevada Gaming Commission does not adopt the regulations in the near term, we may lose to a substantial degree, or completely, any advantage over other potential providers of mobile gaming devices that we would otherwise have as a result of our existing mobile gaming platform.
Our failure to obtain approvals under the regulations promulgated under the Nevada Mobile Gaming Law will preclude us from implementing our growth strategy.
      The regulations to be promulgated under the Nevada Mobile Gaming Law are expected to require us to obtain approval of our mobile gaming devices for use in Nevada casinos. The regulations could also require that we and our officers, directors, major stockholders and key employees obtain and maintain additional licenses, permits or other forms of approvals that are specific to mobile gaming. If we are unable to obtain or maintain approval of our mobile gaming platform as required by the regulations, or if we or the individuals with whom we are associated are unable to obtain or maintain approvals, licenses or permits, if any, required by the regulations, we will be unable to manufacture, distribute and operate wireless player terminals that enable casino players to play casino games in public areas of gaming establishments as permitted by the Nevada Mobile Gaming Law.
Our inability to comply fully, or at all, with the expected mobile gaming regulations may result in substantial additional development costs and preclude us from executing our growth strategy.
      Subject to certain broad parameters, the Nevada legislature granted the Nevada Gaming Commission broad discretion over the content of the regulations to be adopted under the Nevada Mobile Gaming Law. The Nevada Gaming Commission may adopt regulations that impose significant requirements on the functionality or design of mobile gaming systems that may be manufactured, distributed or operated under the legislation. To the extent that our existing mobile gaming platform may not comply with such requirements, we would need to undertake additional research and development activities that may be costly, time consuming or require the procurement of components that are scarce in supply. Despite undertaking additional research and development activities, we may not be able to design or develop a mobile gaming platform that complies with the expected regulations, in which case we would be unable to manufacture, distribute or operate wireless player terminals that enable casino players to play traditional casino games in the public areas of gaming establishments permitted under the Nevada Mobile Gaming Law, and therefore be unable to execute our growth strategy.
Our failure to maintain our current licenses and regulatory approvals or failure to maintain or obtain licenses or approvals for our gaming devices in any jurisdiction will prevent us from operating in that jurisdiction and possibly other jurisdictions, leading to reduced overall revenue.
      As a manufacturer, distributor and operator of gaming platforms, we currently hold licenses in a number of jurisdictions, including Nevada. Our officers, including our major stockholder, Yuri Itkis, are required to obtain and maintain licenses, permits and other forms of approval in certain jurisdictions. We are under continuous scrutiny by the applicable regulatory authorities. Our or our officers’ current regulatory approvals may be revoked, suspended or curtailed at any time. Our or our officers’ failure to obtain or maintain regulatory approval in any jurisdiction may prevent us from obtaining or maintaining regulatory approval in other jurisdictions. The failure to maintain a license in a single jurisdiction or a denial of a license by any new jurisdiction may cause a negative “domino effect” in which the loss of a license in one jurisdiction could lead to regulatory investigation and possible loss of a license in other jurisdictions.
      Some jurisdictions also require licenses, permits or other forms of approval for specific gaming devices. We anticipate that the regulations as adopted under the Nevada Mobile Gaming Law will require us to obtain approvals for use of our mobile gaming devices to play traditional casino games in Nevada. The standards for obtaining approval under the regulations to be adopted under the Nevada Mobile Gaming Law are not yet fully known. If other jurisdictions adopt similar mobile gaming laws, these approval requirements may vary from jurisdiction to jurisdiction. As a general matter, the regulatory approval of devices involving traditional casino games is more difficult to obtain than those for bingo products. Some jurisdictions require the regulatory approval of entities and individuals before the pursuit of regulatory approval of specific gaming devices, but other jurisdictions allow the pursuit of such regulatory approvals concurrently. Although we and the individuals associated with us may obtain regulatory approval in a particular jurisdiction, we may not be able to manufacture, distribute or operate our mobile gaming platforms in that jurisdiction without separate and specific regulatory approval of our mobile gaming platform. Any failure of our gaming platform to meet the requirements for approval or to obtain the approval in any jurisdiction will cause us to not be able to distribute our gaming platforms in the jurisdiction.
If other gaming jurisdictions do not adopt mobile gaming legislation similar to the Nevada Mobile Gaming Law, or on any terms at all, we will be unable to implement our growth strategy outside of Nevada.
      Our ability to execute fully our growth strategy in jurisdictions other than Nevada depends upon other gaming jurisdictions adopting mobile gaming legislation involving traditional casino games. Currently, Nevada is the first and the only state to enact legislation authorizing mobile gaming for traditional casino games. Although we are not aware of any tribal gaming authority that has specifically prohibited mobile casino gaming involving traditional casino games, we are also not aware of any that have approved it, even though many tribal gaming authorities in practice allow mobile bingo gaming. The adoption of gaming legislation can be affected by a variety of political, social and public policy forces and gaming jurisdictions other than Nevada may not adopt mobile gaming legislation involving traditional casino games in the foreseeable future. To the extent that other jurisdictions do adopt mobile gaming legislation involving traditional casino games, we may not be able to comply fully with the legislation without incurring substantial additional development costs, or at all. If we are required to modify our mobile gaming platform to comply with such potential legislation, we may suffer the increased costs of maintaining multiple variants of our mobile gaming platform to comply with the differing legislation of different jurisdictions. If other gaming jurisdictions fail to adopt mobile gaming legislation involving traditional casino games or we are unable to comply with such legislation without substantial additional costs, we may be unable to execute our growth strategy.
Our failure to obtain gaming licenses or other regulatory approvals in other jurisdictions would preclude us from expanding our operations and generating revenue in these jurisdictions.
      The manufacture and distribution of gaming devices are subject to extensive federal, state, local and tribal regulation. Some jurisdictions require licenses, permits and other forms of approval for gaming devices. Most jurisdictions require licenses, permits or other forms of approval of the manufacturers, distributors and operators of gaming devices, including evidence of financial stability, and of the suitability of their officers, directors, major stockholders and key employees. The regulatory agencies conduct in-depth investigations of gaming device manufacturer licensees as well as detailed personal background checks of key employees and major stockholders of the licensees. Obtaining requisite approvals of state and tribal gaming authorities is a time-consuming and costly process. Even after incurring significant time and expense in seeking regulatory approvals, we may not be able to obtain them. Our failure or the failure of our officers, directors, major stockholders or key personnel to obtain regulatory approval in any jurisdiction will prevent us from distributing our products and generating revenue in that jurisdiction.
Our failure to comply with tribal regulation and tribal laws would preclude us from operating in tribal jurisdictions and deriving revenue therefrom.
      We are required to obtain licenses and approvals from tribal authorities in order to operate in tribal jurisdictions. When seeking approvals from or licensing with tribal-owned or tribal-controlled gaming establishments, we become subject to tribal laws and regulations. These laws and regulations may differ materially from the non-tribal laws and regulations under which we generally operate. A change in tribal laws and regulations or our inability to obtain required licenses of our gaming platforms or licenses to operate on tribal lands could have a material adverse effect on our business, financial condition and operating results.
We may not be able to enforce our contractual rights against tribal governments or agencies, which may negatively impact our operations.
      In addition to tribal gaming regulations that may require us to provide disclosures or obtain licenses or permits to conduct our business on tribal lands, we may also become subject to tribal laws that govern our contracts. These tribal governing laws may not provide us with processes, procedures and remedies that enable us to enforce our rights as effectively and advantageously as the processes, procedures and remedies that would be afforded to us under non-tribal laws, or to enforce our rights at all. Many tribal laws permit redress to a tribal adjudicatory body to resolve disputes; however, such redress is largely untested in our experience and tribal judiciaries are not always independent. We may be precluded from enforcing our rights against a tribal body under the legal doctrine of sovereign immunity. Our inability to enforce our contract rights under tribal law could negatively impact our operations.
Our failure to retain and extend our existing contracts with customers and to win new customers would negatively impact our operations.
      All of our lease contracts relate to our electronic bingo products. We currently derive 99.93% of our revenues and cash flow from our portfolio of contracts to lease electronic bingo products to gaming establishments, such as casinos, and bingo halls. Our contracts are typically for a term ranging from one to three years in duration and several are on a month-to-month basis. Not all of our contracts preclude our customers from using the gaming devices of our competitors. Upon the expiration of one of our contracts, a gaming establishment may award a contract through a competitive procurement process, in which we may be unsuccessful in winning the new contract or forced to reduce the price that we charge the gaming establishment in order to renew our contract. In addition, some of our contracts permit gaming establishments to terminate the contract at any time for our failure to perform and for other specified reasons. The termination of or failure to renew or extend one or more of our contracts, or the renewal or extension of one or more of our contracts on materially altered terms could, depending upon the circumstances, have a material adverse effect on our business, financial condition, results and prospects.
      We derive a substantial portion of our revenue from direct sales to our customers, or house accounts, which we service ourselves, without any involvement of outside distributors. Although such accounts typically involve higher profit margins, the competition for these accounts is very keen. We typically negotiate one to three year, automatically renewable leases for our bingo units with our direct customers. The house account contracts tend to be challenging to maintain and enforce, especially those with tribal gaming operators, and therefore, we may not be able to retain lucrative house accounts indefinitely. A loss of any such account may have a severe negative impact on our revenue.
Losing any of our small number of independent distributors upon whom we depend for a significant portion of our revenue would negatively impact our operations.
      We are dependent upon a small number of independent distributors to market and sell our products to casinos and bingo halls. For the fiscal year ended December 31, 2004 and the nine months ended September 30, 2005, approximately 56.4% and 53.0%, respectively, of our revenues were derived through nine distributors. During the same periods, we derived approximately 29.0% and 28.1%, respectively, of our revenue from our single largest distributor. Due to our payment of commissions to distributors, our customer contracts derived from distributors generate lower profit margins than our contracts derived from direct sales, or house accounts. Because we do not directly control our distributors or their customer intake practices, contracts with customers derived from distributors may be susceptible to higher default rates and lower profit margins than our house accounts.
      Some of our distributors are not contractually prohibited from marketing or selling products of our competitors. Our contracts with our distributors typically cover one to three year terms and are automatically renewed for one year unless terminated upon the expiration of the then current term. Upon the expiration of a contract term, we may not be able to renew any of these contracts on terms that are favorable to us, or at all. Our competitors may provide incentives to our distributors to market and sell their products in addition to or in lieu of ours. The loss of any of our distributors may result in a material reduction in our revenue, resulting in a material adverse effect on our business, financial condition and results of operations.
Difficulties with the limited number of manufacturers and suppliers upon whom we rely for components of our products would negatively impact our production capacity, customer relationships and operations.
      We purchase most of the parts, components and subassemblies necessary for the manufacture of our products from outside sources. We assemble these parts, components and subassemblies into finished products in our manufacturing facility. While most of the parts, components and subassemblies are produced by more than one manufacturer and can be purchased through more than one supplier, we currently rely upon approximately 12 vendors from whom we purchase substantially all of our components. We currently obtain the touchscreens for our wireless gaming terminals from a single supplier. While changing suppliers for this component is not impossible, doing so would require significant time and effort on the part of our engineering and management teams and may cause us to miss revenue generating opportunities until we are able to obtain touchscreen monitors from a new supplier. In addition, the supplies of the central processing units, memory and peripheral drives for our mobile gaming platforms are often uncertain and subject to significant backlogs from time to time due to spikes in general demand for such products. We compete with other companies for the production capacity of third party manufacturers and suppliers of these and other components. Certain of these competing companies have substantially greater financial and other resources than we have and thus we may be at a competitive disadvantage in seeking to procure production capacity.
      To procure certain parts, components and subassemblies, we sometimes commit to supply contracts in which we commit to purchase large quantities over extended periods of time. By doing so, we are exposed to a number of risks. If the market prices of these components drop below the prices at which we are committed to purchase them, our purchase commitments may preclude us from taking advantage of reductions in market prices. If the components are surpassed by superior technology that becomes available after we make our purchase commitments, our purchase commitments may preclude us from taking advantage of technological advancements. If a change in the design or specifications of our products results in a substitution or elimination of a component, we may be forced to write off a substantial quantity of obsolete inventory of components or to sell such components in the open market at a loss.
      Our inability to contract with third-party manufacturers and suppliers to provide a sufficient supply of our components on acceptable terms and on a timely basis could negatively impact our relationships with customers and materially and adversely harm our business. For those components that we procure under supply contracts, if any of such supply contracts were to be terminated or breached, we may not be able to procure an alternate supply on terms as favorable to us in time, or at all. We may suffer lengthy delays in our manufacturing process while we seek to procure an alternate supply. A delay in our ability to manufacture products may adversely affect our goodwill with customers, expose us to liability to customers and result in the loss of business opportunities. Any alternate supply of parts, components or subassemblies may be more expensive to us or may require us to undertake additional engineering activities to integrate the alternate supply into our products or manufacturing process.
      Certain parts, components and subassemblies for our products are manufactured outside of the United States, which exposes us to the risks of foreign currency fluctuations, political and economic instability and limited protection of intellectual property.
We operate in a highly competitive industry, which may negatively affect our operations and our ability to maintain relationships with gaming establishments.
      The market for gaming devices generally is intensely competitive, and we expect competition to increase and intensify as the market for mobile gaming devices develops. We currently compete with other providers of electronic bingo products, such as VKGS, LLC, or Video King, formerly a division of BK Entertainment Corp., GameTech International, Inc., Planet Bingo, LLC and Melange Computer Services, Inc. in the marketing of our BingoStar wireless bingo systems. We expect to face competition from these providers and other well established manufacturers of gaming devices as the market for mobile gaming devices develops. Given the market penetration, name recognition, marketing resources and familiarity with the gaming device industry generally, traditional casino game device manufacturers could be a significant competitive threat to us. We expect fierce competition from multiple large competitors dominating their respective markets in our expansion efforts, such as Aristocrat Leisure, Ltd., International Game Technology, Alliance Gaming Corporation and WMS Gaming Inc., that may choose to enter the market for mobile gaming devices. In addition, we may in the future face potential competition from new entrants into the gaming device market, such as Cantor Fitzgerald LP, a large financial services company that already offers wireless sports betting in the United Kingdom, and at least two other gaming technology companies, Chimera Technology Corp. and Diamond I, Inc. Finally, traditional casino operators, most of whom are much larger than us, may attempt to enter the emerging mobile gaming market. Some of our competitors and potential competitors have significant advantages over us, including greater name recognition, longer operating histories, pre-existing relationships with current or potential customers, proprietary technology, significantly greater financial, marketing and other resources and more readily available access to capital that could allow them to respond more quickly to new or changing opportunities.
      Other providers of electronic bingo products have in the past reduced, and may in the future continue to reduce, the prices of their products to gaming establishments in order to win those gaming establishments as customers and to gain market share. To the extent that competitive pressures force us to reduce our prices or provide other incentives to establish or maintain relationships with gaming establishments, our business and operating results could be adversely affected.
If our wireless gaming terminals do not achieve and maintain widespread acceptance by gaming establishments and casino game players as a means to play traditional casino games, our business operations will not grow as anticipated.
      Our current business depends on the preferences of gaming establishment players that play bingo games, and our growth strategy depends on the preferences of gaming establishment players that play traditional casino games, such as poker, keno and slots. The tastes and preferences of players of bingo and traditional casino games are known to change over time. If the bingo games or traditional casino games that we enable gaming establishment players to play using our wireless gaming terminals do not appeal to players to the degree anticipated, our mobile gaming platforms will not be fully utilized and our business will suffer.
      The success of our growth strategy will depend to a large extent on broad market acceptance of our wireless gaming terminals among casinos and their players who play traditional casino games. The only market acceptance that our wireless gaming terminals currently enjoy is as a means to play bingo games electronically. Even if we are successful in deploying mobile gaming platforms that enable casino players to play traditional casino games, gaming establishments and their players may still not use our wireless gaming terminals for a number of reasons, including preference for live dealers, preference to play casino games in a traditional environment using traditional equipment, mistrust of technology and perceived lack of reliability. We believe that the acceptance of our wireless gaming terminals by gaming establishments and their players will depend on our ability to demonstrate the economic and other benefits of our products to gaming establishments, casino players becoming comfortable with using our wireless gaming terminals, the attractiveness of the casino games that players can play using our wireless gaming terminals, ease of use, and the reliability of the hardware and software that comprise our mobile gaming platforms.
      Initially, we intend to enter into agreements with our customers under which we will lease our wireless gaming terminals and the associated equipment. If and when market acceptance of our wireless gaming terminals has been established, we may be required to sell wireless gaming terminals to customers rather than lease them. However, if our wireless gaming terminals fail to quickly achieve market acceptance as a means to play traditional casino games, our customers may not renew their leases or may not purchase our mobile gaming platforms, which would have a material adverse effect on our business, financial condition and results of operation.
Any change in our business model from the lease of wireless gaming terminals to the sale of gaming terminals may result in a reduction of our revenues.
      We currently derive substantially all of our revenues by leasing our wireless gaming terminals and associated equipment to our gaming establishment customers. If and when market acceptance of our wireless gaming terminals is established, our gaming establishment customers may prefer to purchase our wireless gaming terminals rather than lease them. If we sell our wireless gaming terminals in the future, we must price them in a manner that reflects the ongoing lease revenues that leasing them generates. If we are unable to sell our wireless gaming terminals for a sales price in excess of the lease revenues that we would otherwise receive, our revenues will decline.
Disrupted operation of our server-based gaming systems caused by the network infrastructure of the casinos in which they are installed would cause dissatisfaction among customers and gaming establishments and may harm our operating results.
      We expect to enter into agreements with customers that operate casinos and bingo halls in more than one location. In such cases, we anticipate that our agreements with such customers will provide that the customer will be responsible for providing, at its expense, a dedicated high-speed computer network connection between our server-based gaming systems in the various locations operated by the customer to a remote central gaming server supporting such systems. Failures or disruptions of a customer’s dedicated high-speed connection that result in the stoppage of play or in reduced performance of our server-based gaming system could disrupt players’ gaming experience, adversely affect the casinos’ or bingo halls’ satisfaction with our gaming devices, delay market acceptance of our mobile gaming platforms and harm our reputation, business, operating results and financial condition. In addition, our customers have to reserve, for our exclusive use, certain radio frequency, or RF, channels of adequate capacity to accommodate reliable and expedient wireless communication between our wireless player terminals and central game file servers.
We expect to spend substantial amounts on research and development, but these efforts may fail or lead to operational problems that could negatively impact our operations.
      In order to compete effectively in an era of technological changes, we must enhance our existing products and develop, introduce and market new products and services. As a result, we expect, as needed, to continue to make a significant investment in product development. Our development of products is dependent on factors such as assessing market trends and demands and obtaining requisite governmental approvals. Although we are pursuing and will continue to pursue product development opportunities, we may fail to develop any new products or services or enhancements to existing products . Even if new products or services are developed, these products or services may not prove to be commercially viable, or we may not be able to obtain the various gaming licenses and approvals necessary to distribute these products or provide these services to our customers. We may experience operational problems with such products after commercial introduction that could delay or defeat the ability of such products to generate revenue or operating profits. Future operational problems could increase our costs, delay our plans or adversely affect our reputation or our sales of other products, which, in turn, could materially adversely affect our success. We cannot predict which of the many possible future products will meet evolving industry standards and casino or player demands.
Changes in technology may make our inventory obsolete and cause significant losses.
      Future technological advances in the gaming equipment market may result in the availability of new products or increase the efficiency of existing products. We may not be able to adapt to such technological changes. If a technology becomes available that is more cost-effective or creates a superior product, we may be unable to access such technology or its use may involve substantial capital expenditures that we may be unable to finance. Existing, proposed or as yet undeveloped technologies may render our technology less viable, less profitable or obsolete. We may not have available the financial and other resources to compete effectively against companies possessing such technologies. If we were to fail to develop our product and service offerings to take advantage of technological developments, we may fall behind our competitors and our business, financial condition, results and prospects could suffer. If technological advances render our current inventory of products obsolete, we may suffer significant losses as a result of anticipated write-downs of our expanded inventory base.

Defects in, and fraudulent manipulation of, our mobile gaming platforms could reduce our revenue, increase our costs, burden our engineering and marketing resources, involve us in litigation and adversely affect our gaming licenses.
      The real and perceived integrity and security of mobile gaming is critical to its ability to attract players. We strive to set exacting standards of system security for the systems that we provide to gaming establishments, and our reputation in this regard is an important factor in our business dealings with our customers and regulators, such as the Nevada Gaming Commission and other governmental agencies. For this reason, an actual or alleged system security defect or failure attributable to us could have a material adverse effect upon our business, financial condition, results and prospects, including our ability to retain existing contracts or obtain new contracts.
      Our success will depend on our ability to avoid, detect and correct software and hardware defects and prevent fraudulent manipulation of our mobile gaming platforms. Although our mobile gaming platforms are subject to rigorous internal testing and will be subject to additional testing by regulators in certain gaming jurisdictions, we may not be able to build and maintain products that are free from defects or manipulations and that satisfy these tests. Although we have taken rigorous steps to prevent defects and manipulations, our mobile gaming platforms could suffer from such defects and manipulation after they are put into operation.
      Although we do not believe it is likely, it is possible that an individual could breach the security systems of a casino or bingo hall, gain access to the central game file server on which our server-based mobile gaming platform operates and fraudulently manipulate its operations. The occurrence of such fraudulent manipulation or of defects or malfunctions could result in financial losses for our customers and, in turn, termination of leases, cancellation of orders, product returns and diversion of our resources. Even if our customers do not suffer financial losses, casinos and bingo halls may replace our mobile gaming platforms if they do not perform according to expectations. Any of these occurrences could also result in the loss of or delay in market acceptance of our server-based gaming platform and loss of licenses, leases and sales.
      In addition, the occurrence of defects in, or fraudulent manipulation of, our mobile gaming platforms may give rise to claims for lost revenue and related litigation by our gaming establishment customers and may subject us to investigation or other disciplinary action by regulatory authorities that could include suspension or revocation of our regulatory approvals.
Improper conduct of our employees could harm our reputation and adversely affect our business operations.
      The real and perceived integrity and security of mobile gaming is critical to its ability to attract players. We strive to set exacting standards of personal integrity for our employees and reliable security for the gaming platforms that we provide to our customers, and our reputation in this regard is an important factor in our business dealings with Nevada Gaming Commission and other governmental agencies. For this reason, any allegation or a finding of improper conduct on our part, or on the part of one or more of our employees, or an actual or alleged security defect with our gaming platform or failure attributable to us, could have a material adverse effect upon our business, financial condition, results and prospects, including our ability to retain existing contracts or obtain new or renewal contracts, or the loss of gaming licenses or other regulatory approvals.
If we are unable to retain our senior employees or attract other key personnel our operations may suffer.
      Our future success depends to a significant degree on the skills, experience and efforts of our key personnel. We depend heavily on the ability and experience of a small number of senior executives who have substantial experience with our operations and the electronic gaming device industry, including Yuri Itkis, our Chief Executive Officer and Chairman; William Jacques, our Chief Financial Officer and Controller; Jack Coronel, our Chief Marketing Officer and Director of

Compliance and Strategic Development; and Boris Itkis, our Chief Technical Officer and Director of Engineering. The loss of any of these senior executives or the failure of any of these senior executives to obtain or maintain the requisite regulatory licenses, permits or determination of suitability would have a material adverse effect on our business.
      Changes in licensed positions must be reported to the Nevada gaming authorities and, in addition to their authority to deny an application for a finding of suitability or licensing, the Nevada gaming authorities may disapprove a change in a corporate position, such as a change in job title or substantive job responsibilities. Any such disapproval would prevent us from redeploying our senior executive talent in new functional roles even if management desires to do so.
      Our future success depends upon our ability to attract, train and retain key marketing personnel and key managers as we further develop our products and as we enter new markets and expand in existing markets. Due to licensing requirements of these personnel that may be imposed by gaming authorities, our pool of potential employees may be more limited than in other industries. Competition for individuals with the skills required is intense, and we may not be successful in recruiting such personnel. In addition, we may not be able to retain such individuals as they may leave our company and go to work for our competitors. If we are unable to attract or retain key personnel, our business, financial condition and operating results could be materially adversely affected.
Our failure to properly manage growth would adversely affect our business operations.
      In order to implement our business strategy, we must effectively manage rapid growth in our manufacturing, sales and customer support operations. This rapid growth will strain our existing management, financial and other resources. To manage any future growth effectively, we will have to expand our management team, integrate new personnel and augment our marketing and production capabilities. To rapidly produce large volumes of wireless gaming terminals, we will have to formulate and implement design, production planning, manufacturing and quality assurance plans that are unlike those we have used in the past. These plans may strain our manufacturing and industrial engineering capabilities and resources. Rapid growth would also require us to improve our financial, accounting and operational systems and controls. Expansion into new geographic areas would further strain our limited operational and marketing resources. If we are unable to effectively manage our growth, we may fail to execute our business strategy and our operations and financial results may be adversely affected.
If we fail to remedy certain significant deficiencies in our internal controls cited by our independent auditors, our business may suffer.
      In connection with the audit of our 2004 financial statements, we received a letter from our independent auditors advising that they consider us to have reportable conditions that are considered to be significant deficiencies in our internal controls. The letter from our independent auditors noted a lack of segregation of duties within the cash receipts and bank reconciliation areas. Because this lack of segregation may permit fraudulent activities to go undetected, our independent auditors have recommended procedures to segregate certain duties and improve the system of checks and balances. We have implemented these procedures; see the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Internal Control Deficiencies” at page 34 for a detailed discussion of the deficiencies and our remediation efforts. We cannot be certain that these procedures will eliminate or detect all fraudulent activity and we may not be able to maintain adequate internal controls. Any failure in the future to maintain adequate internal controls may also require us to make certain public disclosures under the Sarbanes-Oxley Act that may negatively impact the trading price of our stock.

Our patents and proprietary rights may not be enforceable or provide significant competitive advantage, which could negatively impact our operations.
      Our success depends upon protecting our intellectual property rights. We have four United States patents relating to our products and corresponding patents in certain foreign countries. Of the four patents, one expires in 2006, two expire in 2010 and one expires in 2012. The patents that we own now or in the future may not provide us with significant competitive advantages or may be impaired by challenges to the validity or enforceability of such patents. For example, in the past the validity of one of our patents has been repeatedly challenged, and is currently being challenged in court along with another patent we recently obtained. Others may independently develop similar or more advanced technologies or products or design around aspects of our technology that may be patented.
      It is possible that third parties may copy or otherwise obtain and use our information and proprietary technology without our authorization or otherwise infringe on our intellectual property rights. We may have to rely on litigation to enforce our intellectual property rights and contractual rights. For example, we are pursuing a patent infringement action against Planet Bingo, LLC and Melange Computer Services, Inc. to discontinue what we believe to be their infringement of the rights arising under two of our patents. The defendants have counterclaimed that our patents are invalid and that our operations infringe one or more of their patents. If these counterclaims are successful, our patents may be invalidated or limited in scope or we may be forced to modify or discontinue our operations or pay substantial damages. If litigation that we initiate is unsuccessful, including the litigation described above, we may not be able to protect the value of our intellectual property and our business could be adversely affected. See “Intellectual Property” and “Competition.”
      We have patent applications that are currently pending before the United States Patent and Trademark Office. These patent applications may not result in any patents being issued. If these patent applications do not become issued patents, our competitors would not be prevented from using these inventions described in the applications.
      In addition, we may face claims of infringement that could interfere with our ability to use technology or other intellectual property rights that are material to our business operations. If a claim of infringement against us is successful, we may be required to pay royalties to use technology or other intellectual property rights that we had been using or we may be required to enter into a license agreement and pay license fees, or we may be required to stop using the technology or other intellectual property rights that we had been using. We may be unable to obtain necessary licenses from third parties at a reasonable cost or within a reasonable time. Any litigation of this type, whether successful or unsuccessful, could result in substantial costs to us and diversions of our resources.
      In addition, we may not be able to deter current and former employees, consultants, and other parties from breaching confidentiality agreements with us and misappropriating proprietary information from us. If we are unable to adequately protect our intellectual property, it could have a material adverse effect on the value of our intellectual property, our reputation, our business and our operating results.
We may not be able to obtain additional financing if required, which could harm our operations and ability to generate revenue.
      Although initially we intend to lease our server-based gaming platforms to customers under operating leases, in the future, we may sell customers our platforms or hardware components, or both. Until such time as we are able to sell such hardware components to our customers, our ability to lease our gaming platforms to customers on a large scale may require us to obtain additional financing necessary for the manufacture of such hardware components and expansion of our inventory. The net proceeds that we receive from the sale of the shares of common stock in this offering together with revenue that we generate from operations may not be sufficient to fund the planned expansion of our inventory.
      If we are unable to generate sufficient revenue or if our working capital and manufacturing capacity is not capable of keeping up with demand, we will need to seek additional equity or debt financing to provide the capital required to maintain or expand our production capabilities. We may not be able to obtain needed additional equity or debt financing on terms that are favorable to us, or at all. If we are able to obtain such financing, existing stockholders may suffer dilution and the equity or debt securities issued to raise such financing may have rights, preferences and privileges senior to those of existing stockholders. If we require, but are unable to obtain, sufficient additional financing in the future we may be unable to implement our business plan, respond to changing business or economic conditions, withstand adverse operating results and compete effectively. More importantly, if we are unable to raise further financing when required, our continued operations may have to be scaled down or even ceased and our ability to generate revenues would be materially impaired.
Our inability to lease suitable facilities may harm, delay or prevent our operations.
      The long term lease for our Las Vegas, Nevada facility, which is our only facility, expires in December 2010. This facility provides us with a convenient central location from which to service our customers. We may not be able to extend the lease on its current terms or, if required, locate new adequate manufacturing facilities on commercially reasonable terms or at all. See “Business Facilities.”
Risks Relating to Our Industry
A decline in the popularity of gaming could reduce the demand for our products.
      We provide mobile gaming platforms to gaming establishments to enable players to play bingo in several jurisdictions, including Nevada, and traditional casino games on cruise lines. When legally permitted, we intend to provide mobile gaming platforms to enable players to play traditional casino games using our wireless player terminals in Nevada. As a result, our business depends on consumer demand for the games that we enable. Gaming is a discretionary leisure activity, and participation in discretionary leisure activities has in the past, and may in the future, decline during economic downturns because consumers have less disposable income. Therefore, during periods of economic contraction, our revenue may decrease while some of our costs remain fixed, resulting in decreased earnings. Gaming activity may also decline based on changes in consumer confidence related to general economic conditions or outlook, fears of war, future acts of terrorism, or other factors. A reduction in tourism could also result in a decline in gaming activity. Finally, a legislature or regulatory authority may prohibit all or some gaming activities all together in its jurisdiction. A decline in gaming activity as a result of these or any other factors would have a material adverse effect on our business and operating results.
      Changes in consumer preferences could also harm our business. Gaming competes with other leisure activities as a form of consumer entertainment, and may lose popularity as new leisure activities arise or as other leisure activities become more popular. In addition, gaming in traditional gaming establishments competes with Internet-based gaming for gaming players, and we do not serve the Internet gaming market. The popularity and acceptance of gaming is also influenced by the prevailing social mores, and changes in social mores could result in reduced acceptance of gaming as a leisure activity. To the extent that the popularity of gaming in traditional gaming establishments declines as a result of either of these factors, the demand for our gaming platforms may decline and our business may be adversely affected.

Expansion of the gaming industry faces opposition that could limit our access to some markets and impair our growth.
      We expect a substantial portion of our future growth to result from the general expansion of the gaming industry. The expansion of gaming activities in new markets can be very controversial and may depend heavily on the support of national, local and tribal governments. Changes in government leadership, failure to obtain requisite voter support in referenda, failure of legislators to enact enabling legislation and limitations on the volume of gaming activity that is permitted in particular jurisdictions may prevent us from expanding our operations into new markets. A failure by the gaming industry to expand at the rate that we expect could have a material adverse effect on our business, growth rates, financial condition and operating results.
      Gaming opponents continue to persist in efforts to curtail the expansion of legalized gaming. Unfavorable public referendums, anti-gaming legislation or unfavorable legislation affecting or directed at manufacturers or operators of gaming products may materially and adversely impair our business and growth prospects. Gaming opponents may be successful in preventing the legalization of mobile gaming in jurisdictions where mobile gaming may be presently prohibited or in limiting the expansion of mobile gaming where it is currently permitted, in either case to the detriment of our business, financial condition, results and prospects.
Future acts of terrorism, as well as other factors affecting discretionary consumer spending and air travel, may impact our industry and may harm our operating results.
      Future terrorist attacks similar to those of September 11, 2001, may have a significant impact on the travel and tourism industries upon which the gaming industry, and we in turn, depend. In general, our Nevada-based gaming establishment customers are adversely affected by disruptions in air travel, regardless of cause. Although, our gaming establishment customers in markets outside of Nevada, which are not as dependent on air travel, may not experience as much business disruption, the potential for future terrorist attacks, the national and international responses to terrorist attacks and other acts of war or hostility have created many economic and political uncertainties that could adversely affect our business and results of operations. Future acts of terror in the United States or an outbreak of hostilities involving the United States may reduce players’ willingness to travel, with the result that our operations will suffer. The amounts that our customers pay to us are based on usage of our devices. Accordingly, reduced usage results in reduced payments to us. Although the revenue we generate from our gaming devices may decline as a result of reductions in air travel or consumer spending, our contracts do not generally provide our customers with the right to terminate their contracts with us as a result of reductions in air travel or consumer spending.
We operate our business in regions subject to natural disasters and other severe catastrophic events, including hurricanes. We have suffered casualty losses as a result of Hurricane Katrina, and any disruption to our business resulting from Hurricane Katrina will adversely affect our revenue and results of operations.
      The strength and profitability of our business depends on player demand for our products at gaming establishments. The impact of natural disasters, the outbreak of infectious diseases and other factors affecting discretionary consumer spending could negatively affect gaming activity and consequently, the demand for and use of our products at affected gaming establishments. Disruptions of gaming establishment operations, as a result of natural disasters and other catastrophic events beyond our control, would also reduce the number of gaming establishments that offer our products. Accordingly, we anticipate that our revenue and results of operations in Louisiana will decline for the remainder of 2005 and in 2006 as a result of Hurricane Katrina. For the three months ended September 30, 2005, we had a decrease in revenues from operations in Louisiana of approximately $132,000 as compared to the three months ended June 30, 2005. Although we cannot predict the extent of any such decline, any interruption to our business resulting from Hurricane Katrina, or other natural disaster, will adversely affect our revenue and results of operations. The condition of our products leased in Louisiana is unknown at this time and any losses may not be covered by insurance. However, these products consist of only 2% of our leased products and any loss should not have a material effect on our operations.
      We operate our business primarily through gaming platforms, including wireless and stationary player terminals, cashier-based POS terminals and self-service POS kiosks, used by players at gaming establishments and bingo halls. Accordingly, a substantial portion of our physical assets are in locations beyond our direct control, including areas of Louisiana that sustained major damage as a result of Hurricane Katrina. Although we are still assessing the extent of the losses, we will suffer a loss of equipment as a result of Hurricane Katrina. Our insurance may not be adequate to recover our losses from Hurricane Katrina or any other natural disaster. More generally, our business may also be adversely affected by any damage to or loss of equipment that we install at gaming establishments resulting from theft, vandalism, terrorism, flood, fire or any other natural disaster. The amounts that our customers pay to us are based on usage of our devices. Accordingly, reduced usage results in reduced payments to us. Although the revenue we generate from our gaming devices may decline as a result of a natural disaster, our contracts do not generally provide our customers with the right to terminate their contracts with us as a result of a natural disaster.
Risks Relating to this Offering
Our stock price will fluctuate after this offering which could result in the loss of all or a significant part of your investment.
      The initial public offering price for the shares of our common stock may not be indicative of prices that will prevail in the open market following this offering. Once trading in our common stock commences, the market price for our common stock will vary from the initial public offering price. You may be unable to resell your shares at or above the offering price and this could result in substantial losses. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including those described above under “Risks Related to Our Business,” “Risks Related to Our Industry” and the following:

•	our failure to maintain our current customers;

•	decreases in prices for our products paid by gaming establishments as a result of competition;

•	increases in costs or expenses we must incur to manufacture or operate our products;

•	actual or anticipated fluctuations in our or our competitors’ revenues, operating results or growth rates;

•	our inability to adequately protect or enforce our intellectual property rights;

•	any adverse results of litigation initiated by us or by others against us;

•	our inability to make payments on indebtedness as they become due;

•	the loss of a significant supplier or the failure of a significant supplier to provide needed goods or services;

•	our inability to introduce successful, new products in a timely manner or the introduction of new products by our competitors that reduce the demand for our products;

•	our failure to successfully enter new markets or the failure of new markets to develop in the time and manner that we anticipate;

•	announcements by our competitors of significant new contracts or contract renewals or of new products;

•	changes in general economic conditions, financial markets, the gaming industry or the gaming device industry;

•	the trading volume of our common stock;

•	sales of common stock or other actions by our current officers, directors and stockholders;

•	acquisitions, strategic alliances or joint ventures involving us or our competitors;

•	future sales of our common stock or other securities;

•	the failure of securities analysts to cover our common stock after this offering or changes in financial estimates or recommendations by analysts;

•	our failure to meet the revenue, net income or earnings per share estimates of securities analysts or investors;

•	additions or departures of key personnel;

•	terrorist acts; or

•	natural disasters.
      In addition, the stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular businesses. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance.
      Securities class action litigation is often brought against a company following a decline in the market price of its securities. The risk is especially acute for us because companies such as ours have experienced significant share price volatility in the past. As a result, we may in the future be a target of similar litigation. Securities litigation could result in substantial defense costs and may divert management’s attention and resources, and could seriously harm our business and negatively impact our stock price.
No market currently exists for our common stock and an active trading market may not develop for our common stock, which may make it difficult for you to sell your stock.
      Prior to this offering, there has been no public market for our common stock. An active trading market for our common stock may not develop or be sustained following this offering. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. Trading of a relatively small volume of our common shares may have a greater impact on the trading price for our shares than would be the case if our public float were larger. An inactive market may also impair our ability to raise capital by selling shares and may impair our ability to acquire other businesses, products or technologies by using our shares as consideration.
Shares of our common stock are relatively illiquid, which may cause the trading price to be affected by trades of a relatively small number of shares.
      Immediately prior to this offering, we will have 8,350,000 shares of common stock outstanding, and will have 10,943,001 shares of common stock outstanding after this offering, assuming the underwriter does not exercise its over-allotment option. As a result of our relatively small public float, our common shares may be less liquid than the common shares of companies with broader public ownership. Among other things, trading of a relatively small volume of our common shares may have a greater impact on the trading price for our shares than would be the case if our public float were larger.

Future sales of our common stock may cause the market price of our common stock to drop significantly, even if our business is doing well.
      The market price of our common stock could decline as a result of sales of additional shares of our common stock by us or our stockholders after this offering, or the perception that these sales could occur. Upon the completion of this offering, there will be 10,943,001 shares of our common stock outstanding. The shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, so long as these shares are held by persons that are not affiliated with us.
      Each of our officers, directors and stockholders has entered into the lock-up agreements described in “Plan of Distribution.” WR Hambrecht + Co, in its sole discretion, may release all or some portion of the shares subject to the lock-up agreements without notice at any time or from time to time after the date of this prospectus, prior to the expiration of the 180-day minimum period provided for in the lock-ups. WR Hambrecht + Co has no pre-established conditions to waiving the terms of the lock-up agreements, and any decision by it to waive those conditions would depend on a number of factors, which may include market conditions, the performance of our common stock in the market and our financial condition at that time. The 8,350,000 outstanding shares of common stock held by our current stockholders will be eligible for resale under Rule 144 under the Securities Act, subject in some cases to volume and other limitations, upon the expiration of or release from the 180-day minimum period provided for in the lock-up agreements. The additional shares to be issued to our officers, directors and service provider will be eligible for resale under Rule 144 upon such shares being held for one year or the earlier registration of such shares, subject to the expiration of or release from the 180-day minimum period provided for in the lock-up agreements. For a further description of the eligibility of shares for sale into the public market following this offering, see “Shares Eligible for Future Sale.” In the future, we will also issue additional shares or options to purchase additional shares to our employees, directors and consultants, in connection with corporate alliances or acquisitions, and in follow-on offerings to raise additional capital. Based on all of these factors, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales could reduce the market price of our common stock. In addition, future sales of our common stock by our stockholders could make it more difficult for us to sell additional shares of our common stock or other securities in the future.
Because of his significant stock ownership, Yuri Itkis will be able to exert substantial control over us and our significant corporate decisions, which may harm the market price of the stock or prevent trading entirely.
      Upon completion of this offering, Yuri Itkis and members of his family will, in the aggregate, beneficially own approximately 76% of our outstanding common stock, or approximately 74% if the underwriter’s over-allotment option is exercised in full. As a result of his stock ownership, Yuri Itkis will have the ability to determine the outcome of all matters submitted to our stockholders for approval, including any merger, consolidation or sale of all or substantially all of our assets. In addition, Yuri Itkis will have the ability to control the management and affairs of our company, including the election or removal of our directors. This concentration of ownership may harm the market price of our common stock by, among other things:

•	delaying, deferring or preventing a change in control of our company;

•	impeding a merger, consolidation, takeover or other business combination involving our company;

•	causing us to enter into transactions or agreements that are not in the best interests of all stockholders; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

If Yuri Itkis elects directors who do not satisfy independence requirements of Nasdaq, we would lose our Nasdaq listing and our stock may not trade.
Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways that may not yield a return.
      We cannot specify with certainty how we will use the net proceeds of this offering or our existing cash balance. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our operating results or increase our market value. Until the net proceeds are used, they may be placed in investments that may lose value or do not produce income.
Being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified directors.
      As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the rules and regulations of the Nasdaq National Market. The requirements of these rules and regulations will increase our accounting, legal and financial compliance costs, make some activities more difficult, time-consuming or costly and may place significant strain on our personnel, systems and resources. The Exchange Act will require, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act will require, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, significant resources and management oversight will be required. As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on our business, financial condition and operating results.
      Under the Sarbanes-Oxley Act and the rules and regulations of the Nasdaq National Market, we will also be required to establish an independent board of directors and an independent audit committee. Failure to establish either an independent board of directors or an independent audit committee within the timelines prescribed by the Nasdaq National Market may result in the delisting of our common stock, which may result in there being no public market for shares of our common stock. We also expect that these rules and regulations will make it more difficult and more expensive for us to maintain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to maintain coverage. If we are unable to maintain adequate director and officer insurance, our ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent for purposes of the rules and regulations of the Sarbanes-Oxley Act and the Nasdaq National Market, will be significantly curtailed.
As a new investor, you will experience immediate and substantial dilution in the net tangible book value of your shares.
      The offering price of our common stock in this offering is considerably more than the net tangible book value per share of our outstanding common stock. Investors purchasing shares of common stock in this offering will pay a price per share that substantially exceeds the value of our assets after subtracting liabilities, and will incur substantial dilution in pro forma net tangible book value per share of $8.74 at an assumed offering price of $12.00 per share, the midpoint of the range set forth on the cover of this prospectus. See “Dilution.”

We do not intend to pay dividends on our common stock in the foreseeable future, which makes capital appreciation of your stock the only foreseeable source of gain.
      Although we have paid dividends in the past, we do not anticipate paying any cash dividends after this offering. We intend to retain all available funds to support our operations and to finance the growth and development of our business. As a result, capital appreciation, if any, of our common stock will be your sole source of potential gain for the foreseeable future. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, future prospects, and other factors as the board of directors may deem relevant.
Revocation of the approval of the Nevada gaming authorities for this offering would delay or prevent this offering.
      We are regulated by the Nevada Gaming Commission and the Nevada Gaming Control Board, collectively the Nevada gaming authorities, and are currently licensed as a gaming equipment manufacturer and distributor and operator of inter-casino linked systems in Nevada. On August 19, 2005, we applied with the Nevada Gaming Commission to be a registered company, as described in “Business — Government Regulation,” and for an exemption from certain prohibitions in the Nevada Gaming Control Act that prohibit a gaming licensee from being a registered company. We also applied for an exemption from the mandatory licensing requirement imposed upon the beneficial holders of the voting securities of a registered company. Our applications to be a registered company and receive these exemptions were recommended for approval by the Nevada Gaming Control Board on December 7, 2005 and were approved by the Nevada Gaming Commission on December 22, 2005. However, the Nevada gaming authorities retain authority to revoke the approval of our applications. While we believe this event to be unlikely, any such action would delay or preclude the closing of this offering.
      Even though we are registered by the Nevada Gaming Commission and regardless of the number of shares held, any beneficial holder of our voting securities may be required to file an application, be investigated, and have that person’s suitability as a beneficial holder of our voting securities determined if the Nevada Gaming Commission has reason to believe that the ownership would otherwise be inconsistent with the declared policies of the State of Nevada.
Beneficial holders of our securities will be subject to regulation by the Nevada gaming authorities, which may result in required applications for license, findings of suitability and mandatory redemption of the shares.
      Because we are a registered company, the Nevada Gaming Control Act requires any person who acquires five percent or more of any class of our voting securities to report the acquisition to the Nevada Gaming Commission. The Nevada Gaming Control Act requires any person who acquires 10 percent or more of our voting securities to apply to the Nevada Gaming Commission for a finding of suitability within 30 days after the Chairman of the Nevada Gaming Control Board mails the written notice requiring the filing. If such person fails to or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada gaming authorities, or if such person refuses or fails to pay the investigative costs incurred by the Nevada gaming authorities in connection with such person’s application, the person may be found unsuitable. The same restrictions apply to the owner of record if the owner of record, after request, fails to identify the beneficial owner. Any person found unsuitable and who holds any voting security may be guilty of a criminal offense. We will be subject to disciplinary action if, after we receive notice that a person is unsuitable to hold an equity interest or to have any other relationship with us, we:

•	pay that person any dividend upon any voting securities;

•	allow that person to exercise, directly or indirectly, any voting right relating to us held by the person;

•	pay remuneration in any form to that person for services rendered or otherwise; or

•	fail to pursue all lawful efforts to require the unsuitable person to relinquish such person’s voting securities including, if necessary, the immediate purchase of the voting securities for cash at fair market value.
      Our Amended and Restated Articles of Incorporation provide that persons who acquire five percent or more of the beneficial ownership of our outstanding capital stock notify us and consent to any background investigation or other requirements imposed by any gaming authority. Our Amended and Restated Articles of Incorporation also provide for mandatory redemption of their shares if the beneficial owner fails to comply with any applicable gaming law requirements. See “Description of Capital Stock — Right of Redemption” at page 73 for a discussion of these redemption rights.
Failure to obtain required approval from the Nevada gaming authorities for future capital raising could impair our ability to raise additional capital.
      As a registered company, we may be required to obtain the prior approval of the Nevada gaming authorities to raise additional capital. Any failure to obtain, or any delay in obtaining, such approval would prevent or delay our ability to raise additional capital in the future. Any impairment to our ability to raise additional capital in the future may prevent us from executing our growth strategy, taking advantage of business opportunities or continuing our operations.
Certain Nevada statutes have potential anti-takeover effects that could delay or prevent a change in control of our company and depress the price of our common stock.
      Following completion of this offering, we may become subject to Nevada statutes regulating business combinations, takeovers and control share acquisitions, which may also hinder or delay a change in control of our company. In addition, under Nevada law, any change of control of our company must also be approved by the Nevada gaming authorities. Other jurisdictions may have similar requirements. These statutes could limit the price that investors might be willing to pay in the future for shares of our common stock and may limit our stockholders’ ability to receive a premium on their shares by discouraging takeovers and tender offer bids, even if such events could be viewed as beneficial by our stockholders.
Risks Relating to the Auction Process
Potential investors may not be able to sell our shares for a profit shortly after our common stock begins trading.
      Prior to this offering, there has been no public market for our common stock. We will determine the initial public offering price for the shares sold in this offering primarily through an auction conducted by us and the underwriter. We believe the auction process will reveal a clearing price for the shares of our common stock offered in this offering. The clearing price is the highest price at which all of the shares offered, including the shares subject to the underwriters’ over-allotment option, may be sold to potential investors. Although we and the underwriter may elect to set the initial public offering price below the auction clearing price, the public offering price may be at or near the clearing price. If there is little to no demand for our shares at or above the initial public offering price once trading begins, the price of our shares could decline following this offering. You may not be able to resell your shares at or above the initial public offering price. If your objective is to make a short-term profit by selling the shares you purchase in this offering shortly after trading begins, you should not submit a bid in the auction.

Some bids made at or above the initial public offering price may be rejected, resulting in the bidder not receiving an allocation of shares in this offering.
      The underwriter may require that bidders confirm their bids before the auction for this offering closes. If a bidder is requested to confirm a bid and fails to do so within a required timeframe, that bid will be rejected and will not receive an allocation of shares even if the bid is at or above the initial public offering price. In addition, we, in consultation with the underwriter, may determine, in our sole and absolute discretion, that some bids that are at or above the initial public offering price are manipulative and disruptive to the bidding process or are not creditworthy, in which case such bids may be reduced or rejected. For example, in previous transactions for other issuers in which the auction process was used, the underwriter has rejected or reduced bids when the underwriter, in its sole discretion, deemed the bids not creditworthy or had reason to question the bidder’s intent or means to fund its bid. In the absence of other information, an underwriter or participating dealer may assess a bidder’s creditworthiness based on the bidder’s history with the underwriter or participating dealer. The underwriter has also reduced or rejected bids that it deemed, in its sole discretion, to be potentially manipulative or disruptive or because the bidder had a history of alleged securities law violations. In addition, we may reject bids from persons that we believe may be unsuitable under applicable gaming regulations. Eligibility standards and suitability requirements of participating dealers may vary. As a result of these varying requirements, a bidder may have its bid rejected by a participating dealer while another bidder’s identical bid is accepted by that dealer or another dealer.
Potential investors may have to purchase all of the shares for which they bid.
      If our initial public offering price is at or near the clearing price for the shares offered in this offering, the number of shares represented by successful bids may equal or nearly equal the number of shares offered by this prospectus. Successful bidders may therefore be allocated all or nearly all of the shares that they bid for in the auction. Therefore, we caution investors against submitting a bid that does not accurately represent the number of shares of our common stock that they are willing and prepared to purchase.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus, including the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industry in which we operate, management’s beliefs and management’s assumptions. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance or achievements. You should read carefully the factors described in the section titled “Risk Factors” of this prospectus, among other things, for a description of risks that could cause actual results to differ from these forward-looking statements.
      If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement you read in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategies and liquidity. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, we assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.
NOTICE TO INVESTORS
      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

USE OF PROCEEDS
      The net proceeds from the sale of the 2,500,000 shares of common stock that we are selling in this offering are expected to be approximately $27,550,000, based on an assumed initial public offering price of $12.00 per share, which is the midpoint of the range on the cover of this prospectus (or approximately $31,847,500 if the underwriter’s over-allotment option is exercised in full), after deducting underwriting discounts and estimated offering expenses payable by us.
      We intend to use the net proceeds to us from this offering to execute our growth strategy, expand our inventory by building additional wireless and stationary player terminals and for other general corporate and working capital purposes. We have not determined the amounts we plan to spend on any of these uses or the timing of these expenditures. We do not have more specific plans for any net proceeds to us from this offering. The amounts we actually expend will vary significantly, depending on a number of factors including future revenue growth, if any, and the amount of cash that we generate from operations. As a result, we will retain broad discretion in the use of net proceeds of this offering. We may seek to acquire, invest in or establish joint ventures with respect to businesses, products, services or technologies that complement or expand our existing business, and we may use a portion of any net proceeds for acquisitions, investments or joint ventures. We do not, however, have any present arrangements, understanding or agreements with respect to and we are not currently engaged in any negotiations in furtherance of any such acquisitions, investments or joint ventures. Pending use of the net proceeds of this offering, we intend to invest any net proceeds to us in short-term, interest-bearing, investment-grade securities or cash.
      The other purposes of this offering are to enhance our ability to acquire other businesses, to create a public market for our common stock, to facilitate our future access to public equity markets, to provide liquidity for our existing stockholders, to improve the effectiveness of our stock option plans in attracting and retaining key employees, to increase the visibility of our company in a marketplace in which several of our competitors are publicly-held companies, and to provide our customers greater assurances as to our long-term viability, which is enhanced by being subject to the financial reporting and disclosure obligations of a public company.
DIVIDEND POLICY
      Following this offering, we do not intend to pay any dividends on our common stock, in the foreseeable future. We currently intend to retain our future earnings, if any, to finance our business and for general corporate purposes. Our Board of Directors has the authority to declare and pay dividends on our common stock, in its discretion, as long as there are funds legally available to do so. The terms of any future debt or credit facility may preclude us from paying dividends on our common stock.
      During 2003, 2004 and the nine month period ended September 30, 2005, we paid dividends to holders of our common stock on a quarterly basis. The dividends paid in 2003 were approximately $525,000. The dividends paid in 2004 were $120,000. The dividends paid for the nine month period ended September 30, 2005 were $120,000. On November 7, 2005 we paid a dividend in the aggregate amount of $2,250,000 to persons who were our stockholders on September 30, 2005.

CAPITALIZATION
      The following table sets forth our capitalization as of September 30, 2005:

•	on an actual basis; after giving effect to:

—	a stock split of 83,500-for-1 effective October 21, 2005;

—	an increase in the number of authorized shares of our common stock to 150,000,000 shares; and

—	a restatement of the Company’s Articles of Incorporation to set the par value of our common stock to $.001 per share.

•	on a pro forma as adjusted basis to reflect:

—	the sale of 2,500,000 shares by us in this offering at an assumed initial public offering price of $12.00 per share, the midpoint of the range on the front cover of this prospectus, less the underwriting discounts and commissions and estimated offering expenses paid by us;

—	the payment on November 7, 2005 of a dividend in the aggregate amount of $2,250,000 to persons who were our stockholders on September 30, 2005;

—	the issuance of an aggregate of 5,500 shares of common stock pursuant to our 2005 Stock Incentive Plan for Independent Directors to our independent directors;

—	the issuance of an aggregate of 45,834 shares of common stock pursuant to our 2005 Stock Incentive Plan to Messrs. Coronel and Jacques; and

—	the issuance of 41,667 shares to Spiegel Partners, LLC. See “Certain Relationships and Related Transactions.”
      This table should be read in conjunction with the financial statements and their notes and “Management Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	As of September 30, 2005

		Pro Forma
	Actual	As Adjusted

	(Unaudited)
Notes payable(1)	$678,602	$678,602

Common stock, (FortuNet, Inc., $.001 par value, 150,000,000 shares authorized, 8,350,000 shares issued and outstanding after stock split; 10,943,001 shares issued and outstanding pro forma	8,350	10,943
Additional paid-in capital	4,702,039	33,365,458
Retained earnings(2)	6,651,832	4,401,832
Deferred compensation paid in common stock(3)	—	(1,116,012)

Total stockholders’ equity	11,362,221	36,662,221

Total capitalization	$12,040,823	$37,340,823

(1)	Represents long-term debt obligation incurred in the course of becoming the 100% owner of Millennium. This obligation will become a short-term obligation as of November 2005.
(2)	Reflects the payment on November 7, 2005 of a dividend in the aggregate amount of $2,250,000 to those persons who were stockholders as of September 30, 2005.
(3)	Reflects stock to be issued to Spiegel Partners, LLC, Messrs. Coronel and Jacques and our independent directors, for services.

DILUTION
      Purchasers of shares of our common stock in this offering will experience an immediate and substantial dilution in the net tangible book value of the common stock from the issuance price. The net tangible book value of the Company as of September 30, 2005 was $10,415,238, or approximately $1.25 per share of our common stock. Net book value per share is equal to the amount of total tangible assets less total liabilities and divided by the number of issued and outstanding shares of our common stock after giving effect to the 83,500 shares for 1 share stock split.
      After giving effect to the sale of 2,500,000 shares of common stock in this offering and the receipt and application of the estimated net proceeds of $27,550,000 from this sale (at an estimated price of $12.00 per share, the midpoint of the range, and after deducting underwriter’s fees and related fees to certain other parties, and other estimated offering expenses), the issuance of an aggregate of 93,001 shares to our independent directors, Messrs. Coronel and Jacques and Spiegel Partners, LLC, and the payment of a dividend on November 7, 2005 in the aggregate amount of $2,250,000 to persons who were our stockholders on September 30, 2005, our pro forma net tangible book value as of September 30, 2005 would have been $35,715,238 or approximately $3.26 per share. This represents an immediate increase in pro forma net book value of $2.01 per share to the current stockholders and an immediate dilution of $8.74 per share to investors in this offering.
      The following table illustrates this per share dilution:

Assumed offering price(1)		$12.00
Net tangible book value per share as of September 30, 2005 before this offering	$1.25

Increase per share attributable to investors in this offering	$2.01

Pro forma net book tangible value per share after this offering		$3.26

Dilution per share to investors in this offering		$8.74

(1)	Before deduction of underwriter discounts, commissions and related fees to certain other parties, fees and other estimated expenses of the offering to be paid by us.
      The following table sets forth on a pro forma basis as of September 30, 2005, the difference between the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by the current stockholders and the price to be paid by investors in this offering at the assumed initial offering price of $12.00, the midpoint of the range, assuming all offering proceeds are allocated to the common stock, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares purchased		Total consideration
					Average price
	Number	Percent	Amount	Percent	per share

Current stockholders(1)	8,443,001	77.1%	$981,351	3.2%	$0.12
Investors in this offering	2,500,000	22.9%	30,000,000	96.8%	12.00

Total	10,943,001	100.0%	$30,981,351	100.0%	$2.83

(1)	Includes an aggregate of 93,001 shares to be issued to our independent directors, Messrs. Coronel and Jacques and to Spiegel Partners, LLC. See “Certain Relationships and Related Transactions.”

      If the underwriter exercises its over-allotment option in full, there will be an increase in as adjusted net tangible book value to $40,012,738, or $3.66 per share to existing stockholders and an immediate dilution in as adjusted net tangible book value of $8.34 to new investors.
      If the underwriter exercises its over-allotment option in full, our existing stockholders will own 74% and our new investors will own 26% of the total number of shares of our common stock outstanding after this offering.

SELECTED FINANCIAL DATA
      The selected historical financial data shown below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Combined and Consolidated Financial Statements and related notes included elsewhere in this prospectus. We have derived our Combined and Consolidated Income Statements for the years ended December 31, 2002, 2003 and 2004 and Combined and Consolidated Balance Sheet Data as of December 31, 2003 and 2004 from our audited Combined and Consolidated Financial Statements included elsewhere in this prospectus. The selected financial data for as of December 31, 2000, 2001 and 2002 and for the years ended December 31, 2000 and 2001 is based upon our unaudited financial statements not included in this prospectus. The selected financial data for the nine months ended September 30, 2004 and 2005 is based upon our unaudited financial statements included in this prospectus. In the opinion of management, this interim information reflects all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of our financial position and results of operations for such periods. Historical results do not necessarily indicate the results you should expect for future periods.

						Nine Months Ended
	Year Ended December 31,					September 30,

	2000	2001	2002	2003	2004	2004	2005

						(Unaudited)
Combined and Consolidated Statements of Operations Data:
Rental revenue	$5,482,140	$7,976,204	$11,340,029	$14,287,365	$14,343,520	$10,899,143	$10,981,312
Cost of revenue	1,188,109	3,104,968	1,585,996	2,172,777	2,228,545	1,664,773	1,782,030

Gross profit	4,294,031	4,871,236	9,754,033	12,114,588	12,114,975	9,234,370	9,199,282
Operating expenses:
General and administrative	1,337,735	1,176,560	3,008,060	3,772,933	4,042,257	3,116,467	2,621,428
Sales and marketing	1,295,335	1,139,251	2,912,675	3,936,187	3,930,135	2,871,885	3,242,038
Research and development	127,166	111,654	285,462	484,921	367,821	243,941	697,862

Total operating expenses	2,760,236	2,427,465	6,206,197	8,194,041	8,340,213	6,232,293	6,561,328

Income from operations	1,533,795	2,443,771	3,547,836	3,920,547	3,774,762	3,002,077	2,637,954
Interest expense	(27,110)	—	(127)	(8,444)	(64,178)	(51,177)	(30,457)
Other income	—	865,100	159,448	1,452	15,376	11,147	65,208

Income before income taxes and minority interest	1,506,685	3,308,871	3,707,157	3,913,555	3,725,960	2,962,047	2,672,705
Provision for income taxes	—	—	950,899	1,335,126	1,383,789	1,098,924	988,901

Income before minority interest	1,506,685	3,308,871	2,756,258	2,578,429	2,342,171	1,863,123	1,683,804
Minority interest	449,513	543,794	356,848	341,480	—	—	—

Net income	$1,057,172	$2,765,077	$2,399,410	$2,236,949	$2,342,171	$1,863,123	$1,683,804

Net income per share	$0.13	$0.33	$0.29	$0.27	$0.28	$0.22	$0.20

Shares used in the calculation of net income per share	8,350,000	8,350,000	8,350,000	8,350,000	8,350,000	8,350,000	8,350,000

						As of
	As of December 31,					September 30, 2005

	2000	2001	2002	2003	2004	Actual	Pro forma

						(Unaudited)
Combined and Consolidated Balance Sheet Data:
Current assets	$1,966,000	$2,307,000	$3,230,000	$4,218,526	$4,827,415	$6,702,679	$4,452,679
Property and equipment, net of accumulated depreciation	2,493,000	2,898,000	3,187,000	3,892,307	5,202,847	4,857,177	4,857,177
Total assets	4,470,000	5,214,000	6,636,000	9,746,790	11,195,100	12,986,626	10,736,626
Current liabilities	1,291,000	773,000	1,144,000	1,106,100	890,189	1,525,027	1,525,027
Long term liabilities	—	—	135,000	1,094,444	536,494	99,378	99,378
Stockholders’ equity	3,179,000	4,441,000	5,357,000	7,546,246	9,768,417	11,362,221	9,112,221

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
      The following discussion should be read in conjunction with our Consolidated Financial Statements and related notes included elsewhere in this prospectus. It contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in or implied by these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the heading “Risk Factors.”
Company Overview
      We are an established and profitable manufacturer of multi-game and multi-player server-based gaming platforms. Our gaming platforms include networks of both wireless and stationary player terminals, cashier-based point-of-sale terminals, self-service point-of-sale kiosks and game file servers that conduct and control bingo games. Our gaming platforms have been adapted to conduct traditional casino games, such as keno, poker and slots, in addition to bingo.
      We believe that our field-proven mobile gaming platform will be readily adaptable to the regulations expected to be promulgated under the Nevada Mobile Gaming Law that permits the use of mobile gaming devices for gaming in public areas of casinos. Our gaming platforms currently enable patrons to play bingo using either our wireless or our stationary player terminals. Our gaming platforms currently enable patrons to play traditional casino games using our stationary player terminals. We have deployed our wireless player terminals that enable patrons to play traditional casino games on a limited basis on cruise lines. Upon the adoption of final regulations under the Nevada Mobile Gaming Law, approval of our wireless gaming devices by the Nevada gaming authorities and our obtaining any required licenses or other regulatory approvals, patrons will be able to play traditional casino games using our wireless player terminals in Nevada. A draft of gaming regulations corresponding to the new law was published on October 4, 2005 and public workshops regarding the regulations were held on October 25 and November 22, 2005. We anticipate that final regulations will be promulgated in 2006.
      Since our inception, we have been a technology innovator in the gaming equipment industry. We helped to define the core concepts of modern gaming technologies including server-based networks, concurrent multi-gaming, cashless gaming, downloadable gaming and notably, mobile gaming. We continue to focus on research and development and have recently introduced our fourth generation wireless player terminal for our gaming platform that enables patrons to play bingo and has been adapted to conduct traditional casino games in casino public areas.
      We currently generate revenue by placing electronic bingo systems in bingo halls under contracts based on (1) a fixed fee per use per session; (2) a fixed weekly fee per terminal; or (3) a percentage of the revenue generated by each terminal. Revenue growth is affected by player acceptance of electronic bingo as an addition or an alternative to paper bingo in our existing establishments, our ability to expand operations into new markets and our ability to increase our market share. Our stationary bingo player terminals generate greater revenue per player terminal than our wireless bingo player terminals, but also require a greater initial capital investment.
      We typically install our electronic bingo systems at no charge to our customers and we capitalize all direct costs. We record depreciation of bingo equipment over a five-year estimated useful life using the straight-line method of depreciation.
      We anticipate that at some point we will begin selling our gaming platforms for use in conducting traditional casino games, instead of entering into lease contracts as we do now. At that time, our revenue will include product revenue from sales of equipment, in addition to our leasing revenue. At such time, our product revenue will be determined by the then current price for our products and our unit-volume sales.

      We envision that if we develop product revenue sales, we will also see a recurring revenue component develop for both software upgrades and maintenance of the software components of our sold products.
      Our expenses currently consist of:
      (a) cost of revenue, depreciation of bingo terminals and other capitalized equipment under lease to customers, maintenance, repair and refurbishment of bingo terminals and related support equipment, and cost of shipping. Installation costs and initial shipment expenses associated with new customer lease contracts are expensed as cost of revenue in the period in which the equipment is deployed. Expenses related to maintenance, repair and refurbishment of our existing equipment that has been deployed at customer locations are expensed as cost of revenue in the period in which the maintenance, repair or refurbishment is performed. These expenses are incurred to, among other things, maintain our existing equipment in working order, provide our customers with updated equipment, fix software bugs, if any, provide new functionality and minimize the number of different installation configurations that we must support. We are not obligated to perform maintenance, repair or refurbishment under the terms of our rental agreements with our customers, but do so in order to improve the quality and reliability of our products;
      (b) general and administrative, consisting of activities associated with management of our company and related support, which includes all payroll and benefits other than payroll in connection with research and development activities, amortization of our noncompetition agreements, travel, professional fees, facility expenses and bad debt expense reserves;
      (c) sales and marketing, consisting primarily of commissions paid to distributors for promoting and supporting our products and related marketing costs; and
      (d) research and development, internal research and development activities geared to the further development of our gaming platform, including labor and hardware and software testing, prototyping and development.
      We envision that the development of our product revenue will require us to record cost of revenue that include materials, labor, and direct and indirect manufacturing costs and associated warranty costs.
      Millennium, our wholly owned subsidiary, distributes our bingo products in selected territories in the United States. All of our other operations, including the operation and maintenance of our bingo products and the exclusive distribution of our bingo products in Nevada, Texas and Washington, are conducted by FortuNet. Prior to November 2003, Yuri Itkis held approximately 72% of the voting control over Millennium. In November 2003 Millennium purchased its outstanding shares held by stockholders other than Yuri Itkis. In January 2004, we became the 100% owner of Millennium through Yuri Itkis’ contribution to us of the remaining outstanding shares. This enabled us to consolidate our worldwide distribution rights and enabled significant expense reduction in our overall distribution and operational costs. As part of this consolidation of our distribution channel, we undertook a review of Millennium’s receivables, and determined that certain receivables were delinquent or uncollectible based on our policies. As a result, we wrote off $212,011 of receivables and restructured accounts in the amount of $116,000 in 2004. In addition, we dropped a substantial number of former Millennium customers over the course of 2004 and in the first quarter of 2005 because they did not meet our payment policies. We also lost customers that were dissatisfied with the customer service previously provided by Millennium during this same time period. During 2004, these former Millennium customers represented $1,287,704 of our revenue.
      In the nine months ended September 30, 2005, we incurred $200,821 in legal expenses primarily due to ongoing patent infringement litigation against defendants Planet Bingo, LLC and Melange Computer Services, Inc. This compares with $179,346 in comparable legal expenses for the full year fiscal 2004. We expect similar levels of ongoing legal expenses related to this litigation.

Application of Critical Accounting Policies and Estimates
      Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the reporting date and reported amounts of revenue and expenses during the reporting period. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, bad debts, bingo unit depreciation, and litigation. We base our estimates and judgments on historical experience and on various other factors that are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
      We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.
Revenue Recognition
      Revenue is currently recognized for bingo terminals placed in bingo halls under lease contracts based on (1) a fixed weekly fee per terminal available for bingo (even though our contracts are generally on a month to month basis); (2) a fixed fee per usage per bingo session; or (3) a percentage of the revenue generated by each terminal for bingo sessions played. We do not enter into any financing leases or sales type contracts with our customers. Our platform provides reports of daily usage for billing and reporting purposes for the latter two types of contracts. We bill on a weekly and monthly basis for these revenues and recognize the revenue for the period the units are used or prorate for weekly fees. Existing revenue recognition is a key component of our results of operations, and determines the timing of certain expenses, such as commissions, which are reported in the same period when related revenues are recognized. We recognize revenue in accordance with accounting principles generally accepted in the United States when all of the following factors exist: (a) evidence of an arrangement with the customer; (b) installation of our gaming platform; (c) a fixed or determinable fee; and (d) collectibility is reasonably assured. We exercise judgment in assessing the credit worthiness of our customers and therefore in our determination of whether collectibility is reasonably assured. Should changes in conditions cause us to determine these criteria are not met for future transactions, revenue recognized for future reporting periods could be adversely affected.
Allowance for Doubtful Accounts
      We estimate the possible losses resulting from non-payment of outstanding accounts receivable. We perform ongoing evaluations of our customers and distributors for credit worthiness, economic trends, changes in our customer payment terms, and historical collection experience when evaluating the adequacy of our allowance for doubtful accounts. We also reserve a percentage of our accounts receivable based on aging category. In determining these percentages, we review historical write-offs of our receivables, payment trends, and other available information. While such estimates have been within our expectations and the provisions established, a change in financial condition of specific customers or in overall trends experienced may result in future adjustments of our estimates of recoverability of our receivables.
Depreciation
      The declining balance method of depreciation is used for furniture and fixtures, machinery and equipment and vehicles with a useful life of five to seven years. This method was selected because the productive usefulness of those assets decline at a rate more rapid than straight line. Leasehold improvements are depreciated over the life of the lease. Our rental assets are depreciated over five years using the straight line method. The straight line method is used because we believe this method most accurately matches the costs with the revenues over the useful life of the product. We annually assess whether there is a possible impairment of the assets and equipment and to date have concluded that no impairments exist.
Software Development Cost Policy
      We have not, to date, capitalized any software development costs. If and when software development cost is to be capitalized, we will record these costs in accordance with the Statement of Financial Accounting Standards No. 86 “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.”
Internal Control Deficiencies
      In connection with the audit of our 2004 financial statements, we received a letter from our independent auditors advising that they consider us to have reportable conditions that are considered to be significant deficiencies in our internal controls.
      The letter from our independent auditors noted a lack of segregation of duties within the cash receipts area that could impair our ability to obtain control over amounts received at the time of receipt. Our auditors advised that separating the closely related functions in our cash receipts system so that duties involving receipts are handled by more than one person would result in greater internal control. We have addressed this deficiency by assigning to different employees the duties associated with opening and logging all mail containing receipts, depositing receipts in our bank account, and comparing bank deposit slips to a list of all receipts to ensure that all receipts were deposited.
      Our independent auditors also noted a lack of segregation of duties within the bank reconciliation area that provided an ineffective system of cash control because it permits the possibility of fraudulent activities. Our auditors advised that segregating duties would improve the system of checks and balances necessary for strong cash control. We have addressed this deficiency by assigning to employees that are not involved in cash receipt and disbursement activities the duties associated with reviewing bank reconciliations for any unusual items and documenting their approval.
      We believe that the remedial actions we have fully implemented cure the deficiencies reported by our auditors.
Legal Contingencies
      We are currently involved in various legal claims and legal proceedings. We have not accrued any liability for estimated losses related to legal contingencies at this time. In management’s opinion, these matters are not expected to have a significant effect on the Company’s financial position or results of operations. Periodically, we review the status of each significant matter and assess our potential financial exposure. If the potential loss from any claim or legal proceeding is considered probable and the amount can be estimated, we accrue a liability for the estimated loss. Significant judgment is required in both the determination of probability and the determination as to whether an exposure can be reasonably estimated. Because of uncertainties related to these matters, accruals are based only on the best information available at the time. As additional information becomes available, we reassess the potential liability related to our pending claims and litigation and may revise our estimates. Such revisions in the estimates of the potential liabilities could have a material impact on our consolidated results of operations and financial position.

Results of Operations
      The following tables set forth our statement of operations data and operations data as a percent of revenue for each of the periods indicated.
FORTUNET, INC.
CONSOLIDATED INCOME STATEMENT

				Nine Months
	Year Ended			Ended
	December 31,			September 30,

	2002	2003	2004	2004	2005

Revenue	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenue	14.0%	15.2%	15.5%	15.3%	16.2%

Gross profit	86.0%	84.8%	84.5%	84.7%	83.8%
Operating expenses:
General and administrative	26.5%	26.4%	28.2%	28.6%	23.9%
Sales and marketing	25.7%	27.6%	27.4%	26.3%	29.5%
Research and development	2.5%	3.4%	2.6%	2.2%	6.4%

Total operating expenses	54.7%	57.4%	58.2%	57.1%	59.8%

Income from operations	31.3%	27.4%	26.3%	27.6%	24.0%
Interest expense	0.0%	(0.0)%	(0.4)%	(0.5)%	(0.3)%
Other income	1.4%	0.0%	0.1%	0.1%	0.6%

Income before income taxes and minority interest	32.7%	27.4%	26.0%	27.2%	24.3%
Provision for income taxes	8.4%	9.3%	9.7%	10.1%	9.0%

Income before minority interest	24.3%	18.1%	16.3%	17.1%	15.3%
Minority interest	3.1%	2.4%	0.0%	0.0%	0.0%

Net income	21.2%	15.7%	16.3%	17.1%	15.3%
Nine Months Ended September 30, 2005 and September 30, 2004
      Rental revenue. Rental revenue was $10,981,312 in the nine months ended September 30, 2005, compared to $10,899,143 in the nine months ended September 30, 2004, an increase of $82,169, or 0.8%. This modest increase was achieved despite the loss of customers associated with becoming the 100% owner of Millennium that represented $1,083,240 during the nine months ended September 30, 2004. After becoming the 100% owner of Millennium, we reevaluated the customers of Millennium and subsequently ceased doing business with those customers that did not meet our payment policies and lost customers that were dissatisfied with the customer service previously provided by Millennium. Moreover, in connection with our relocation to a new and larger facility at the end of September 2005, we were forced to stop our production line in May 2005 and consequently had to suspend our marketing efforts until we restarted the production line in September 2005. The stoppage of our production line affected our ability to deliver products to our customers during the nine-month period ended September 30, 2005, which resulted in less rental revenue being generated for the period.
      As our customer base changes from period to period through the addition or loss of customers, we experience an increase in rental revenue due to the addition of customers and a decrease in rental revenue due to the loss of customers. Our rental revenue is also affected from period to period as a result of changes in operations at our existing customer locations, which result from numerous factors over which we have little or no control. For the nine months ended September 30, 2005, the net change in our revenue as a result of changes in our customer base was $168,674 and the net change in revenue as a result of changes in operations at our existing customer locations was $(86,505).
      Cost of revenue. Cost of revenue was $1,782,030 in the nine months ended September 30, 2005, compared to $1,664,773 in the nine months ended September 30, 2004, an increase of $117,257, or 7.0%. The increase in cost of revenue was attributable to the deployment of our fourth generation wireless and stationary player terminals into the market in 2004 that resulted in increased distribution costs as well as depreciation during the first nine months of 2005. Specifically, the depreciation cost for the nine months ended September 30, 2005 was $1,403,417 as compared to the lower depreciation cost for the nine months ended September 30, 2004 of only $1,220,282. The increase in the depreciation of deployed products was partially offset by a corresponding reduction in the installation and maintenance expenses from the level of $444,491 for the nine months ended September 30, 2004 to the level of $351,613 for the nine months ended September 30, 2005. This decrease was partially attributable to our increased efficiencies as a result of the integration of our field service teams with the field service teams of Millennium. As a result of this overall increase in costs, our gross margin decreased from 84.7% in the nine months ended September 30, 2004, to 83.8%, in the nine months ended September 30, 2005. In the future we anticipate the depreciation of deployed products to increase or decrease in proportion to the increase or decrease of the aggregate cost basis of the units in the field during a given year.
      General and administrative. General and administrative expenses were $2,621,428, or 23.9% of revenue, in the nine months ended September 30, 2005, compared to $3,116,467, or 28.6% of revenue, in the nine months ended September 30, 2004, a decrease of $495,039, or 15.9%. This decrease was primarily attributable to efficiencies that were achieved through the consolidation of operations and the elimination of duplicative overhead costs that occurred during 2004 as we integrated the operations of Millennium with the operations of FortuNet. We benefited from the lower operational cost during the nine month period ended September 30, 2005. This decrease was also due in part to bad debt expense related to Millennium customers incurred in the nine months ended September 30, 2004 that was not reflected in the same period in 2005. We were able to decrease our general and administrative expenses despite a sharp increase in our litigation expenses related to patent infringement suits we brought against certain competitors. Our litigation expenses increased from $134,510 during the nine months ended September 30, 2004 to $200,821, or 49.3%, in the same period in 2005.
      Sales and marketing. Sales and marketing expenses were $3,242,038, or 29.5% of revenue, in the nine months ended September 30, 2005, compared to $2,871,885, or 26.4% of revenue, in the nine months ended September 30, 2004, an increase of $370,153, or 12.9%. This increase was attributable primarily to the expansion of our distribution channel through the addition of new distributors.
      Research and development. Research and development expenses were $697,862, or 6.4% of revenue, in the nine months ended September 30, 2005, compared to $243,941, or 2.2% of revenue, in the nine months ended September 30, 2004, an increase of $453,921, or 186.1%. The increase in research and development expenses was primarily the result of our increased investment in new development hardware and software development tools and labor cost to enabling us to accelerate development of upgrades to our hardware and software components of our gaming platform.
      Provision for income taxes. An income tax provision of $988,901 with an effective tax rate of 37.0% was recorded in the nine months ended September 30, 2005, compared to $1,098,924 with an effective tax rate of 37.1% in the nine months ended September 30, 2004, a decrease of $110,023, or 10.0%. This decrease was primarily due to a decrease in taxable income.

Years Ended December 31, 2004 and December 31, 2003
      Rental revenue. Rental revenue was $14,343,520 in the year ended December 31, 2004, compared to $14,287,365 in the year ended December 31, 2003, an increase of $56,155, or 0.4%. The modest increase in our rental revenue in 2004 was achieved despite the renegotiation and cancellation of certain customers accounts associated with our becoming the 100% owner of Millennium.
      As our customer base changes from period to period through the addition or loss of customers, we experience a net change in rental revenue through an increase in rental revenue due to the addition of customers and a decrease in rental revenue due to the loss of customers. Our rental revenue is also affected from period to period as a result of changes in operations at our existing customer locations, which result from numerous factors over which we have little or no control. The net change in rental revenue due to changes in our customer base for the year ended December 31, 2004 compared to our customer base for the year ended December 31, 2003 was $(91,830) and the net change in revenue as a result of changes in operations at our existing customer locations was $147,985.
      Cost of revenue. Cost of revenue was $2,228,545 in the year ended December 31, 2004, compared to $2,172,777 in the year ended December 31, 2003, an increase of $55,768 or 2.6%. Depreciation of products deployed into the market during 2004 was $1,662,186 as compared to depreciation of deployed products during 2003 of $1,454,009. The increase in depreciation of deployed products in 2004 as compared to 2003 was attributable to an increase in the number of units in the field and the reduction in installation and upgrade expenses in 2004 as compared to 2003 was attributable to a reduction of the number of additional new systems installed. This increase in depreciation of deployed product was offset by a reduction in installation and maintenance expenses, which were $566,359 during 2004 as compared to $718,768 during 2003. This decrease was partially attributable to our increased efficiencies as a result of the integration of our field service teams with the field service teams of Millennium. As a result, our gross margin decreased only slightly from 84.8% in 2003, to 84.5%, in 2004. In the future we anticipate the depreciation of deployed products to increase or decrease in proportion to the increase or decrease in the aggregate cost basis of the units in the field during a given year.
      General and administrative. General and administrative expenses were $4,042,257, or 28.2% of revenue, in the year ended December 31, 2004, compared to $3,772,933, or 26.4% of revenue, in the year ended December 31, 2003, an increase of $269,324, or 7.1%. The increase in general and administrative expenses was due primarily to approximately $430,000 of increased amortization related to a non-competition agreement associated with our becoming the 100% owner of Millennium. General and administrative expenses also increased in 2004 because of $145,000 of uncollectible customer accounts of Millennium. These increases were offset by a decrease in payroll, employee benefit costs and travel expenses.
      Sales and marketing. Sales and marketing expenses were $3,930,135, or 27.4% of revenue, in the year ended December 31, 2004, compared to $3,936,187, or 27.6% of revenue, in the year ended December 31, 2003, a decrease of $6,052, or 0.2%. Sales and marketing expenses were largely unchanged in 2004 from 2003. Sales and marketing expenses consist primarily of costs of commissions paid to distributors for promoting and supporting our products.
      Research and development. Research and development expenses were $367,821, or 2.6% of revenue, in the year ended December 31, 2004, compared to $484,921, or 3.4% of revenue, in the year ended December 31, 2003, a decrease of $117,100, or 24.1%. The decrease in research and development expenses was due to the major investment in the development of our fourth generation wireless player terminals made in 2003 that allowed us to achieve relative savings in research and development expenses in 2004.

      Provision for income taxes. An income tax provision of $1,383,789 with an effective tax rate of 37.1% was recorded in the year ended December 31, 2004, compared to $1,335,126 with an effective tax rate of 34.1% in the year ended December 31, 2003, an increase of $48,663, or 3.6%. The effective tax rate increase in 2004 was attributable to an increase in state taxes.
Years Ended December 31, 2003 and December 31, 2002
      Rental revenue. Rental revenue was $14,287,365 in the year ended December 31, 2003, compared to $11,340,029 in the year ended December 31, 2002, an increase of $2,947,336, or 26.0%. We attribute this increase in our revenue to the increased market acceptance of our mobile gaming platform following the successful field trials of our products.
      The net change in rental revenue due to changes in our customer base for the year ended December 31, 2003 compared to our customer base for the year ended December 31, 2002 was $407,990 and the net change in revenue as a result of changes in operations at our existing customer locations was $2,539,346.
      Cost of revenue. Cost of revenue was $2,172,777 in the year ended December 31, 2003, compared to $1,585,996 in the year ended December 31, 2002, an increase of $586,781, or 37%. The increase in cost of revenue was attributable primarily to the depreciation of additional wireless and stationary player terminals deployed into the market in 2003. Specifically, the depreciation cost of products deployed into the field in the year ended December 31, 2003 increased to $1,454,009 from the depreciation costs level of only $1,177,742 for the year ended December 31, 2002. In addition, the installation and maintenance expenses during 2003 increased to $718,768 as compared to $408,254 for the year 2002. This increase was attributable primarily to increased equipment deployment in 2003. As a result of the increase in costs, our gross margin decreased from 86.0% in 2002, to 84.8%, for the year ended December 31, 2003.
      General and administrative. General and administrative expenses were $3,772,933, or 26.4% of revenue, in the year ended December 31, 2003, compared to $3,008,060, or 26.5% of revenue, in the year ended December 31, 2002, an increase of $764,873, or 25.4%. This increase was attributable to costs associated with becoming the 100% owner of Millenium, to additional legal and professional fees and due to increases in payroll, benefits and travel expenses.
      Sales and marketing. Sales and marketing expenses were $3,936,187, or 27.6% of revenue, in the year ended December 31, 2003, compared to $2,912,675, or 25.7% of revenue, in the year ended December 31, 2002, an increase of $1,023,512, or 35.1%. This increase was attributable to the increased commissions that generally increase with the growth in revenue.
      Research and development. Research and development expenses were $484,921, or 3.4% of revenue, in the year ended December 31, 2003, compared to $285,462, or 2.5% of revenue, in the year ended December 31, 2002, an increase of $199,459, or 69.9%. During the year 2003, we invested in further development of our wireless gaming platform, in particular, a color screen model of our wireless player terminal.
      Provision for income taxes. An income tax provision of $1,335,126 was recorded in the year ended December 31, 2003, compared to $950,899 in the year ended December 31, 2002, an increase of $384,227, or 40.4%. The increase in income taxes was due to our being taxed as a C-corporation for all of 2003 and for only six months in 2002.
Quarterly Results of Operations
      The following tables set forth the unaudited quarterly statements of operations data and operations data as a percent of revenue for the six quarters ended September 30, 2005. The unaudited quarterly information in the six quarters ended September 30, 2005 has been prepared on substantially the same basis as the audited financial statements included elsewhere in this prospectus and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, except as otherwise indicated, necessary for the fair presentation of the results of operations for such periods. This data should be read in conjunction with the audited financial statements and the related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of our operating results for any future period.

	Quarter Ended

	Mar 31,	Jun 30,	Sep 30,	Dec 31,	Mar 31,	Jun 30,	Sep 30,
	2004	2004	2004	2004	2005	2005	2005

	(unaudited)
Rental revenue	$4,054,031	$3,808,913	$3,036,199	$3,444,377	$3,890,212	$3,581,524	$3,509,576
Cost of revenue	612,825	509,597	542,351	563,772	603,123	615,727	563,180

Gross profit	3,441,206	3,299,316	2,493,848	2,880,605	3,287,089	2,965,797	2,946,396
Operating expenses:
General & administrative	1,013,333	1,297,541	805,593	925,790	963,790	909,286	748,352

Sales and marketing	1,024,282	954,833	892,770	1,058,250	1,139,974	1,030,296	1,071,768

Research & development	78,186	77,598	88,157	123,880	228,649	231,323	237,890

Total operating expenses	2,115,801	2,329,972	1,786,520	2,107,920	2,332,413	2,170,905	2,058,010

Income from operations	1,325,405	969,344	707,328	772,685	954,676	794,892	888,386
Other income	—	5,191	5,956	4,229	26,170	27,044	11,994
Interest expense		(35,311)	(15,866)	(13,001)	(8,551)	(11,322)	(10,584)

Income before income tax	1,325,405	939,224	697,418	763,913	972,295	810,614	889,796
Provision for income taxes	490,400	349,777	258,747	284,865	326,445	305,035	357,421

Net income	$835,005	$589,447	$438,671	$479,048	$645,850	$505,579	$532,375

      The following table sets forth our results of operations as a percentage of rental revenue for the periods shown:

	Quarter Ended

	Mar 31,	Jun 30,	Sep 30,	Dec 31,	Mar 31,	Jun 30,	Sep 30,
	2004	2004	2004	2004	2005	2005	2005

	(unaudited)
Rental revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenue	15.1%	13.4%	17.9%	16.4%	15.5%	17.2%	16.0%

Gross profit	84.9%	86.6%	82.1%	83.6%	84.5%	82.8%	84.0%

General and administrative	25.0%	34.1%	26.5%	26.9%	24.8%	25.4%	21.3%
Sales and marketing	25.3%	25.1%	29.4%	30.7%	29.3%	28.7%	30.5%
Research and development	1.9%	2.0%	2.9%	3.6%	5.9%	6.5%	6.8%

Total operating expenses	52.2%	61.2%	58.8%	61.2%	60.0%	60.6%	58.6%

Income from operations	32.7%	25.4%	23.3%	22.4%	24.5%	22.2%	25.3%
Income before income tax	32.7%	24.7%	23.0%	22.2%	25.0%	22.6%	25.4%
Provision for income taxes	12.1%	9.2%	8.5%	8.3%	8.4%	8.5%	10.2%

Net income	20.6%	15.5%	14.5%	13.9%	16.6%	14.1%	15.2%

      The quarterly results of our operations may differ significantly from quarter to quarter due to a number of factors. Our revenue generally increases when we add a new customer and may decrease in the event that we lose a customer. Further, the addition of player terminals at existing customer locations, which occurs from time to time, increases the number of terminals available for lease and therefore tends to increase our revenue. However, the revenue on a per unit basis is generally less than the per unit revenue prior to the addition of terminals at an existing customer location. While not in direct correlation, our revenue generated from deploying additional terminals generally increases more than our marginal costs associated with deploying additional units at our existing locations. Our quarterly revenues are also affected by changes in operations at our customer locations, which result from numerous factors over which we have little or no control. Although we do not experience significant seasonality in our revenue, catastrophic events, such as Hurricane Katrina, may negatively impact our revenue to a significant degree. Our research and development costs may change significantly from quarter to quarter depending on whether we purchase hardware for testing and development and use programmers for development of software in a specific quarter. Our cost of revenue may change significantly, depending upon the need for repairs and upgrades and depreciation of our leased assets in a specific quarter. Our professional costs, such as the costs associated with this offering may change from quarter to quarter. Our litigation costs may also change significantly depending upon the phase of the litigation process during the specific quarter. A number of other factors may change our results on a quarterly basis.
      Upon becoming a 100% owner of Millennium at the beginning of 2004, we reevaluated Millennium’s customer base with respect to our profitability and the reliability of revenues generated from Millennium’s former customers. As a result of this reevaluation, we discontinued serving a number of Millennium’s former customers. We also lost customers that were dissatisfied with the customer service previously provided by Millennium during this same period. As a result, we saw a decrease in revenue in the first three quarters of 2004 and lost a major former Millennium customer in the first quarter of 2005 that adversely affected revenue in the second and third quarters of 2005.
Liquidity and Capital Resources
      Since inception, we have financed our operations primarily with revenue generated from the leasing of our bingo products. At September 30, 2005, our principal sources of liquidity were cash and cash equivalents of $2,878,909 and accounts receivable net of allowance for doubtful accounts of $1,253,023. Short term cash is expected to be generated through our lease revenue less our operating expenses for a projected income from operations. We anticipate that our leasing revenue, which is our principal source of revenue today, will be sufficient to fund our operating expenses in the short term. Long term cash is expected to be generated from existing operations and also through selling or leasing of our products in new markets. For the past several years, we have maintained a revolving credit facility that provides us with the ability to borrow up to $500,000 at any point in time, although we have not borrowed any amounts under this credit facility since 2003. This credit facility expired in July 2005 and we have applied to renew it for an additional year.
      We expect to incur significant additional expenses in connection with the procurement of equipment and components and the manufacture of additional stationary and wireless player terminals to take advantage of business opportunities created by the Nevada Mobile Gaming Law. We anticipate that these expenses will consume substantially all of our available cash until we have accumulated an inventory that is sufficient to meet the initial demands of these opportunities or until we begin to generate revenue through the sales of stationary or wireless player terminals into Nevada’s emerging mobile gaming market. Except to the extent we become obligated under supply contracts that we enter into to procure equipment and components, our fixed payment commitments are limited to our facilities lease, payments under our engagement letter with Spiegel Partners, LLC and payments under long term debt obligations incurred in connection with becoming the 100% owner of Millennium.

      We believe that our cash flow from operations will be adequate to meet our anticipated future requirements for working capital and capital expenditures for the next 12 months and for the foreseeable future. Although no additional financing other than this offering is currently contemplated, we may seek, if necessary or otherwise advisable, additional financing through bank borrowings or public or private debt or equity financings. Additional financing, if needed, may not be available to us, or, if available, the financing may not be on terms favorable to us. The terms of any financing that we may obtain in the future could impose additional limitations on our operations and/or management structure. Our estimates of our anticipated liquidity needs may not be accurate or new business development opportunities or other unforeseen events may occur, resulting in the need to raise additional funds.

SUMMARY OF COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOW

				Nine Months
	Years Ended December 31,			Ended September 30,

	2002	2003	2004	2004	2005

				(Unaudited)
Net cash provided by operating activities	$3,716,816	$2,499,171	$3,985,934	$2,512,876	$3,158,111
Net cash used in investing activities	(1,623,092)	(2,295,112)	(3,010,750)	(1,743,202)	(1,123,287)
Net cash used in financing activities	(1,752,632)	(641,935)	(735,382)	(545,036)	(535,840)

Net increase (decrease) in cash and cash equivalents	341,092	(437,876)	239,802	224,638	1,498,984
Cash and cash equivalents, beginning	1,236,907	1,577,999	1,140,123	1,140,123	1,379,925

Cash and cash equivalents, ending	$1,577,999	$1,140,123	$1,379,925	$1,364,761	$2,878,909

Operating Activities
      For the nine months ended September 30, 2005, net cash provided by operating activities of $3,158,111 was primarily due to net income of $1,683,804, depreciation and amortization of $1,809,560 and change in operating assets and liabilities that used $335,253. For the nine months ended September 30, 2004, net cash provided by operating activities of $2,512,876 was primarily due to a net income of $1,863,123, depreciation and amortization of $1,579,736 and change in operating assets and liabilities that used $929,983. The increase in net cash provided by operating activities from the nine months ended September 30, 2004 was primarily due to cash flow from leasing activities coupled with the non-cash benefits provided by the depreciation and amortization allowances.
      In 2004, net cash provided by operating activities of $3,985,934 was primarily due to net income of $2,342,171, depreciation and amortization of $2,152,347 and change in operating assets and liabilities that used $508,584. The substantial increase in net cash provided by operating activities from 2003 was primarily due to cash flow from leasing activities coupled with the non-cash benefits provided by the depreciation and amortization allowances.
      In 2003, net cash provided by operating activities of $2,499,171 was primarily due to net income of $2,236,949, depreciation and amortization of $1,518,976, a positive adjustment for minority interest of $341,480 and a change in operating assets and liabilities that used $1,598,234 of cash. The substantial decrease in net cash provided by operating activities from 2002 was primarily due to the significant increase in parts and components in inventory to be used in the manufacturing of our products.
      In 2002, net cash provided by operating activities of $3,716,816 was primarily due to net income of $2,399,410, depreciation and amortization of $1,196,959, a positive adjustment for minority interest of $356,848, and a change in operating assets and liabilities that used $236,401 of cash.
Investing Activities
      For the nine months ended September 30, 2005, $1,123,287 of net cash was used for investing activities, with $919,619 being used to fund the manufacture of additional equipment for lease to our customers and the balance spent on other capital expenditures. For the nine months ended September 30, 2004, $1,743,202 of net cash was used for investing activities, with $1,724,340 being used to fund the manufacture of additional equipment for lease to our customers and the balance spent on other capital expenditures.
      In 2004, $3,010,750 of net cash was used for investing activities, with $2,973,601 being used to fund the manufacture of additional equipment for lease to our customers and the balance spent on other capital expenditures.
      In 2003, $2,295,112 of net cash was used for investing activities, with $2,177,687 being used to fund the manufacture of additional equipment for lease to our customers and the balance spent on other capital expenditures.
      In 2002, $1,623,092 of net cash was used for investing activities, with $1,338,082 being used to fund the manufacture of additional equipment for lease to our customers and the balance spent on other capital expenditures.
Financing Activities
      For the nine months ended September 30, 2005, $535,840 of net cash was used for financing activities, with $415,840 used for payments of a long term debt obligation incurred as a result of our acquiring 100% ownership of Millennium and $120,000 used to pay dividends. On November 7, 2005, we paid a dividend of $2,250,000 to persons who were our stockholders on September 30, 2005.
      For the nine months ended September 30, 2004, $545,036 of net cash was used for financing activities, with $455,036 used for payments of a long term debt obligation incurred as a result of our acquiring 100% ownership of Millennium and $90,000 used to pay dividends.
      For the year 2004, $735,382 of net cash was used for financing activities, with $615,382 used for payments of a long term debt obligation incurred as a result of our acquiring 100% ownership of Millennium and $120,000 used to pay dividends.
      For the year 2003, $641,935 of net cash was used for financing activities, with $117,322 used for payments resulting from us becoming the 100% owner of Millennium and $524,613 used to pay dividends.
      For the year 2002, $1,752,632 of net cash was used for financing activities, all of which were used to pay dividends.
Off-Balance Sheet Arrangements
      As of September 30, 2005, we have no off-balance sheet arrangements as defined in Item 303(a)(4) of the Securities and Exchange Commission’s Regulation S-K.
Contractual Obligations
      The following table describes our commitments to settle contractual obligations in cash as of September 30, 2005:

	Payments Due By Period

	Less Than	1 to 3	3 to 5	More Than
	1 Year	Years	Years	5 Years	Total

Location lease	$36,828	$348,310	$259,154	$—	$644,292
Purchase commitments	2,516,923	—	—	—	2,516,923
Notes payable	579,224	99,378	—	—	678,602

Total	$3,132,975	$447,688	$259,154	$—	$3,839,817

Recent Accounting Pronouncements
      In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure. This statement amends SFAS No. 123, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 and APB Opinion No. 28, Interim Financial Reporting, to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Under the fair value method, compensation costs are measured using an option-pricing model and are amortized over the estimated life of the option.
      In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment (“SFAS No. 123(R)”), which establishes accounting standards for transactions in which an entity exchanges its equity instruments for goods or services. SFAS No. 123(R) also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments. SFAS No. 123(R) replaces existing requirements under SFAS No. 123 and eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25. The provisions for SFAS No. 123(R) are effective for the Company on January 1, 2006. The Company is currently assessing the financial statement impact of adopting SFAS No. 123(R) considering the planned adoption of stock incentive plans prior to the completion of the initial public offering of stock.

BUSINESS
Overview
      We are an established and profitable manufacturer of multi-game and multi-player server-based gaming platforms. Our gaming platforms include networks of both wireless and stationary player terminals, cashier-based POS terminals, self-service POS kiosks and game file servers that conduct and control bingo games. Our gaming platforms have been adapted to conduct traditional casino games, such as keno, poker and slots, in addition to bingo.
      We believe that our field-proven mobile gaming platform will be readily adaptable to the regulations expected to be promulgated under Nevada’s new mobile gaming law, AB 471, or the Nevada Mobile Gaming Law, that permits the use of mobile gaming devices for gaming in public areas of gaming establishments.
      The Nevada Legislature directed the Nevada Gaming Commission to promulgate regulations to implement the recently enacted Nevada Mobile Gaming Law. A draft of the regulations was published on October 4, 2005 and public workshops regarding the regulations were held on October 25 and November 22, 2005. We anticipate that the final regulations will be promulgated in 2006. When the new regulations are promulgated, we plan to submit our mobile gaming platform for review by the Nevada gaming authorities. If we obtain the necessary approvals, we will begin marketing our mobile gaming platform to Nevada gaming establishments starting with casinos with bingo halls where our mobile gaming platforms are already in use. We believe the addition of traditional casino games to our mobile platform will increase these casino operators’ revenues. We expect to subsequently expand our marketing to additional Nevada gaming establishments that are attracted to our gaming platform by the potential of new gaming revenues generated in the auxiliary gaming and peripheral public areas of gaming establishments where casino gaming was previously not available. We expect to subsequently expand our marketing efforts beyond Nevada.
      We currently own and lease to our customers an inventory of third- and fourth-generation wireless and stationary player terminals, marketed under the BingoStar brand name, that are deployed in casinos and bingo halls in 26 jurisdictions in North America, including Nevada casinos operated by three major casino operators. We derive essentially all of our revenue from leasing our gaming platform to our customers. Our contracts are typically based on a fixed fee per use per bingo session, a fixed weekly fee per player terminal or a percentage of the revenue generated by each player terminal.
      We were incorporated in Nevada in 1989. In 1993, we were licensed as a gaming equipment manufacturer and distributor by the Nevada Gaming Commission. In 1994, we received Nevada regulatory approval for our server-based, concurrent multi-gaming, video gaming network, Mega Fortune. In 2003, we were granted an Operator of Inter-Casino Linked Systems, or OILS, license by the Nevada Gaming Commission. The OILS license permits us to operate progressive jackpot linked casino games offered simultaneously at a number of participating casinos. In January 2004, we became the 100% owner of Millennium Games, Inc., or Millennium, which enabled us to consolidate our worldwide distribution rights and to significantly reduce our overall distribution and operational costs. Millennium serves as a distribution channel for our bingo products in Native American, or tribal, jurisdictions as well as other jurisdictions outside of Nevada.
Gaming Industry Overview
      The casino gaming market has experienced rapid growth over the last two decades as gaming has increased in popularity and appeal in the United States and internationally. According to the American Gaming Association, United States total gaming revenue, the amount wagered minus the winnings returned to players, grew to nearly $73 billion in 2003, representing an 7.7% compounded annual growth rate since 1993. Commercial casinos generated approximately $29 billion in annual revenue in 2004, a more than 7% increase over 2003 results. The casino market has also become increasingly competitive as new casinos continue to open in existing gaming markets, and as efforts to legalize gaming create expansion opportunities in new markets.
Increased importance of non-gaming space to casino operators
      We believe that increased competition in the casino market has stimulated casinos to offer their patrons increased non-gaming amenities, such as shopping and dining. During the last 15 years, casino operators in Las Vegas and other markets have responded to increased competition by expanding the floor space devoted to their patron’s non-gaming pursuits. This trend has continued, for example, with the recent opening of the Wynn Las Vegas that includes 76,000 square feet of retail space with 22 food and beverage outlets and a car dealership. In addition, the recently announced 18 million square foot MGM Mirage City Center complex is expected to include a 4,000-room hotel and casino with 500,000 square feet of retail, dining and entertainment space. Also, in Atlantic City in 2004, the Tropicana Casino and Resort opened The Quarter at Tropicana, a retail, dining, entertainment and spa complex that was the largest non-gaming expansion project to date in Atlantic City.
Recent legislative change in Nevada gaming laws
      In July 2005, the Nevada Legislature enacted the Nevada Mobile Gaming Law, which directed the Nevada Gaming Commission to promulgate regulations governing the use of mobile gaming devices for gaming in public areas of casinos equipped with at least 100 slot machines and at least one other game. See “Governmental Regulations.” The Nevada Mobile Gaming Law will allow casinos to offer their patrons wireless portable devices that can play traditional casino games such as keno, poker, and slots, as well as bingo. Mobile gaming will enable the expansion of gaming beyond the casino floor into previously impractical peripheral public areas, such as restaurants, bars, lounges, theaters, nightclubs, shopping areas and pools, and previously underutilized auxiliary gaming areas, such as bingo halls, racing and sports books, poker rooms and keno lounges. We expect that mobile gaming will generate new gaming revenues for casinos. For example, bingo players may play keno and slots between or during bingo sessions and race and sports book patrons may play poker between or during races and games. Consequently, we expect a strong interest from casino operators for our mobile gaming platforms.
The bingo market and the trend towards electronic bingo platforms
      Bingo is one of the oldest and most popular forms of wagering and entertainment. According to the 2005 Casino and Gaming Market Research Handbook published by Terri C. Walker Consulting, Inc., a market research firm, more than 300 million people worldwide and more than more than 70 million people in the United States play bingo on a regular basis.
      Because bingo prize amounts are generally determined before the game begins, regardless of the number of paper and electronic bingo cards sold to players, bingo operators’ profits increase from the sale of additional bingo cards. As a result, we believe that casinos and bingo halls are increasingly attracted to electronic bingo platforms that automatically match the bingo numbers drawn by the bingo caller to the bingo numbers on players’ electronic bingo cards, since the electronic bingo platforms enable bingo players to play more bingo cards in each bingo game. Electronic bingo platforms also allow broad flexibility for operators to select types of bingo games to be offered to their customers, such as the linking of multiple bingo halls in common, high-jackpot bingo games.
Competitive Advantages
      We are an established and profitable company with field-proven products that are popular in gaming establishments throughout the United States, including major gaming establishments in Nevada. Our technological advantages include a flexible multi-game multi-player gaming platform incorporating a secure authenticated wireless communication technology that will be important for success in the emerging mobile gaming market. Our three Nevada non-restricted gaming licenses, prerequisites for manufacturing, distributing and operating gaming devices in Nevada, give us a time advantage over new entrants into the emerging mobile gaming market in Nevada.
Field-proven, player accepted gaming platform with a majority share of the Nevada mobile bingo gaming market.
      Our wireless bingo products are field-proven and well accepted by players nationwide who have played our products for almost a decade. We supply a majority of the mobile bingo gaming equipment in Nevada. We believe that wide acceptance of our mobile gaming platform in Nevada will allow us to succeed in the emerging Nevada mobile gaming market for playing traditional casino games.
Flexible, downloadable gaming platform.
      Our gaming platform will provide casino operators with the flexibility to immediately add traditional casino games to our platform, when approved. By simply changing the software on the game file server, operators can quickly download new games to the wireless player terminals as well as adjust the pay-outs on games. Our multi-game multi-player gaming platform offers the ability to play bingo and many popular traditional casino games such as keno, poker and slots on a single player terminal. In addition, the platform includes small-footprint, self-service POS kiosks that facilitate gaming in underperforming casino areas.
Secure, authenticated wireless communication technology.
      Our gaming platform incorporates internally developed wireless security and authentication hardware and software for communication between our servers and wireless player terminals, which we believe will be critical to meeting the expected mobile gaming regulations. While amassing our customer base, we accumulated real-world experience with the challenges of secure data delivery to and from our wireless player terminals, even in the noisy RF environments characteristic of modern casinos. In addition, our wireless communication technology incorporates perimeter control and surveillance features that automatically shut down any wireless player terminal taken beyond permitted public areas. We believe the combination of the positive experiences of our casino customers and their patrons with our ability to maintain the security and integrity of our mobile gaming platform will be a strong marketing advantage for us as the Nevada mobile gaming market develops.
Three existing non-restricted Nevada gaming licenses that allow us to manufacture, distribute and operate gaming devices.
      Having a non-restricted Nevada gaming license is a prerequisite for distributing gaming products in the state of Nevada. In addition to having such a license, we also have non-restricted Nevada gaming licenses to manufacture and operate gaming devices. These existing licenses allow us to serve Nevada’s existing mobile bingo gaming market and will allow us to serve the broader mobile gaming market when regulations are promulgated. The Nevada Gaming Commission has also granted us an Operator of Inter-Casino Linked Systems, or OILS, license, which permits us to operate multi-site games that link several casinos into a single progressive jackpot. Entrants that hope to serve the mobile gaming market enabled by the Nevada Mobile Gaming Law must have, or obtain, non-restricted gaming licenses to serve the Nevada market. Obtaining such licenses is costly, lengthy and entails rigorous levels of corporate due diligence and in-depth scrutiny of officers and, in some cases, directors of the companies applying for such licenses.

Growth Strategy
      Our business objective is to capitalize upon our competitive advantages in the emerging mobile gaming market, once Nevada regulations define technical standards for mobile gaming in casino public areas. Our primary business strategies are to:
Pre-order critical components necessary for the rapid manufacture of mobile gaming products in anticipation of forthcoming regulations.
      Our established market position should enable us to quickly offer proven products that will be compliant with the new regulations and attractive to gaming establishments. As a result, we hope to capture a sizeable portion of the emerging mobile gaming market in the auxiliary gaming and peripheral public areas of gaming establishments. In order to do so, we plan to place cost-efficient, volume orders for the critical components of our mobile gaming products that typically have long lead times, enabling us to achieve rapid time-to-market for our mobile gaming products.
Initially, deliver traditional casino games on our mobile gaming platform to our existing Nevada casino bingo customer base.
      We are planning to deliver traditional casino games on our mobile gaming platform to our existing customer base, Nevada bingo halls, where we already have a presence and a strong player affinity. We believe that bingo players will embrace the opportunity to play traditional casino games on the same wireless player terminals on which they already play bingo. Since our gaming platform is flexible, and includes the ability to download games, we are planning to gradually introduce a variety of new downloadable games along with the existing traditional casino games.
Market bingo and traditional casino games on our mobile gaming platform for use in auxiliary gaming and peripheral public areas of Nevada casinos.
      We plan to expand our sales by deploying our wireless gaming systems in both the auxiliary gaming and peripheral public areas of gaming establishments. Currently, casino operators derive limited gaming revenues from these areas. We believe casino operators would be interested in generating additional revenue from these auxiliary gaming and peripheral public areas and will be receptive to our mobile gaming platform. Accordingly, we plan to start aggressive marketing of our mobile gaming platform to additional gaming establishments by promoting our products as an efficient means for offering casino games and bingo in these underutilized spaces.
      Currently, very few casinos offer bingo to their patrons because of the high real estate and operational costs associated with having dedicated bingo halls. Our mobile gaming technology enables casinos to offer players a virtual bingo hall without the high cost of maintaining a dedicated bingo hall. Accordingly, we are planning to aggressively market our mobile gaming platform not only as a new revenue generating solution for auxiliary gaming and peripheral public areas of gaming establishments but also as a new marketing tool aimed to attract bingo players to gaming establishments that have not historically offered bingo.
Expand marketing efforts beyond Nevada.
      We believe there are significant business opportunities for mobile gaming products not only in Nevada but also in many other domestic and foreign gaming jurisdictions. Currently, Nevada is the first and the only state to enact legislation authorizing mobile gaming for traditional casino games. However, many gaming jurisdictions tend to follow Nevada’s lead concerning gaming laws and regulations. Assuming that other gaming jurisdictions enact laws, regulations and regulatory licensing requirements like those we anticipate will be enacted in Nevada, that we comply with such regulatory requirements and that we are successful in the emerging Nevada mobile gaming market, we expect that we will be successful in penetrating jurisdictions outside of Nevada. Accordingly, we plan to increase our sales efforts outside of Nevada and to aggressively market our mobile gaming products worldwide.

The FortuNet Gaming Platform
      Our core technology is embodied in the FortuNet gaming platform that we currently lease to casinos and bingo halls throughout North America. Our gaming platform serves as the core foundation on which all of our mobile gaming platforms are based, including our BingoStar electronic bingo gaming platform and our WIN-WIN mobile casino gaming platform. The FortuNet gaming platform includes the following major structural elements:

•	central game file servers that conduct and control the playing of bingo and traditional casino games on our wireless and stationary player terminals;

•	a comprehensive player tracking, accounting, inventory management and reporting software package marketed under our Accounting and Inventory Management System, or AIMS, brand name;

•	a flexible gaming software package that executes on our multi-game, multi-player gaming platform and provides a variety of downloadable traditional casino games;

•	interactive wireless and stationary player terminals that display the outcomes of the games determined by the central game file servers;

•	cashier-operated POS terminals and self-service POS kiosks, issuing money deposit receipts and dispensing payouts; and

•	internally developed hardware and software wireless technology enabling efficient, RF noise-tolerant and reliable bi-directional RF communications between central game file servers and wireless player terminals secured through the use of our downloadable and disposable authentication keys.
BingoStar Electronic Gaming Platform
      Our patented BingoStar platform of integrated, multi-game multi-player wireless and stationary player terminals allows patrons to play over 4,000 bingo cards and the option of concurrently playing entertainment games, such as solitaire. Our BingoStar platform enables many variations of bingo including fast-paced 30-number bingo, 90-number British-style bingo, bonanza bingo, pari mutual bingo, progressive-jackpot bingo, fast-paced Class-II slot-style bingo and multi-site linked bingo. BingoStar enables automatic daubing of players’ electronic bingo cards that facilitates playing of numerous bingo cards in each bingo game, yielding higher revenues for bingo hall operators.
      We have developed several proprietary sets of electronic bingo cards for generic and custom applications, such as bonanza bingo games. No card in our sets duplicates any card in any commercial set of paper bingo cards known to us. In addition, our wireless and stationary player terminals are capable of storing in electronic format complete facsimiles of third-party commercial sets of paper bingo cards. As a result, our player terminals can monitor both paper and electronic bingo cards.
      BingoStar also allows the playing of do-it-yourself bingo cards, akin to a lottery ticket, on the player’s terminal by registering all electronic and paper do-it-yourself cards. The central game file server verifies all do-it-yourself cards and automatically rejects all void and unregistered cards, which results in a high degree of security and integrity for do-it-yourself bingo games. BingoStar will automatically disable a wireless player terminal if a POS cashier voids a player’s bingo cards. This feature prevents an unscrupulous cashier from pocketing the proceeds of the voided bingo cards.
Central Game File Servers
      The central game file server component of the gaming platform is where bingo and traditional casino games are actually conducted. Game outcomes are then displayed on our wireless and stationary player terminals. Our central game file servers are internally developed, PC-compatible computers equipped with non-modifiable and verifiable memory circuitry that complies with Nevada’s gaming device standards. Our central game file servers run on the reliable Linux operating system and facilitate the concurrent playing of multiple types of bingo games along with traditional casino games. In addition, our central game file servers generate all random factors that determine the outcomes of the games played. The central game file servers also generate unique, disposable encryption and authentication keys that are downloaded into the wireless player terminals.
Accounting and Inventory Management System (AIMS)
      Our gaming platform includes a comprehensive accounting and inventory management software package marketed under the brand name AIMS. Our AIMS software is a distributed software package running on our central game file servers and POS terminals. The AIMS software package runs in a mixed Windows-XP and Linux environment and is an assembly of numerous functional modules, each addressing the specific management needs of casinos and bingo halls. For example, AIMS includes a comprehensive player tracking module that analyzes and reports players’ spending and automatically issues electronic coupons that provide players with incentives to play multiple bingo sessions. AIMS also automatically tracks in real time the inventory of bingo packs as they are sold through POS terminals. In addition, AIMS automatically computes all payouts owed to bingo players and accrues progressive prizes, including the reserve accounts for the prizes. Since AIMS includes data exporting and importing modules that are fully compatible and integrated with all commercial casino management packages running on casino mainframes, AIMS delivers full transparency into the operational results of our gaming platform to casino management.
Flexible Gaming Software Package with Download Capabilities
      Our internally developed modular gaming software allows us to rapidly customize our gaming packages to meet the regulatory requirements of specific jurisdictions. The architecture of our software is designed to provide multi-game multi-player functionality and facilitates rapid modifications of existing games as well as the ability to download a variety of traditional casino games to the wireless player terminals. The package is written in the efficient C programming language and is executed in the reliable Linux environment.
Wireless Player Terminals
      Our wireless player terminal is a key component of the FortuNet gaming platform. It reflects many years of research and development in the areas of wireless technology, communication security, software and hardware architecture, and ergonomic user interface design. While available in a variety of models and formats including smaller, monochrome units, the current model of our wireless player terminal is a fourth generation product that incorporates an 8.40 inch color liquid crystal display and measures 9.75 inches long by 2.00 inches wide and is 8.13 inches tall. It is equipped with fast-recharge battery circuitry and sustains continuous operation for at least 12 hours.
      Our wireless player terminal is capable of playing not only bingo but also traditional casino games. When mobile gaming regulations are promulgated and required approvals obtained, our wireless player terminals will allow players to play traditional casino games anywhere within permitted public areas of the casino. By providing a means to play in a comfortable environment, our wireless player terminals may stimulate players to play longer and will, in essence, expand the casino floor to auxiliary gaming and peripheral public areas while simultaneously reducing energy and labor costs.
      We believe that our mobile gaming platform meets all of the stringent standards established by the Nevada Gaming Commission for conventional slot machines. In particular, our internal testing indicates that our wireless player terminal can withstand a 23,000 volt electrostatic discharge, the standard that is required of slot machines. It is also equipped with tamper-evident features that render the unit inoperable following tampering.

Stationary Player Terminals
      Our stationary player terminals are secure PC-compatible computers equipped with high-resolution, 15 inch flat liquid crystal color touchscreens and are available in different formats, such as slant-top, upright, coin-operated and cashless video terminals. These high end terminals allow players to watch and listen to close-circuit television programs in adjustable picture-in-picture windows while playing bingo or traditional casino games. Our stationary player terminals are housed in custom-made metal, slot-machine-like cabinets and also are available in a desktop version. Our stationary player terminals run essentially the same software as our wireless player terminals except for the screen formatting utilities.
Cashier-operated POS terminals and self-service POS kiosks
      Players make all money deposits and receive payouts and refunds at our secure PC-compatible cashier-operated POS terminals or at our self-service POS kiosks. The functions of both POS configurations are nearly identical, as both POS configurations issue bar-coded transaction receipts to the player, register the player’s identification from the player’s card, and register those transactions with the central game file servers. The only difference is that in the case of the cashier-operated terminals, it is the cashier who accepts payments and hands out refunds and prizes, whereas, a kiosk acts much like a bank automated teller machine.
      Both POS configurations have optional features, such as the ability to accept credit cards where permitted by law. The kiosk can be configured to dispense bills, coins or redeemable bar-coded vouchers and can be combined with a charger rack to house wireless player terminals. In jurisdictions other than Nevada, the kiosk also optionally houses the central file server that operates games on the wireless player terminals dispensed from the kiosk. With optional wheels, a mobile kiosk can be transported to different multi-use facilities, such as theaters. The kiosk incorporates a player-operated touchscreen that doubles as an advertising channel when the kiosk is not in use. The kiosk’s internal systems are securely locked and alarmed and are accessible only to authorized personnel who must identify themselves with a magnetic stripe user card and a password entered on the kiosk touchscreen.
      Because self-service kiosks do not require cashiers, they can yield operators significant savings in labor costs. In addition, kiosks shorten the waiting lines, especially in bingo halls, and free more time for the patrons to play casino games.
Internally Developed, Secure and Reliable Wireless Communication Technology
      Our mobile casino gaming platform uses our internally developed, fast-response, secure, bi-directional spread-spectrum RF communication hardware and software for wireless communications. Our communication hardware and software offer reliable and secure data delivery to and from our wireless player terminals, even in the noisy environments characteristic of modern casinos that are saturated with cellular telephones and security radio telephones. We use disposable encryption and authentication keys to prevent hacking of our RF channel.
      Our wireless player terminals are also equipped with a close-proximity, secure, infrared communication channel to download our authentication keys. At the cashier-operated POS terminals and the self-service POS kiosks, we download the wireless player terminal with a file containing many disposable encryption and authentication keys. Each key is used only once to encrypt and authenticate a single gaming transaction performed over the RF channel. For example, each poker hand dealt by the file server to the player terminal is encoded separately with a unique key.
      Our mobile gaming platform can detect and automatically terminate operations on the wireless player terminals when they are taken beyond permitted areas by destroying the encryption and authentication keys. Our wireless player terminals can also be equipped with microphones and speakers or miniature video cameras allowing the casino’s surveillance personnel to communicate with and monitor players to, among other things, prevent under-age gaming.
Manufacturing and Assembly
      A critical component of our strategy is the ability to manufacture our wireless player terminals in high volumes and at a low cost. We develop and own all technical documentation and intellectual property rights to manufacturing tools, such as plastic molding forms and printed circuit board layout masks.
      Once a product is designed and thoroughly tested at our facility, we subcontract the volume production of parts and subassemblies to outside vendors. We subcontract subassembly manufacturing jobs to a number of reputable second-source suppliers. As a result, if demand for our products increases significantly, we can increase our manufacturing capabilities by placing additional orders with multiple manufacturers.
      In addition to subcontracting the manufacturing of our custom subassemblies, we also purchase standard off-the-shelf components, such as video monitors, power supplies and batteries in volume. In order to achieve economies of scale, we carefully research the component markets for the best prices available and often adjust our designs to incorporate cost-efficient components that we can purchase in large volumes.
      Upon receipt of ordered parts and subassemblies, we assemble the finished products at our facility in Las Vegas. We believe that our current facility is adequate for manufacturing sufficient volume of mobile gaming products to satisfy the anticipated demand. Currently, we operate only one work shift. However, we can add up to two extra work shifts at our current facility.
Competition
      We experience intense competition from a number of established suppliers of gaming equipment to the bingo market and the casino market. Many of our competitors have longer operating histories, long-standing relationships with gaming establishments and suppliers, greater name recognition and greater financial, technical and marketing resources than we do. As a result, our competitors may have substantial competitive advantages over us. Additionally, our market has a cautious attitude towards the reliability and security of emerging wireless gaming platforms, creating additional marketing challenges for us. We may not be able to exploit new or emerging technologies, adapt to changes in customer requirements more quickly than our competitors or devote the necessary resources to the marketing of our products and services. See “Risk Factors.”
Bingo Market
      Currently, our primary competitors in our existing electronic bingo market are VKGS, LLC, or Video King, formerly a division of BK Entertainment Corp., and GameTech International, Inc., or GameTech. We believe that we are focused on the high performance segment of the electronic bingo market, while many of our competitors serve the mass market segment where bingo player terminals are less expensive and have fewer features and technological capabilities.
      In addition to Video King and GameTech, a number of other companies compete in the electronic bingo market including Planet Bingo, LLC, and Melange Computer Services, Inc. Many of our bingo market competitors offer stationary and portable bingo player terminals. We are not aware of any competitors offering bi-directional wireless player terminals and only a few of them currently offer any wireless technology. Our competitors’ one-way RF communication technology may limit their ability to offer more advanced versions of bingo or traditional casino games, such as keno, slots and poker on a wireless player terminal.

Emerging Mobile Gaming Market
      The casino markets are highly regulated, have stringent product requirements and high system integrity and security requirements. We would anticipate that these factors will continue to pertain as the Nevada mobile gaming market develops. In the emerging mobile gaming market, we expect to encounter competition from new entrants who seek to meet these market requirements.
      Cantor Fitzgerald LP, a large financial services company that already offers wireless sports betting in the United Kingdom, is expected to aggressively pursue the required Nevada gaming licenses and seek Nevada’s approval for its technology. At least two other gaming technology companies, Chimera Technology Corp. and Diamond I, Inc. have announced their strong interest in the emerging mobile gaming market. Although we expect these and other companies to be attracted to the potentially lucrative Nevada mobile gaming market, we believe it will be difficult for such companies to fully meet the market’s requirements. For instance, obtaining Nevada gaming licenses can be difficult, costly and time consuming. Also it can be difficult to gain market recognition in the very demanding Nevada gaming market. Lastly, some of these companies have indicated that they plan to use off-the-shelf personal digital assistants as their wireless gaming terminals. We question whether such products can achieve regulatory and market acceptance.
      In addition, large gaming equipment manufacturers that dominate the Nevada slot machine market, including Aristocrat Leisure, Ltd., International Game Technology, or IGT, Alliance Gaming Corporation and WMS Gaming Inc., may also attempt to enter the emerging mobile gaming market. These companies are much larger than we are and are well entrenched in the existing gaming market. The United States gaming equipment market has historically been dominated by IGT, currently the largest gaming equipment manufacturer in the world. However, we are not aware of any mobile gaming products being marketed or field tested by these companies.
      Finally, traditional casino operators may attempt to enter the emerging mobile gaming markets themselves. Most of these companies are much larger than we are.
Research and Development
      Since our inception in 1989, we have continuously developed innovative gaming and entertainment products for our customers. We have internally developed all critical aspects of our gaming platform and have outsourced only the volume manufacturing of parts and subassemblies. We design all of our software, including all of our source code and all of our user interfaces and graphic art for our player terminals. We also design all of our hardware, including both electronic and mechanical components, all printed circuit board diagrams and layouts, and all 3D and 2D mechanical drawings for all our plastic and metal parts. We expect to continue to emphasize the research and development aspect of our business. Research and development costs for the years ending December 31, 2002, 2003 and 2004 were $285,462, $484,921 and $367,821 respectively and for nine months ending September 30, 2004 and 2005 were $243,941 and $697,862 respectively.
Customers
      Currently, our customers are bingo hall operators in the commercial casino, tribal casino and charitable bingo markets. As the mobile gaming market develops in Nevada, we anticipate selling our mobile gaming platform products to a broader group of casino operators than our existing bingo hall operators.
      We have a broadly diversified and geographically dispersed customer base. Our largest customer, K&B Sales Incorporated, doing business as Good Time Bingo, represented approximately 31%, 32% and 29% of our revenues in 2002, 2003 and 2004, respectively, and 30% and 28% for the nine-month periods ended September 30, 2004 and 2005, respectively. Sales through Atlantic Bingo Supply, Inc. represented approximately 7%, 8% and 9% of our revenues in 2002, 2003 and 2004, respectively and 9% and 9% for the nine-month periods ended September 30, 2004 and 2005, respectively. Sales to entities affiliated with the Gila River Indian Community represented approximately 2% and 11% of our revenues during 2004 and the nine-month periods ended September 30, 2005, respectively.
Sales, Marketing and Distribution
      Except where we are contractually or statutorily prohibited from doing so, we market our products to customers through direct and indirect channels. Our direct channel consists of our own marketing efforts as well as marketing through Millennium, our wholly-owned subsidiary.
      We also distribute our products to our customers through our indirect channel consisting of a network of authorized distributors, operating in the United States, Canada and the United Kingdom. Our distributor agreements typically have one-year initial terms with successive one-year automatic renewals. Our distributors provide valuable services to our customers, including immediate on-site customer support. During 2004 and the nine month period ended September 2005, sales through our single-largest distributor, K&B Sales Incorporated, doing business as Good Time Bingo, represented approximately 29% and 28% of our revenues, respectively. During 2004 and the nine month period ended September 2005, sales through Atlantic Bingo Supply, Inc., another of our distributors, represented approximately 9% of our revenues. Recently, we entered into exclusive distributorship arrangements for marketing our gaming products in Italy and Australia.
      The profit margins from the distributor facilitated accounts are lower than the profit margins typical for our direct accounts because the latter do not involve any commissions paid to distributors. We are focused on strengthening our house account sales and marketing capability, which we believe will result in a rising proportion of higher margin direct house accounts.
      We generate a significant amount of our revenue from domestic customers. During 2002, 2003 and 2004, our domestic revenues were 97%, 97% and 98%, respectively. During 2002, 2003 and 2004, our international revenues were 3%, 3% and 2%, respectively.
Customer Support
      We provide comprehensive support services to our customers either directly or through our distributors. We also provide 24/7 hotline support to our customers. Although most of the technical problems are typically resolved over the telephone or by replacing failed equipment with spare parts, in critical cases, our field service personnel have to perform on-site maintenance and technical training. The on-site maintenance is provided by us as an accommodation to our customers and is not required by our contracts. We do not provide any performance, fitness of use or similar warranty or guaranty to our customers.
      An important part of customer service is the initial installation and training of customer personnel. From time to time, we also perform customer service at locations directly serviced by our distributors, particularly when a distributor is new or inexperienced. Our personnel, particularly our management team, are composed of experts in the gaming field whose advice is well regarded by our customers. We continually provide our advice to our customers regarding our gaming platforms and compliance with regulatory matters related to our gaming platforms.
      Our BingoStar platform can be easily configured by bingo hall personnel for any desired bingo games, patterns, prizes and sessions, without the involvement of ourselves or the local distributor. Our BingoStar platform allows our technicians to reprogram all stationary and wireless player terminals on-site. Where permitted by law and authorized by our customers, we can also remotely reprogram most of the components of our BingoStar platform utilizing secure communication protocols.
Intellectual Property
      We hold four United States patents and their international equivalents in certain countries. The first patent, which expires in 2006, relates to concurrent gaming networks. Two patents, which expire in 2010, relate to a lottery-type wagering game. The fourth patent, which expires in 2012, relates to a magnetic bingo board. Although we license one of our existing patents on a non-exclusive basis to three licensees, we do not rely on any licensing revenue related to either of these patents. We have also filed additional patent applications that are currently pending in the United States Patent and Trademark Office.
      We are the registered owner of trademarks FortuNet®, Mega Fortune® and BingoStar®, as well as pending trademark applications, including WIN-WIN™ and AIMS™.
      In addition, each of our employees has executed an agreement to maintain the confidentiality of our trade secrets and to assign to us any intellectual property that they conceive of in the scope of and during their employment with us.
Government Regulation
      The gaming industry and the gaming equipment manufacturing industry exist within a stringently controlled regulatory environment and are subject to federal, state, tribal, local and foreign regulation. Companies participating in these industries must hold the required gaming licenses, permits or other approvals in all jurisdictions in which they conduct business. Many jurisdictions also require the licensing or a finding of suitability of officers, directors, major stockholders and key employees, the termination or disassociation with such officer, director, key employee or major stockholder that fails to file an application or to obtain a license or finding of suitability; the submission of detailed financial and operating reports; and the submission of reports of material loans, leases and financings; and the regulatory approval of some commercial transactions, such as the transfer or pledge of equity interests in the company. These regulatory burdens are imposed upon gaming-related suppliers or vendors on an ongoing basis. The regulatory agencies that oversee these jurisdictions not only continually scrutinize license holders, but in some cases also approve the types of products that can be sold by equipment manufacturers and used by operators. The standards for product approval vary from jurisdiction to jurisdiction, although the Nevada standards are generally the most stringent.
      Various aspects of our business are subject to gaming regulation. Depending on the nature of the noncompliance, our failure to comply with these regulations may result in the suspension or revocation of any license or registration at issue, as well as the imposition of civil fines and criminal penalties.
      Our electronic bingo products, including the wireless and stationary units, are subject to stricter scrutiny than traditional paper bingo products. We believe electronic bingo player units are legal in all tribal jurisdictions, United States Armed Forces bases, 27 states, and in a growing number of foreign jurisdictions.
      Electronic bingo in charitable bingo halls is less widely permitted than paper bingo, largely because many states’ laws and regulations were written before electronic bingo technology was available. We believe that electronic bingo is permitted in 27 of the 48 states in the United States in which paper bingo is legal. Favorable changes in this regulatory environment occurred in the recent decade.

Licensing Requirements
      Currently, we are licensed as a gaming equipment manufacturer or distributor in several states and tribal jurisdictions. We intend to seek the necessary licenses, approvals and findings of suitability for our products and our personnel in other jurisdictions where there is an opportunity to market our products. We cannot assure you that we will obtain the necessary licenses, approvals or findings of suitability in a timely fashion or at all. If obtained, we cannot assure that the licenses, approvals or findings of suitability will not be revoked, suspended or conditioned or that we will be able to obtain the necessary approvals for our future products as they are developed. If a license, approval or finding of suitability is required by a regulatory authority and we fail to receive the necessary license, approval or finding of suitability, we may be prohibited from distributing our products for use in the applicable jurisdiction or may be required to distribute our products through other licensed entities at a reduced profit.
Nevada Regulation
The Nevada Mobile Gaming Law
      On June 6, 2005, Nevada enacted the Nevada Mobile Gaming Law. This law enabled the Nevada Gaming Commission, with the advice and assistance of the Nevada Gaming Control Board, to promulgate regulations governing the operation of mobile gaming and the licensing of operators, manufacturers and distributors of mobile gaming equipment and systems in Nevada.
      The Nevada Mobile Gaming Law defines “mobile gaming” as conducting gaming through communication technology and devices that allow a player to transmit information to a computer that assists in placing a bet or wager and corresponding information related to the display of the game and its outcome. “Communications technology” is defined to mean the method and components employed by a gaming establishment to facilitate the transmission and reception of information, including wireless networks, wireless fidelity, wire, cable, radio, microwave, light, optics or computer data networks. Mobile gaming can only be conducted in “public areas” of a gaming establishment that operate at least 100 slot machines and at least one other game. Public areas specifically exclude hotel rooms or living accommodations.
      The legislation did not specify a timeframe for the adoption of these regulations. The Nevada Mobile Gaming Law requires that before the regulations may be adopted, the Nevada Gaming Control Board must determine that mobile gaming systems can be operated in compliance with all applicable laws, are secure and reliable and provide reasonable assurances that players will be of lawful age and that the gaming device will be operated only in approved areas. The Nevada Gaming Commission must also define “mobile gaming systems,” “operator of a mobile gaming system,” “equipment associated with mobile gaming” and “public areas” for purposes of the law. On October 4, 2005, the Nevada Gaming Commission published proposed regulations under the Nevada Mobile Gaming Law and proposed amendments to previously adopted regulations under existing statutes. Public workshops to discuss the proposed regulations and amendments were held on October 25 and November 22, 2005.
      The Nevada Mobile Gaming Law mandated that the revenue of operators and manufacturers of mobile gaming systems will be subject to the same licensing fee provisions to which currently licensed gaming establishments are subject with respect to the operation of other games and gaming devices and that mobile gaming devices will be subject to the same fees and taxes as are slot machines. Based upon the published draft regulations, we anticipate that our current non-restricted gaming licenses will allow us to manufacture and distribute our mobile gaming platforms in Nevada once the regulations are adopted without additional licensing requirements. We anticipate that our mobile gaming platforms for playing traditional casino games will be required to be approved pursuant to the regulations as ultimately adopted before they may be deployed in Nevada casinos.

Policy Concerns of Nevada Gaming Laws
      The laws, regulations and supervisory practices of most gaming authorities are based upon declarations of public policy. In the case of Nevada, these public policy concerns include, among other things:

•	preventing unsavory or unsuitable persons from being directly or indirectly involved with gaming or the manufacture or distribution of gaming devices at any time or in any capacity;

•	establishing and maintaining responsible accounting practices and procedures;

•	maintaining effective controls over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs, and safeguarding assets and revenue, providing reliable record keeping and requiring the filing of periodic reports with the Nevada gaming authorities;

•	preventing cheating and fraudulent practices; and

•	providing a source of state and local revenue based on taxation and licensing fees.
      Changes in these laws, regulations and procedures could have significant negative effects on our operations, financial condition and results of operations.
Securities Registration
      We are required as a condition prior to the closing of this offering to apply to and be registered by the Nevada Gaming Commission as a publicly traded corporation, referred to as a registered company, for the purposes of the Nevada Gaming Control Act and the regulations of the Nevada Gaming Commission. As a gaming licensee, we are also required to apply for and receive an exemption from provisions of the Nevada Gaming Control Act and the regulations of the Nevada Gaming Commission that prohibit gaming licensees from becoming registered companies. Our applications for registration as a registered company and for the exemption were recommended for approval by the Nevada Gaming Control Board on December 7, 2005 and were approved by the Nevada Gaming Commission on December 22, 2005.
      Periodically, we are required to submit detailed financial and operating reports to the Nevada Gaming Commission and furnish any other information the Nevada Gaming Commission may require. In addition, our gaming licenses require the periodic payment of fees and taxes, and are not transferable or assignable.
Individual Licensing Requirements
      The Nevada gaming authorities may investigate any individual who has a material relationship to, or material involvement with, us in order to determine whether the individual is suitable or should be licensed as a business associate of a gaming licensee. Individual licensing is not a prerequisite to become an officer of our company, but the person becoming an officer must apply for individual licensing within 30 days of becoming an officer. Currently, Yuri Itkis and Boris Itkis are licensed. On October 11, 2005, Yuri Itkis and Boris Itkis filed materials with the Nevada gaming authorities to update their licenses. On this same date, Jack B. Coronel and William R. Jacques, Jr. filed applications to obtain individual licenses. The licensing of these individuals is not a prerequisite for our obtaining registration as a registered company as discussed above under Securities Regulation. Licensing is not a prerequisite to become a director of FortuNet and we do not anticipate that any of our independent directors will be required to be licensed as a result of serving as a director. The Nevada gaming authorities may deny any application for any cause they deem reasonable. Granting of an individual license requires a concomitant determination of suitability of the applicant. A finding of suitability and grant of an individual license requires submission of detailed personal and financial information, followed by a thorough investigation. An applicant for licensing or a finding of suitability must pay for all the costs of the investigation, but we have agreed to reimburse those of our employees who seek licenses at our request, including Yuri Itkis, Boris Itkis, Jack B. Coronel and William R. Jacques, Jr. Changes in licensed positions must be reported to the Nevada gaming authorities and, in addition to their authority to deny an application for a finding of suitability or licensing, the Nevada gaming authorities may disapprove a change in a corporate position, such as a change in job title or substantive job responsibilities.
      If the Nevada gaming authorities were to find any of our personnel required to be licensed unsuitable for licensing, we would have to sever all relationships with that person. In addition, the Nevada Gaming Commission may require us to terminate the employment of any person who refuses to file appropriate applications or refuses to pay the required investigative fees. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.
Consequences of Violating Gaming Laws
      If the Nevada Gaming Commission determines we violated the Nevada Gaming Control Act or any of its regulations, it could limit, condition, suspend or revoke our registrations and gaming licenses. In addition, we and the persons involved could be subject to substantial fines for each separate violation of the Nevada Gaming Control Act, or the regulations of the Nevada Gaming Commission, at the discretion of the Nevada Gaming Commission. Limitation, conditioning or suspension of our gaming licenses or related registrations could, and revocation of any gaming license or registration would, have a material adverse effect on our gaming operations.
Requirements for Beneficial Securities Holders
      Unless we are registered as a publicly traded corporation by the Nevada Gaming Commission, no person may become a stockholder of, or receive any percentage of profits from, us without first obtaining the necessary licenses and approvals from the Nevada Gaming Commission. We have also requested and obtained approval from the Nevada Gaming Commission for exemptions available under the Nevada Gaming Control Act that will generally exempt the beneficial holders of our securities from the mandatory licensing requirements. This exemption will apply to current and future beneficial holders of our securities.
      Regardless of the number of shares held, any beneficial holder of our voting securities, may be required to file an application, be investigated, and have that person’s suitability as a beneficial holder of voting securities determined if the Nevada Gaming Commission has reason to believe that the ownership would otherwise be inconsistent with the declared policies of the State of Nevada. An exemption from the licensing requirements does not have the effect of exempting a beneficial owner from a suitability determination if the Nevada Gaming Commission requires such determination. If the beneficial owner of our voting securities who must be found suitable is a corporation, partnership, limited partnership, limited liability company or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant must pay all costs of investigation incurred by the Nevada gaming authorities in conducting any investigation.
      The Nevada Gaming Control Act requires any person who acquires five percent or more of any class of the voting securities of a registered company to report the acquisition to the Nevada Gaming Commission. The Nevada Gaming Control Act requires beneficial owners of 10 percent or more of a registered company’s voting securities to apply to the Nevada Gaming Commission for a finding of suitability within 30 days after the Chairman of the Nevada Gaming Control Board mails the written notice requiring the filing. Under certain circumstances, an “institutional investor,” as defined in the Nevada Gaming Control Act, which acquires 10 percent or more, but not more than 15 percent, of the registered company’s voting securities may apply to the Nevada Gaming Commission for a waiver of the finding of suitability if the institutional investor holds the voting securities for investment purposes only. An application to be considered as an institutional investor is a separate application and the applicant is required to pay the applicable investigative fees.
      An institutional investor will not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of its business as an institutional investor and were not acquired and are not held for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the registered company, a change in the corporate charter, bylaws, management, policies or operations or the registered company or any of its gaming affiliates or any other action that the Nevada Gaming Commission finds to be inconsistent with holding our voting securities for investment purposes only. Activities that are not deemed to be inconsistent with holding voting securities for investment purposes only include:

•	voting on all matters voted on by stockholders or interest holders;

•	making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in management, policies or operations; and

•	other activities the Nevada Gaming Commission may determine to be consistent with the investment intent.
      Other than our Chief Executive Officer and Chairman, Yuri Itkis, and our Chief Technical Officer, Boris Itkis, who have been found suitable by various gaming authorities, none of our officers or directors have been found suitable by any gaming authority. If a gaming authority in any jurisdiction fails to find any of our officers, directors or significant stockholders suitable, we may be prohibited from leasing, licensing or selling our products in that jurisdiction. We are unaware of any facts or circumstances that would categorically prevent a gaming authority from finding any of our officers, directors or significant stockholders suitable.
Consequences of Being Found Unsuitable
      Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Gaming Commission or the Chairman of the Nevada Gaming Control Board, or who refuses or fails to pay the investigative costs incurred by the Nevada gaming authorities in connection with the investigation of its application, may be found unsuitable. The same restrictions apply to an owner of record if the owner of record, after request, fails to identify the beneficial owner. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of any voting security or debt security of a registered company beyond the period of times as may be prescribed by the Nevada Gaming Commission may be guilty of a criminal offense. We will be subject to disciplinary action if, after we receive notice that a person is unsuitable to hold an equity interest in us or to have any other relationship with us, we:

•	pay that person any dividend upon any voting securities;

•	allow that person to exercise, directly or indirectly, any voting right held by that person relating to us;

•	pay remuneration in any form to that person for services rendered or otherwise; or

•	fail to pursue all lawful efforts to require the unsuitable person to relinquish such person’s voting securities including, if necessary, the immediate purchase of the voting securities for cash at fair market value.
      A finding of suitability is generally determined based upon a myriad of facts and circumstances surrounding the entity or individual in question and many gaming authorities have broad discretion in determining whether a particular entity or individual is suitable. We are unaware of any facts or circumstances that would categorically prevent a gaming authority from finding any of our officers, directors or significant stockholders suitable.
Gaming Laws Relating to Securities Ownership
      The Nevada Gaming Commission may, in its discretion, require the holder of any common stock, debt or similar security of a registered company to file applications, be investigated and be found suitable to own the common stock, debt or other security of the registered company if the Nevada Gaming Commission has reason to believe that the ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the Nevada Gaming Commission

determines that a person is unsuitable to own the security, then under the Nevada Gaming Control Act, the registered company may be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Gaming Commission, it:

•	pays to the unsuitable person any dividend, interest, or other distribution;

•	recognizes any voting right by the unsuitable person in connection with the securities;

•	pays the unsuitable person remuneration in any form; or

•	makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.
      We are required to maintain a current stock ledger in Nevada that may be examined by the Nevada gaming authorities at any time. If any securities are held in trust by an agent or by a nominee, the record owner may be required to disclose the identity of the beneficial owner to the Nevada gaming authorities. A failure to make the disclosure may be grounds for finding the record owner unsuitable. We will be required to render maximum assistance in determining the identity of the beneficial owners of our voting securities. The Nevada Gaming Commission has the power to require the stock certificates of any registered company to bear a legend stating that the securities are subject to the Nevada Gaming Control Act. We will request a waiver of this requirement but cannot assure you that our request will be granted.
Approval of Public Offerings
      Once we become a registered company, we may need to obtain the prior approval of the Nevada Gaming Commission in order to make a public offering of our securities.
      ANY APPROVAL THAT WE MIGHT RECEIVE RELATING TO THIS OR FUTURE OFFERINGS DOES NOT CONSTITUTE A FINDING, RECOMMENDATION OR APPROVAL BY THE NEVADA GAMING AUTHORITIES AS TO THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
Approval of Changes in Control
      As a registered company, we must obtain prior approval of the Nevada Gaming Commission with respect to a change in control through:

•	merger;

•	consolidation;

•	stock or asset acquisitions;

•	management or consulting agreements; or

•	any act or conduct by which anyone obtains control of us.
      Entities seeking to acquire control of a registered company must satisfy the Nevada Gaming Control Board and the Nevada Gaming Commission with respect to a variety of stringent standards before assuming control of a registered company. The Nevada Gaming Commission also may require controlling stockholders, officers, directors and other persons who have a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as part of the approval process relating to the transaction.
Approval of Defensive Tactics
      The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licensees, and registered companies that are affiliated with those operations, may be harmful to stable and productive corporate gaming. The Nevada Gaming Commission has established a regulatory scheme to reduce the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to:

•	assure the financial stability of corporate gaming licensees and their affiliates;

•	preserve the beneficial aspects of conducting business in the corporate form; and

•	promote a neutral environment for the orderly governance of corporate affairs.
      Because we are a registered company, approvals may be required from the Nevada Gaming Commission before we can make exceptional repurchases of voting securities above their current market price and before a corporate acquisition opposed by management can be consummated. The Nevada Gaming Control Act also requires prior approval of a plan of recapitalization proposed by a registered company’s board of directors in response to a tender offer made directly to its stockholders for the purpose of acquiring control.
Fees and Taxes
      We pay license fees and taxes computed in various ways depending on the type of gaming or activity involved. These fees and taxes, depending upon their nature, are payable monthly, quarterly or annually and are based upon either a percentage of the gross revenues received or the number of gaming devices operated. Annual fees are also payable to the State of Nevada for renewal of our manufacturers and distributors licenses and our OILS license. Our cost of fees and taxes for the years ending 2002, 2003 and 2004 were $79,575, $77,363 and $97,503 respectively, and for the nine months ending September 30, 2005 were $61,273.
Foreign Gaming Investigations
      Any person who is licensed, required to be licensed, registered, required to be registered, or who is under common control with those persons, collectively, “licensees,” and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Gaming Control Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Gaming Control Board of the licensee’s or registrant’s participation in foreign gaming. We currently comply with this requirement. The revolving fund is subject to increase or decrease at the discretion of the Nevada Gaming Commission. Licensees and registrants are required to comply with the reporting requirements imposed by the Nevada Gaming Control Act. A licensee or registrant is also subject to disciplinary action by the Nevada Gaming Commission if it:

•	knowingly violates any laws of the foreign jurisdiction pertaining to the foreign gaming operation;

•	fails to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations;

•	engages in any activity or enters into any association that is unsuitable because it poses an unreasonable threat to the control of gaming in Nevada, reflects or tends to reflect, discredit or disrepute upon the State of Nevada or gaming in Nevada, or is contrary to the gaming policies of Nevada;

•	engages in activities or enters into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees; or

•	employs, contracts with or associates with a person in the foreign operation who has been denied a license or a finding of suitability in Nevada on the ground of unsuitability.
Federal Registration
      The Federal Gambling Devices Act of 1962, the “Johnson Act,” makes it unlawful for a person to manufacture, transport, or receive gambling machines, gambling devices or components across interstate lines unless that person has first registered with the United States Attorney General. We have complied with the registration requirements of the Johnson Act. Gambling devices must also be identified and we must keep certain records in accordance with the Johnson Act’s requirements. If we violate the Johnson Act, our equipment may be seized or forfeited and we may be subject to other penalties.
Tribal Gaming Regulation
      When contracting with tribal owned or controlled gaming establishments, we become subject to tribal laws and regulations that may differ materially from the non-tribal laws and regulations under which we generally operate. In addition to tribal gaming regulations that may require us to provide disclosures or obtain licenses or permits to conduct our business on tribal lands, we may also become subject to tribal laws that govern our contracts. These tribal governing laws may not provide us with processes, procedures and remedies that enable us to enforce our rights as effectively and advantageously as the processes, procedures and remedies that would be afforded to us under non-tribal laws, or to enforce our rights at all, and may expose us to an increased risk of contract repudiation as compared to that inherent in dealing with non-tribal customers. Many tribal laws permit redress to a tribal adjudicatory body to resolve disputes; however, such redress is largely untested in our experience. We may be precluded from enforcing our rights against a tribal body under the legal doctrine of sovereign immunity.
      Gaming on tribal lands, including the terms and conditions under which gaming equipment can be sold or leased to tribal users, is governed by federal law, tribal-state compacts and tribal gaming regulations. The Indian Gaming Regulatory Act of 1988, “IGRA,” provides the framework for federal and state control over all gaming on tribal lands and is administered by the National Indian Gaming Commission and the Secretary of the United States Department of the Interior. IGRA requires that the tribe and the state enter into a written agreement, a tribal-state compact that governs the terms of certain types of gaming activities. We are not aware of any state in which a tribal-state compact seeks to regulate bingo.
      The regulations and ordinances adopted by tribal authorities vary but generally impose standards and technical requirements on gaming hardware and software, and may impose registration, licensing and background check requirements on gaming equipment suppliers and their officers, directors and stockholders similar to typical requirements imposed by Nevada gaming authorities.
Traditional Casino Game Regulation
      Traditional casino games, such as poker, keno and video slots, are regulated much more stringently than bingo games. The number of jurisdictions in which traditional casino games are currently permitted is relatively small in comparison to the number of jurisdictions in which bingo is permitted. The State of California just entered into compacts with a large number of tribal authorities. The evolution of the regulation of traditional casino games is very difficult to predict, and no assurance can be provided that our planned entrance into the traditional casino game market with mobile gaming platforms will be successful.
Employees
      As of September 30, 2005, we had employed 48 employees, including 20 employees in the manufacturing and service department, 19 employees in the engineering department and 9 employees in the administration and sales department. None of our employees are covered by collective bargaining agreements. We consider our employee relations to be good.
Facilities
      Our current facility, located in Las Vegas, Nevada, is an approximately 22,000 square foot facility utilized for our administrative office, product showroom and research and development and manufacturing functions. The lease for this facility expires in December, 2010. We believe our existing facility is adequate through the existing lease term and that additional suitable space will be available in the future at commercially reasonable terms.

Legal Proceedings
      We are pursuing a patent infringement lawsuit against two of our competitors, Planet Bingo, LLC and Melange Computer Services, Inc. The lawsuit involves two of our patents that we allege are infringed by the defendants. We filed this action in May 2004 in the United States Federal Court, District of Nevada. We are seeking unspecified monetary damages and injunctive relief. The defendants have counter-claimed that our patents are invalid and that our operations infringe on one or more of their patents. If these counter-claims are successful, our patents may be invalidated, or limited in scope, or we may be forced to modify or discontinue our operations or pay substantial damages.
      We believe that the final resolution of any such threatened or pending litigation, individually or in the aggregate, is not likely to have a material adverse effect on our business, cash flow, results of operations or financial position.
      In rare instances, we are threatened with or named as a defendant in lawsuits arising in the ordinary course of business, such as personal injury claims and unemployment-related claims and from time to time, also prosecute various collection claims against delinquent customers.

MANAGEMENT
Executive Officers, Significant Employees and Directors
      The following table sets forth certain information with respect to our executive officers, directors and certain other of our key employees immediately following the offering.

Name	Age	Position

Yuri Itkis	64	Chief Executive Officer, Director and Chairman of the Board
Boris Itkis	37	Chief Technical Officer, Director of Engineering and Director
Jack B. Coronel	40	Chief Marketing Officer and Director of Compliance and Strategic Development
William R. Jacques, Jr.	57	Chief Financial Officer
Merle Berman	59	Director
Arthur Schleifer, Jr.	74	Director
Harlan W. Goodson	58	Director
      Yuri Itkis. Mr. Itkis is a co-founder of FortuNet and has been the Chief Executive Officer and Chairman of the Board since 1989. He has also previously served as the Treasurer and Secretary of the Company. For nearly 20 years prior to founding FortuNet, Mr. Itkis was a scientist for NASA and a number of foreign research institutions. He also taught graduate courses in several United States and foreign colleges and he is an author of numerous technical books, articles and patents. From 1994 through 1998, Mr. Itkis served as a director of Interactive Flight Technologies, Inc., a maker of in-flight gaming and entertainment systems. Mr. Itkis is also the co-founder, a director and the president, secretary and treasurer of FortuNet’s wholly-owned subsidiary, Millennium Games, Inc. Mr. Itkis received a Ph.D. in electrical engineering from the Moscow Institute of Control Problems in 1968 and master of science degree in administrative sciences from Johns Hopkins University in 1981. Yuri Itkis is the father of Boris Itkis.
      Boris Itkis. Mr. Itkis is a co-founder of FortuNet and has served as its Director of Engineering since 1989 and as Chief Technical Officer since 2004. He will be appointed to our Board of Directors upon completion of this offering. He is also the inventor or co-inventor of several patents in FortuNet’s portfolio and technologies for which patent applications have been filed. From 1994 through 1998, he served as a director of Interactive Flight Technologies, Inc. Mr. Itkis is also a director of Millennium Games, Inc. Mr. Itkis received a bachelor of science degree in electrical engineering in 1989 from the University of California, Los Angeles.
      Jack B. Coronel. Mr. Coronel has been the Director of Compliance and Strategic Development since joining FortuNet in 2002 and was appointed as our Chief Marketing Officer on October 21, 2005. Concurrent with his employment with us, Mr. Coronel also serves as Chief Executive Officer and a director of Las Vegas Card, Inc., a credit card marketing company. Prior to that, he was a founder of Consumer Rewards International and that company’s chief executive officer from 1996 until 2000. In that role, Mr. Coronel was involved in the development of the Visa Las Vegas and Palm Springs Desert Resorts credit card reward programs. Mr. Coronel received his undergraduate degree, cum laude, from Claremont McKenna College in 1988 and a law degree from Southwestern University School of Law in 1994.
      William R. Jacques, Jr. Mr. Jacques joined FortuNet as its Controller in January 2005 and was appointed Chief Financial Officer on October 21, 2005. From November 2004 to January 2005, he was the Controller of Quest Entertainment, Inc., a gaming device manufacturer. From January 2004 to October 2004, he was the Controller and from June 2001 to December 2002 he was Assistant Controller of Innovative Gaming, Inc. a manufacturer of computerized slot machines and other video gaming machines and multiplayer video games. Innovative Gaming, Inc.’s parent company,

Innovative Gaming Company of America filed for Chapter 7 bankruptcy protection in October 2004. From December 2002 to January 2004 he was the Controller of Diamond Construction Co., Inc. Mr. Jacques received his bachelor of science degree in accounting from Arizona State University in 1974.
      Merle Berman. Ms. Berman will join our Board of Directors upon the registration statement with respect to this offering being declared effective. She will also be a member of our Audit Committee and our Nominating and Corporate Governance Committee and serve as chairman of our Compensation Committee. Ms. Berman is a three-term Nevada legislator, where she served from 1996 to 2001. As a member of the Nevada Assembly, Ms. Berman served on the Legislative Activities, Judiciary, Infrastructure, Elections, Procedures, and Ethics, Health and Human Services, Commerce and Labor, and Government Affairs Committees. Since 2001, Ms. Berman has been a private real estate investor and a member of the Nevada Ethics Commission. Ms. Berman received her bachelor’s degree in 1968 from Pennsylvania State University.
      Arthur Schleifer, Jr. Mr. Schleifer will join our Board of Directors upon the registration statement with respect to this offering being declared effective. He will also be a member of our Compensation Committee, our Nominating and Corporate Governance Committee and our Audit Committee. Mr. Schleifer has been a Professor Emeritus at Harvard Business School since 1998. He began his career at Harvard as an Associate Professor in 1964, became a full Professor in 1968 and was named the James J. Hill Professor of Business Administration in 1988, a position he held until 1998. At Harvard Business School, Mr. Schleifer taught courses in marketing, managerial economics, negotiations and business forecasting. Earlier in his career Mr. Schleifer taught at Dartmouth College, New York University and universities in Italy and Spain. In addition to his teaching activities, Mr. Schleifer has served as a consultant to companies in a wide variety of industries, including computer, semiconductor, wire, tire, insurance and retail and has been an expert witness in the areas of antitrust, securities, taxation and discrimination. Since 1998, Mr. Schleifer has served as a member of the board of directors of Seneca Wire and Manufacturing Corp., Pahlmeyer Winery, Boston Analytics and the Whitehead Institute. He is also the author or co-author of several published articles and books dealing with, among other things, risk management, data analysis and data forecasting. Mr. Schleifer received his undergraduate degree from Yale University, and an MBA and a DBA from Harvard Business School.
      Harlan W. Goodson. Mr. Goodson will join our Board of Directors upon the registration statement with respect to this offering being declared effective. He will also serve as chairman of our Nominating and Corporate Governance Committee. Mr. Goodson has been Senior Counsel at the Sacramento, California office of Holland & Knight LLP since 2003. Mr. Goodson practices in the area of gaming law and Indian gaming regulation. Prior to joining Holland & Knight, Mr. Goodson was the Director of California’s Division of Gambling Control from January 1999 to July 2003. Mr. Goodson is listed in the 2000 edition of Who’s Who in American Law, and in 2002, he received the International Masters of Gaming Law inaugural Regulator of the Year award. Mr. Goodson received his undergraduate degree from Golden Gate University and his law degree from the John F. Kennedy School of Law. He is a member of the California Bar.
Board of Directors
      Our Board will consist of six directors upon the completion of this offering. Five directors have been designated, three of whom the Board has determined satisfy the independence criteria set forth under the rules of the Nasdaq National Market. One board seat is currently vacant and we are actively searching for a qualified independent director to serve as the sixth member. It is anticipated that this person will serve as the chairman of the Audit Committee and will act as the Audit Committee’s “financial expert” within the meaning of Item 401(h) of Regulation S-K of the Securities Act. Directors are elected by the stockholders and hold office until the next annual meeting following their election and until their successors are duly elected and qualified. Actions by the Board of Directors must be approved by a majority of directors. In the event of a tie vote of the directors, our Chairman of the Board will cast an additional tie-breaking vote. Vacancies on the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors will be filled by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director.
      We do not intend to rely on the “controlled company” exception to the rules of the Nasdaq National Market. A majority of our directors will be independent. Our compensation committee and nominating and corporate governance committee will each be composed entirely of independent directors. Our Audit Committee will initially be composed of a majority of independent directors and will be composed entirely of independent directors within one year of this offering.
Committees
      Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which shall become effective as of the closing of this offering. From time to time, the Board of Directors may establish other committees to facilitate the management of our business and operations.
Audit Committee
      Our Audit Committee will consist of three members — Mr. Yuri Itkis, Mr. Schleifer and Ms. Berman. Mr. Schleifer and Ms. Berman are independent. Mr. Itkis will initially be the chairman of our Audit Committee. All of the members of the Audit Committee are able to read and understand fundamental financial statements. Our Board of Directors has determined that Mr. Itkis’s past educational and employment experience results in his financial sophistication.
      Our Audit Committee will assist our Board of Directors in its oversight of the integrity of our financial statements and will oversee the qualifications, independence and performance of our independent auditor. The Audit Committee will have the sole direct responsibility for the selection, appointment, evaluation and retention of our independent auditor and for overseeing its work. All audit services and non-audit services to be provided to us by our independent auditor must be approved in advance by our Audit Committee. Our Board of Directors has adopted a written charter for the Audit Committee, which will be available on our website following this offering.
Compensation Committee
      Our Compensation Committee will consist of two members — Ms. Berman and Mr. Schleifer — both of whom are independent. Ms. Berman will be the chairman of our Compensation Committee. Our Compensation Committee will review and make recommendations to our Board of Directors regarding the compensation and benefits of our executive officers and senior management and administer the 2005 Stock Incentive Plan and establish and administer other compensation and employee benefit policies. Our Board of Directors has adopted a written charter for the Compensation Committee, which will be available on our website following this offering.
Nominating and Corporate Governance Committee
      Upon completion of this offering, our Nominating and Corporate Governance Committee will consist of two members — Ms. Berman and Mr. Goodson — both of whom are independent. Mr. Goodson will be the chairman of our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee will be responsible for identifying, evaluating, recruiting and recommending to the Board of Directors nominees for election to the Board of Directors by the stockholders, including annual evaluations relating to the renomination of incumbents and proposed nominees to fill vacancies that occur between stockholders’ meetings. In addition, the Nominating and Corporate Governance Committee will review and make recommendations to the Board of Directors regarding corporate governance matters, policies and practices. Our Board of Directors will adopt a written charter for the Nominating and Corporate Governance Committee, which will be available on our website following this offering.

Compensation Committee Interlocks and Insider Participation
      No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.
Director Compensation
      Directors who are members of management of the Company do not receive any additional compensation for serving as directors of FortuNet or Millennium. Outside directors of FortuNet will be paid an annual fee of $12,000 will be awarded 1,000 restricted shares under the 2005 Stock Incentive Plan for Independent Directors for services through 2006. The independent director serving as chairman of our Audit Committee will be awarded an additional 1,000 restricted shares and other members of our Audit Committee will be awarded an additional 250 shares for services through 2006. Outside directors of FortuNet will also be reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committees of the Board of Directors on which they serve.
Agreements with Executive Officers and Key Personnel
      We entered into an employment agreement with Jack B. Coronel, our Director of Compliance and Strategic Development, on September 9, 2002 which specifies an annual salary of $60,000. Mr. Coronel’s annual salary has subsequently increased to $110,000. Mr. Coronel also receives other employee benefits pursuant to our employee benefit policies. Under his employment agreement, Mr. Coronel is not required to devote his full business time to the Company and is permitted to pursue other business opportunities that are not competitive with our business. Mr. Coronel is required to disclose his other business interests to FortuNet, but we are not entitled to any financial interest in such opportunities. Currently, Mr. Coronel devotes his full time to the company. His employment agreement contains a noncompetition provision that, with certain exceptions, prohibits Mr. Coronel from owning or providing services to other companies engaged in the development, manufacture, sale or distribution of bingo or lottery products or related services for a period of two years following termination of his employment with FortuNet. The noncompetition covenant will immediately terminate, however, upon a change of control in which Yuri Itkis ceases to own, directly or indirectly, more than 50% of the issued and outstanding common stock of FortuNet. The employment agreement may be terminated immediately by the Company or by Mr. Coronel. Mr. Coronel was appointed as our Chief Marketing Officer on October 21, 2005.
      We entered into an employment agreement with William R. Jacques, Jr., our controller, on January 10, 2005, pursuant to which he receives an annual salary of $73,000. Mr. Jacques also receives other employee benefits pursuant to our employee benefit policies. The agreement contains a noncompetition provision that, with certain exceptions, prohibits Mr. Jacques from owning interests in or providing services to other companies engaged in the development, manufacture, sale or distribution of bingo or lottery products or related services for a period of two years following termination of his employment with FortuNet. The employment agreement may be terminated immediately by the Company or by Mr. Jacques. Mr. Jacques was appointed as our Chief Financial Officer on October 21, 2005.

Executive Compensation
      The following summary compensation table sets forth the aggregate compensation paid or accrued by the Company for the fiscal years ended December 31, 2004, 2003 and 2002 to Yuri Itkis, our Chief Executive Officer, and to each of the most highly compensated executive officers and key personnel, whose annual base salary and bonus compensation exceeded $100,000.

		Annual Compensation

Name and Principal Position	Year	Salary ($)		Bonus ($)

Yuri Itkis,	2004	60,000		—
Chief Executive Officer and Chairman of the Board	2003	60,000		—
	2002	60,000		—
Jack B. Coronel,	2004	103,240		—
Director of Compliance and Strategic Development	2003	73,000		—
	2002	15,000	(1)	—

(1)	Mr. Coronel joined FortuNet in September 2002.
Stock Option and Other Compensation Plans
      Prior to completion of the offering, we will have two equity incentive plans: our 2005 Stock Incentive Plan and our 2005 Stock Incentive Plan for Independent Directors. A total of 725,000 shares of our common stock has been reserved for issuance under the 2005 Stock Incentive Plan and 100,000 shares have been reserved for issuance under the 2005 Stock Incentive Plan for Independent Directors. We also maintain a 401(k) plan for our employees.
2005 Stock Incentive Plan
      Our 2005 Stock Incentive Plan has been adopted by our Board of Directors and approved by our stockholders, in each case by unanimous written consent. This plan provides for the grant of stock options, stock appreciation rights, restricted stock, phantom stock rights, bonus stock and awards and other stock-based awards. Stock appreciation rights and phantom stock rights are contractual rights that provide for cash payments equal to the appreciation in value of a specified number of shares over the period these rights exist. As of the date of this prospectus, no stock appreciation rights or phantom shares have been granted.
      Number of Shares of Common Stock Available under the Plan. A total of 725,000 shares are reserved for issuance under this plan. As of the date of this prospectus, 45,834 restricted shares (assuming an initial public offering price of $12.00 per share) have been designated for award.
      Administration of the Plan. The plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has complete authority to select the persons to whom awards may be granted, and to determine the number, type and value of awards. In granting performance-based awards, which are regulated by Section 162(m) of the Internal Revenue Code, the Compensation Committee is bound to follow established criteria. The Compensation Committee may not set the exercise price of an option lower than 85% of the fair market value of the stock on the date of the grant.
      Eligibility. Participation in the plan is limited to employees or independent contractors of FortuNet or our subsidiaries.
      Change in Control or Other Significant Event. In the event of a merger, consolidation, stock-split, reverse stock-split, spin-off, recapitalization or other similar events that change the character or outstanding amount of our common stock, the Compensation Committee will make appropriate adjustments to the number and kind of securities subject to any awards under the plan, including through adjusting the exercise or purchase price of options or shares or the valuation of phantom shares or other rights, with the goal of preserving the benefits intended to be provided under the plan.
      Term of the Plan. The plan will terminate ten years after the date of its adoption, unless earlier terminated by the Board of Directors.
2005 Stock Incentive Plan for Independent Directors
      Our 2005 Stock Incentive Plan for Independent Directors has been adopted by our Board of Directors and approved by our stockholders, in each case by unanimous written consent. This plan provides for the grant of stock options to members of our Board of Directors.
      Number of Shares of Common Stock Available under the Plan. A total of 100,000 shares are reserved for issuance under this plan. As of the date of this prospectus, no options have been granted and there are no options to purchase shares of our common stock outstanding under this plan. The Board of Directors has approved the grant of 5,500 shares of restricted stock to our independent directors for their service through 2006.
      Administration of the Plan. The plan is administered by members of our Board of Directors who are not eligible to participate in the plan, although the Board of Directors may designate a committee of such directors to administer the plan. The Board of Directors has authority to select the persons to whom awards may be granted, and to determine the number, type and value of awards. Any action by the Board of Directors relating to this plan will be valid only if the action is approved by a majority of the directors who are not then eligible to participate in the plan.
      Eligibility. Participation in the plan is limited to those individuals whom, on the date of issue of the award, are non-employee directors, as defined in Rule 16b-3 under the Securities Act.
      Change in Control or Other Significant Event. In the event of a merger, consolidation, stock-split, reverse stock-split, spin-off, recapitalization or other similar events that change the character or outstanding amount of our common stock, the Board of Directors will make appropriate adjustments to the number and kind of securities subject to any awards under the plan, including through adjusting the exercise or purchase price of options or shares or the valuation of phantom shares or other rights, with the goal of preserving the benefits intended to be provided under the plan.
      Term of the Plan. The plan will terminate ten years after the date of its adoption, unless earlier terminated by the Board of Directors.
401(k) Plan
      We have established and maintained a retirement savings plan under Section 401(k) of the Internal Revenue Code of 1986 (the “Code” ) to cover our eligible employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a tax deferred basis through contributions to the 401(k) plan. Our 401(k) plan is intended to constitute a qualified plan under Section 401(a) of the Code and its associated trust is intended to be exempt from federal income taxation under Section 501(a) of the Code. We have not made any matching contributions on behalf of eligible employees.

Report of the Board of Directors on Executive Compensation
      The following report shall not be deemed to be “filed” with the Securities and Exchange Commission nor shall the following report be deemed to be incorporated by reference into any future filings under the Securities Act or the Exchange Act.
      Our Board of Directors has the responsibility to approve the overall compensation strategy and make all decisions with respect to executive compensation.
      The objectives of our executive compensation policies are to attract and retain key personnel who possess the necessary leadership and management skills through competitive salaries and various benefits, including medical and life insurance plans.
      Salaries. Salaries for our executive officers are determined primarily on the basis of the executive officer’s responsibility, general salary practices of peer companies and the officer’s individual qualifications and experience. The salaries are reviewed annually and may be adjusted by the Board of Directors, or a compensation committee formed in the future, in accordance with criteria that include individual performance, the functions performed by the executive officer, the scope of the executive officer’s on-going duties, general changes in the compensation peer group in which we compete for executive talent, and our financial performance generally. The weight given to each such factor by the Board of Directors may vary from individual to individual.
      Other Compensation Plans. We have adopted general employee benefit plans in which executive officers are permitted to participate on parity with other employees. We also provide a 401(k) plan.
      Deductibility of Compensation. Section 162(m) of the Internal Revenue Code (“IRC”) disallows deductions for compensation exceeding $1.0 million paid to certain executive officers, excluding, among other things, performance based compensation. Because the compensation paid to the executive officers has not approached the limitation, the Board of Directors has not had to use any of the available exemptions from the deduction limit. The Board of Directors remains aware of the IRC Section 162(m) limitations and the available exemptions and will address the issue of deductibility when and if circumstances warrant the use of such exemptions.
      Chief Executive Officer Compensation. The compensation of our Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. The Board of Directors established an annual salary of $60,000 for Yuri Itkis for 2005 based on our financial performance in 2004, and taking into account the dividends paid to Mr. Itkis in 2004 and the dividends expected to be paid to Mr. Itkis during 2005.
SOLE MEMBER OF THE BOARD OF DIRECTORS:
      Mr. Yuri Itkis

PRINCIPAL STOCKHOLDERS
      As of September 30, 2005, we had two holders of our common stock. The following table sets forth certain information as of September 30, 2005 with respect to the beneficial ownership of our common stock before and after the offering by:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.
      Unless otherwise noted, the address of each beneficial owner listed in the table is c/o FortuNet, Inc., 2950 Highland Drive, Suite C, Las Vegas, Nevada 89109. Beneficial ownership as reported in the table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act. Unless otherwise indicated, beneficial ownership represents both sole voting and sole securities investment power.

			Percentage
			Beneficially Owned

			Before	After
	Number of Shares		This	This
Name of Beneficial Owner	Beneficially Owned		Offering	Offering

Yuri Itkis Gaming Trust of 1993 (1)	8,266,500		98.40%	75.54	%(2)
Boris Itkis (3)	83,500		*	*
Jack B. Coronel	41,667	(4)	*	*
William R. Jacques, Jr.	4,167	(5)	*	*
Merle Berman	1,250	(6)	*	*
Arthur Schleifer, Jr.	1,250	(6)	*	*
Harlan W. Goodson	1,000	(6)	*	*
Additional Director (7)	2,000	(6)	*	*

Directors and officers as a group (8 persons)	8,401,334		100.00%	76.77%

*	Less than 1.0%.

(1)	Yuri Itkis is the sole trustee and beneficiary of the Yuri Itkis Gaming Trust of 1993.

(2)	Based on 10,943,001 shares outstanding after this offering, assuming no exercise of the underwriter’s over-allotment option to purchase up to 375,000 shares.

(3)	Boris Itkis is the son of Yuri Itkis.

(4)	Shares designated to be awarded to Mr. Coronel under the 2005 Stock Incentive Plan assuming the shares in this offering are sold for $12.00, the midpoint of the range of the offering price of the shares.

(5)	Shares designated to be awarded to Mr. Jacques under the 2005 Stock Incentive Plan assuming the shares in this offering are sold for $12.00, the midpoint of the range of the offering price of the shares.

(6)	Shares designated to be awarded to our independent directors under the 2005 Stock Incentive Plan for Independent Directors.

(7)	An additional director who will serve as the chairman of the Audit Committee is anticipated to be appointed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Pursuant to a Contribution Agreement, dated as of December 31, 2003 and effective as of January 1, 2004, between our Chief Executive Officer, Yuri Itkis, and FortuNet, Mr. Itkis contributed all of his common stock in Millennium Games, Inc. to FortuNet, for no consideration. Prior to this contribution, Mr. Itkis owned 100% of the issued and outstanding stock of Millennium Games, Inc. As a result of this contribution, Millennium became a wholly-owned subsidiary of FortuNet.
      Pursuant to a Business Loan Agreement, dated July 12, 2004, between FortuNet and BankWest of Nevada, and related loan documents, our Chief Executive Officer, Yuri Itkis, together with his wife and two trusts controlled by them, became the guarantors of any amounts borrowed under the Business Loan Agreement. This loan agreement is structured as a $500,000 unsecured bank line of credit. There are no amounts outstanding under the Business Loan Agreement. No guaranty fee or other compensation was paid by FortuNet to any of the guarantors. The Business Loan Agreement expired in 2005 and we can no longer borrow under the Business Loan Agreement until it is renewed.
      In July 2005, we engaged Spiegel Partners, LLC to provide advisory services to us. Pursuant to this engagement, we are obligated to pay $350,000 in cash, less any monthly installments consisting of $10,000 initial signing bonus and $10,000 per month that we began paying in October 2005 and a monthly contingent fee of $20,000 which commenced on September 5, 2005, upon the completion of an initial public offering of our common stock. If we do not complete an initial public offering, the contingent fee must be repaid to us. The services provided include analysis and consultation related to business strategies, business development opportunities, financing alternatives, director recruitment and service provider selection and did not include any selling, offering to sell or soliciting offers to purchase our securities. The engagement further requires Spiegel Partners, LLC to continue to provide advisory services to us following the completion of this offering. In consideration of these continued advisory services, we are obligated to issue to Spiegel Partners, LLC $500,000 worth of shares of our common stock at the initial public offering price (41,667 shares assuming the shares are sold for $12.00, the midpoint of the range of the offering price of shares), which shares will vest upon the provision of such continued services for a six month period following this offering. These shares will be issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. We will have the right to repurchase any unvested shares at nominal cost in the event of our termination of the engagement for certain reasons. In addition, we are obligated to pay a total of $250,000 in cash in equal monthly installments of $41,667 over such six month period. We are also obligated to reimburse certain expenses incurred by Spiegel Partners, LLC in the provision of its services to us if previously approved. Through November 11, 2005, we have paid $1,082 of expenses incurred by Spiegel Partners, LLC under this agreement.
DESCRIPTION OF CAPITAL STOCK
      Immediately prior to completion of this offering, our authorized capital stock will consist of 150,000,000 shares of common stock, $0.001 par value per share, of which 8,350,000 shares will be outstanding and 50,000,000 shares of preferred stock, $0.001 par value per share, of which no shares will be outstanding. After completion of this offering, assuming no exercise of the over-allotment option and assuming that 41,667 shares are issued to Spiegel Partners, LLC 5,500 shares are issued to our independent directors and 45,834 shares are issued to Messrs. Coronel and Jacques, 10,943,001 shares of our common stock will be issued and outstanding. No preferred stock has been issued or will be issued in connection with this offering. The following description of our capital stock and certain provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws is a summary. The description below is qualified in its entirety by the provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, which have been filed as exhibits to the registration statement, which includes this prospectus.

Common Stock
      Holders of our common stock are entitled to one vote for each share held of record on all matters on which the holders of common stock are entitled to vote and are not entitled to cumulative voting. Holders of common stock are entitled to receive, ratably, dividends when, as and if declared by the Board of Directors out of funds legally available therefore. Dividends declared during 2003 and 2004 were $47,680 and $120,000 respectively and for the nine months ending September 2004 and 2005 were $90,000. On November 7, 2005, we paid a dividend of $2,250,000 to persons who were our stockholders on September 30, 2005. In the event of our liquidation, dissolution or winding-up, holders of our common stock will be entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock having preference over the common stock (including any preferred stock that may be issued in the future). Holders of our common stock have no preemptive or conversion rights and they are not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to the common stock. While we have paid dividends in the past, see “Dividend Policy” at page 24, we do not anticipate that dividends will be declared or paid in the foreseeable future after the completion of this offering. The outstanding shares of common stock are fully paid and nonassessable.
Preferred Stock
      Under our Amended and Restated Articles of Incorporation, our Board of Directors is authorized, subject to limitations prescribed by law or the Nasdaq National Market rules, to issue up to 50,000,000 shares of preferred stock in one or more series without further stockholder approval. The Board of Directors has discretion to determine the rights, preferences, privileges and restrictions of, including, without limitation, voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of, and to fix the number of shares of, each series of our preferred stock. Our Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. No class or series of preferred stock has been designated and, immediately following this offering, there will be no shares of preferred stock issued or outstanding.
Right of Redemption
      Under our Amended and Restated Articles of Incorporation, no person or entity may become the beneficial owner of five percent or more of any class of our outstanding capital stock unless such person or entity notifies us and agrees to provide personal background and financial information to, consent to a background investigation by, and respond to questions from the gaming authorities in any jurisdiction in which we do business or desire to do business; apply for and obtain any required gaming licenses; and pay all costs associated with such investigation and application.
      Our Amended and Restated Articles of Incorporation also provide that we may redeem any or all shares of capital stock held by any person or entity whose status as a stockholder, in the opinion of our Board of Directors, may result in the disapproval, modification, or non-renewal of any contract to which we are a party or the failure to obtain or the loss or non-reinstatement of any license, permit or franchise from any gaming authority in any jurisdiction in which we do business or desire to do business. The amount that we will pay for such redeemed shares will equal the average closing price of our common stock, as reported on the Nasdaq National Market or other exchange or quotation service on which our common stock is then listed or quoted, during the 10-day period immediately preceding the date on which notice of redemption if given. In our sole discretion, the redemption price may be paid in cash or a promissory note payable over five years and bearing interest at the prime rate in effect on the redemption date. Any stockholder who does not comply with these provisions of our Amended and Restated Articles of Incorporation will be required to indemnify the Company and our directors, officers, stockholders, employees and agents for any damages resulting from such failure. Such indemnification may result in the stockholder receiving no compensation for his, her or its shares. In addition, such stockholder’s shares may be canceled, but only to the extent necessary to reduce such person’s or entity’s beneficial stock ownership to a level that would not result in our having any liability to any gaming authority or any other person or entity.
      This right of redemption in our Amended and Restated Articles of Incorporation may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in his, her or its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.
Options
      We have reserved 725,000 shares of our common stock for awards to be granted under our 2005 Stock Incentive Plan and 100,000 shares to be awarded under our 2005 Stock Incentive Plan for Independent Directors. Upon the later to occur of January 2, 2006 or the registration statement with respect to this offering being declared effective, 45,834 shares (assuming an initial public offering price of $12.00 per share) will be awarded from our 2005 Stock Incentive Plan and 5,500 shares will be awarded from our 2005 Stock Incentive Plan for Independent Directors.
Anti-Takeover Effects of Provisions of Nevada State Law
      On or after the completion of this offering we may become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada directly or through an affiliated corporation. The law focuses on the acquisition of a “controlling interest,” which means the direct or indirect ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise one-fifth or more of the voting power of the corporation in the election of directors. The effect of the control share law is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation at an annual or special meeting of the stockholders. Nevada’s control share law may have the effect of discouraging takeovers of FortuNet.
      In addition to the control share law, we will also be subject to Nevada’s business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders. The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of FortuNet from doing so if it cannot obtain the approval of our Board of Directors.
Limitations on Liability and Indemnification of Officers and Directors
      Under Nevada law, our directors and officers are not individually liable to FortuNet or its stockholders for any damages resulting from the directors’ or officers’ acts or failures to act unless the act or failure to act involves a breach of the director’s or officer’s fiduciary duties and intentional misconduct, fraud or a knowing violation of law.

      Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws require us to indemnify our directors and officers to the fullest extent authorized by Nevada law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) and to carry directors’ and officers’ liability insurance providing indemnification for our directors and officers. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers. There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification has been sought.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling FortuNet pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Number of Directors; Removal; Vacancies
      Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide that the size of our Board of Directors is to be established from time to time by resolution of the Board of Directors. Currently, our Board of Directors has six director positions, of which one is filled. The five additional positions will be filled upon the registration statement related to this offering being declared effective. We may increase the size of our Board of Directors to seven as suitable candidates are located and agree to serve. Vacancies on the Board of Directors, including any vacancies created by reason of an increase in the number of directors, may be filled by the Board of Directors. One or more directors may be removed from the Board of Directors, with or without cause, at an annual or special meeting of our stockholders upon the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote at an election of directors.
Special Meetings of Stockholders
      Our Amended and Restated Bylaws provide that special meetings of our stockholders may be called only by our president, by a majority of the members of our Board or the holders of a majority of all the outstanding shares entitled to vote on the matter for which the meeting is being called or the purpose or purposes stated in the meeting notice.
Authorized but Unissued Shares
      Our authorized but unissued and unreserved shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. One of the effects of the existence of authorized but unissued and unreserved common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of FortuNet by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Transfer Agent and Registrar
      The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company.
Listing
      We propose to list our common stock on the Nasdaq National Market, subject to official notice of issuance, under the symbol “FNET.”

SHARES ELIGIBLE FOR FUTURE SALE
      Following this offering, we will have 10,943,001 shares of common stock issued and outstanding, assuming that 41,667 shares are issued to Spiegel Partners, LLC, an aggregate of 45,834 shares are issued to Messrs. Coronel and Jacques and an aggregate of 5,500 shares are issued to our independent directors. If the underwriters exercise their over-allotment option in full, we will have 11,318,001 shares of common stock outstanding. The 2,500,000 shares (or 2,875,000 shares if the underwriters exercise their over-allotment option in full) sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144, may generally only be sold in compliance with the limitations of Rule 144 described below.
      The remaining 8,443,001 shares of common stock outstanding following this offering will be “restricted securities” as the term is defined under Rule 144. We issued and sold these restricted securities in private transactions in reliance on exemptions from registration under the Securities Act. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption under Rule 144 under the Securities Act, as summarized below.
      We have agreed with WR Hambrecht + Co that we will not, without the prior written consent of WR Hambrecht + Co, issue any additional shares of common stock or securities convertible into, exercisable for or exchangeable for shares of common stock for a period of 180 days after the date of this prospectus or up to approximately 30 days longer in certain circumstances described under “Lock-up Agreements” beginning on page 81, except that we may grant options to purchase shares of common stock under our stock incentive plans, and issue shares of common stock upon the exercise of outstanding options.
      Our executive officers and directors and the holders of all of our shares of common stock have agreed subject to certain exceptions that they will not, without the prior written consent of WR Hambrecht + Co, offer, sell, pledge or otherwise dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for, or any rights to acquire or purchase, any of our common stock, or publicly announce an intention to effect any of these transactions, for a period of 180 days after the first sale of shares in this offering, or up to approximately 30 days longer in certain circumstances described under “Lock-up Agreements” beginning on page 81, without the prior written consent of WR Hambrecht + Co, except that nothing will prevent any of them from exercising outstanding options.
      Taking into account the lock-up agreements, and assuming WR Hambrecht + Co does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

•	on the date of this prospectus, 2,500,000 shares sold in this offering (2,875,000 shares if the underwriters exercise their over-allotment in full) will be immediately available for sale in the public market;

•	180 days after the date of this prospectus, 8,350,000 shares will be eligible for sale, subject to limitations under Rule 144 applicable to affiliates.

•	180 days after the date of this prospectus, assuming the filing and effectiveness of a registration statement on Form S-8 covering shares issued under our stock incentive plans, 51,344 shares will be eligible for sale, subject to limitations under Rule 144 applicable to affiliates; and

•	one year from issuance, which will occur on the closing of this offering, 41,667 shares will be eligible for sale subject to volume, manner of sales and other limitations under Rule 144.

      In general, under Rule 144, a stockholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, a number of these restricted shares that does not exceed the greater of:

•	1% of the then outstanding shares of common stock, or approximately 108,890 shares immediately after this offering (assuming no exercise of the underwriter’s over-allotment option); or

•	the average weekly trading volume in the common stock on the Nasdaq National Market during the four calendar weeks preceding the sale.
      Our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, to sell any shares of common stock they may own or acquire that are not restricted securities.
      Through the date of this prospectus, we have not granted any shares or options to purchase shares of common stock pursuant to our 2005 Stock Incentive Plan or the 2005 Stock Option Plan for Independent Directors, although the Board of Directors has approved the grant of 5,500 shares of restricted stock to our independent directors and the grant of an aggregate of 45,834 shares to Messrs. Coronel and Jacques. We intend to file, after the effective date of this offering, a registration statement on Form S-8 to register the sale of 825,000 shares of common stock eligible for issuance under our stock incentive plans. The registration statement on Form S-8 will become effective automatically upon filing. Shares issued under our stock incentive plans, after the filing of a registration statement on Form S-8, may be sold in the open market, subject, in the case of some holders, to the Rule 144 limitations applicable to affiliates and subject to lock-up agreements similar to those described above which we have entered into with certain of our option holders.
PLAN OF DISTRIBUTION
      In accordance with the terms of the underwriting agreement among WR Hambrecht + Co, LLC and us, the underwriter named below has agreed to purchase from us that number of shares of common stock set forth opposite the underwriter’s name below at the public offering price less the underwriting discounts and commissions described on the cover page of this prospectus.

Number
Underwriter	of Shares

WR Hambrecht + Co, LLC
Total
      The underwriting agreement provides that the obligations of the underwriter are subject to various conditions, including the absence of any material adverse change in our business, and the receipt of certificates, opinions and letters from us and counsel. Subject to those conditions, the underwriter is committed to purchase all of the shares of our common stock offered by this prospectus if any of the shares are purchased.
Commissions, Discounts and Other Compensation
      The underwriter proposes to offer the shares of our common stock directly to the public at the offering price set forth on the cover page of this prospectus, as this price is determined by the OpenIPO process described below, and to certain dealers at this price less a concession not in excess of $          per share. The underwriter may allow, and dealers may reallow, a concession not to exceed $          per share on sales to other dealers. Any dealers that participate in the distribution of our common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discount, commission or concession received by them and any provided by the sale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. After completion of the initial public offering of the shares, to the extent that the underwriter is left with shares that successful bidders have failed to pay for, the underwriter may sell those shares at a different price and with different selling terms.
      The following table shows the per share and total underwriting discount to be paid to the underwriter by us in connection with this offering. The underwriting discount has been determined through negotiations between us and the underwriter, and has been calculated as a percentage of the offering price. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	Per	No	Full
	Share	Exercise	Exercise

Public Offering Price	$	$	$
Underwriting Discount	$	$	$
Proceeds, before expenses, to us	$	$	$
      In July 2005, we engaged Spiegel Partners, LLC to provide advisory services to us. The services include analysis and consultation related to business strategies, business development opportunities, financing alternatives, director recruitment and service provider selection and do not include any selling, offering to sell or soliciting offers to purchase our securities. Pursuant to this engagement, we are obligated to pay up to a maximum aggregate of $1,100,000 in compensation. Pursuant to its guidelines, the National Association of Securities Dealers, Inc. has determined that all of the compensation payable to Spiegel Partners, LLC will be deemed to be underwriting compensation for purposes of this offering. Upon the completion of this offering, we are obligated to pay $350,000 in cash. In consideration of continued advisory services during the six-month period following the completion of this offering, we are obligated to issue to Spiegel Partners, LLC $500,000 worth of shares of our common stock at the initial public offering price (41,667 shares assuming the shares are sold for $12.00, the midpoint of the range set forth on the cover of this prospectus) and pay up to an additional $250,000 in cash over such six-month period. Spiegel Partners, LLC has agreed not to sell, transfer, assign, pledge or hypothecate these shares, or cause or permit these shares to become the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the shares for a period of 180 days following this offering. We are also obligated to reimburse certain expenses incurred by Spiegel Partners, LLC in the provision of its services to us if previously approved. Through November 11, 2005, we have paid $1,082 of expenses incurred by Spiegel Partners, LLC under this agreement. See “Certain Relationships and Related Transactions.”
      We estimate that the costs of this offering, exclusive of the underwriting discount, commissions and other compensation described above, will be approximately $1,350,000. These fees and expenses are payable entirely by us. An electronic prospectus is available on the Web site maintained by WR Hambrecht + Co and may also be made available on Web sites maintained by selected dealers and selling group members participating in this offering.
The OpenIPO Auction Process
      The distribution method being used in this offering is known as the OpenIPO auction, which differs from methods traditionally used in underwritten public offerings. In particular, as described under the captions “— Determination of Public Offering Price” and “— Allocation of Shares,” the public offering price and the allocation of shares are determined by an auction conducted by the underwriter and other factors as described below. All qualified individual and institutional investors may place bids in an OpenIPO auction and investors submitting valid bids have an equal opportunity to receive an allocation of shares.

      The following describes how the underwriter and some selected dealers conduct the auction process and confirm bids from prospective investors:
Prior to Effectiveness of the Registration Statement
      Before the registration statement relating to this offering becomes effective, but after a preliminary prospectus is available, the auction will open and the underwriter and participating dealers will solicit bids from prospective investors through the Internet and by telephone and facsimile. The bids specify the number of shares of our common stock the potential investor proposes to purchase and the price the potential investor is willing to pay for the shares. These bids may be above or below the range set forth on the cover page of the prospectus. The minimum size of any bid is 100 shares.
      The shares offered by this prospectus may not be sold, nor may offers to buy be accepted, prior to the time that the registration statement filed with the SEC becomes effective. A bid received by the underwriter or a dealer involves no obligation or commitment of any kind prior to the closing of the auction. Bids can be modified or revoked at any time prior to the closing of the auction.
      Approximately two business days prior to the registration statement being declared effective, prospective investors will receive, by e-mail, telephone or facsimile, a notice indicating the proposed effective date. Potential investors may at any time expressly request that all, or any specific, communications between them and the underwriter and participating dealers be made by specific means of communication, including e-mail, telephone and facsimile. The underwriter and participating dealers will contact the potential investors in the manner they request.
Effectiveness of the Registration Statement
      After the registration statement relating to this offering has become effective, potential investors who have submitted bids to the underwriter or a dealer will be contacted by e-mail, telephone or facsimile. Potential investors will be advised that the registration statement has been declared effective and that the auction may close in as little as one hour following effectiveness. Bids will continue to be accepted in the time period after the registration statement is declared effective but before the auction closes. Bidders may also withdraw their bids in the time period following effectiveness but before the close of the auction.
Reconfirmation of Bids
      The underwriter will require that bidders reconfirm the bids that they have submitted in the offering if any of the following events shall occur:

•	More than 15 business days have elapsed since the bidder submitted its bid in the offering;

•	There is a material change in the prospectus that requires recirculation of the prospectus by us and the underwriter; or

•	The initial public offering price is more than 20% above the high end of the price range or more than 20% below the low end of the price range. In this event, the underwriter will circulate a revised preliminary prospectus with its request for reconfirmation.
      If a reconfirmation of bids is required, the underwriter will send an electronic notice (or communicate in an alternative manner as requested by a bidder) to everyone who has submitted a bid notifying them that they must reconfirm their bids by contacting the underwriter or participating dealers with which they have their brokerage accounts. Bidders will have a minimum of four hours to reconfirm their bids from the time a request for reconfirmation is sent. Bidders will have the ability to cancel, modify or reconfirm their bids at any time until the auction closes. If bidders do not reconfirm their bids before the auction is closed (which will be no sooner than four hours after the request for reconfirmation is sent), we and the underwriter will disregard their bids in the auction, and they will be deemed to have been withdrawn. If appropriate, the underwriter may include the request for reconfirmation in a notice of effectiveness of the registration statement.
Changes in the Price Range Prior to Effectiveness of the Registration Statement
      If, prior to the date on which the SEC declares our registration statement effective, there is a change in the price range or the number of shares to be sold in this offering, in each case in a manner that is not otherwise material to this offering, we and the underwriter or participating dealers will:

•	Provide notice on our respective websites of the revised price range or number of shares to be sold in this offering, as the case may be;

•	Issue a press release announcing the revised price range or number of shares to be sold in this offering, as the case may be; and

•	Send an electronic notice (or communicate in an alternative manner as requested by a bidder) to everyone who has submitted a bid notifying them of the revised price range or number of shares to be sold in this offering, as the case may be.
      In these situations, the underwriter could accept an investor’s bid after the SEC declares the registration statement effective without requiring a bidder to reconfirm. However, the underwriter may decide at any time to require potential investors to reconfirm their bids, and if they fail to do so, unconfirmed bids will be invalid.
Closing of the Auction and Pricing
      The auction will close and a public offering price will be determined after the registration statement becomes effective at a time agreed to by us and WR Hambrecht + Co, which we anticipate will be after the close of trading on the Nasdaq National Market on the same day on which the registration statement is declared effective. The auction may close in as little as one hour following effectiveness of the registration statement. However, the date and time at which the auction will close and a public offering price will be determined cannot currently be predicted and will be determined by us and WR Hambrecht + Co based on general market conditions during the period after the registration statement is declared effective. If we are unable to close the auction, determine a public offering price and file a final prospectus with the SEC within 15 days after the registration statement is initially declared effective, we will be required to file with the SEC and have declared effective a post effective amendment to the registration statement before the auction may be closed and before any bids may be accepted.
      Once a potential investor submits a bid, the bid remains valid unless subsequently withdrawn by the potential investor. Potential investors are able to withdraw their bids at any time before the close of the auction by notifying the underwriter or a participating dealer.
      Following the closing of the auction, the underwriter determines the highest price at which all of the shares offered, including shares that may be purchased by the underwriter to cover any over-allotments, may be sold to potential investors. This price, which is called the “clearing price,” is determined based on the results of all valid bids at the time the auction is closed. The clearing price is not necessarily the public offering price, which is set as described in “— Determination of Public Offering Price” below. The public offering price determines the allocation of shares to potential investors, with all valid bids submitted at or above the public offering price receiving a pro rata portion of the shares bid for.
      You will have the ability to withdraw your bid at any time until the closing of the auction. The underwriter will accept successful bids by sending notice of acceptance after the auction closes and a public offering price has been determined, and bidders who submitted successful bids will be obligated to purchase the shares allocated to them only if (1) the underwriter sends notice to such bidders that the registration statement has been declared effective and (2) the notice of acceptance of that bid has been sent. The underwriter will not cancel or reject a bid after the notices of acceptance have been sent.
      Once the auction closes and a clearing price is set as described below, the underwriter or a participating dealer accept the bids from those bidders whose bids are at or above the public offering price but may allocate to a prospective investor fewer shares than the number included in the investor’s bid, as described in “— Allocation of Shares” below.
Determination of Public Offering Price
      The public offering price for this offering is ultimately determined by negotiation between the underwriter and us after the auction closes and does not necessarily bear any direct relationship to our assets, current earnings or book value or to any other established criteria of value, although these factors are considered in establishing the initial public offering price. Prior to this offering, there has been no public market for our common stock. The principal factor in establishing the public offering price is the clearing price resulting from the auction, although other factors are considered as described below. The clearing price is used by the underwriter and us as the principal benchmark, among other considerations described below, in determining the public offering price for the stock that will be sold in this offering. The clearing price is the highest price at which all of the shares offered, including the shares that may be purchased by the underwriter to cover any over-allotments, may be sold to potential investors, based on the valid bids at the time the auction is closed. The shares subject to the underwriter’s over-allotment option are used to calculate the clearing price whether or not the option is actually exercised. Based on the auction results, we may elect to change the number of shares sold in the offering. Depending on the public offering price and the amount of the increase or decrease, an increase or decrease in the number of shares to be sold in the offering could affect the clearing price and result in either more or less dilution to potential investors in this offering.
      Depending on the outcome of negotiations between the underwriter and us, the public offering price may be lower, but will not be higher, than the clearing price. The bids received in the auction and the resulting clearing price are the principal factors used to determine the public offering price of the stock that will be sold in this offering. The public offering price may be lower than the clearing price depending on a number of additional factors, including general market trends or conditions, the underwriter’s assessment of our management, operating results, capital structure and business potential and the demand and price of similar securities of comparable companies. The underwriter and we may also agree to a public offering price that is lower than the clearing price in order to facilitate a wider distribution of the stock to be sold in this offering. For example, the underwriter and we may elect to lower the public offering price to include certain institutional or retail bidders in this offering. The underwriter and we may also lower the public offering price to create a more stable post-offering trading price for our shares.
      The public offering price always determines the allocation of shares to potential investors. Therefore, if the public offering price is below the clearing price, all valid bids that are at or above the public offering price receive a pro rata portion of the shares bid for. If sufficient bids are not received, or if we do not consider the clearing price to be adequate, or if the underwriter and we are not able to reach agreement on the public offering price, then the underwriter and we will either postpone or cancel this offering. Alternatively, we may file with the SEC a post-effective amendment to the registration statement in order to conduct a new auction.
      The following simplified example illustrates how the public offering price is determined through the auction process:
      Company X offers to sell 1,500 shares in its public offering through the auction process. The underwriter, on behalf of Company X, receives five bids to purchase, all of which are kept confidential until the auction closes. The first bid is to pay $10.00 per share for 1,000 shares. The second bid is to pay $9.00 per share for 100 shares. The third bid is to pay $8.00 per share for 900 shares. The fourth bid is to pay $7.00 per share for 400 shares. The fifth bid is to pay $6.00 per share for 800 shares.
      Assuming that none of these bids are withdrawn or modified before the auction closes, and assuming that no additional bids are received, the clearing price used to determine the public offering price would be $8.00 per share, which is the highest price at which all 1,500 shares offered may be sold to potential investors who have submitted valid bids. However, the shares may be sold at a price below $8.00 per share based on negotiations between Company X and the underwriter.
      If the public offering price is the same as the $8.00 per share clearing price, the underwriter would accept bids at or above $8.00 per share. Because 2,000 shares were bid for at or above the clearing price, each of the three potential investors who bid $8.00 per share or more would receive approximately 75% (1,500 divided by 2,000) of the shares for which bids were made. The two potential investors whose bids were below $8.00 per share would not receive any shares in this example.
      If the public offering price is $7.00 per share, the underwriter would accept bids that were made at or above $7.00 per share. No bids made at a price of less than $7.00 per share would be accepted. The four potential investors with the highest bids would receive a pro rata portion of the 1,500 shares offered, based on the 2,400 shares they requested, or 62.5% (1,500 divided by 2,400) of the shares for which bids were made. The potential investor with the lowest bid would not receive any shares in this example.
      As described in “— Allocation of Shares” below, because bids that are reduced on a pro rata basis may be rounded down to round lots, a potential investor may be allocated less than the pro rata percentage of the shares bid for. Thus, if the pro rata percentage was 75%, the potential investor who bids for 200 shares may receive a pro rata allocation of 100 shares (50% of the shares bid for), rather than receiving a pro rata allocation of 150 shares (75% of the shares bid for).
      The following table illustrates the example described above, after rounding down any bids to the nearest round lot in accordance with the allocation rules described below, and assuming that the initial public offering price is set at $8.00 per share. The table also assumes that these bids are the final bids, and that they reflect any modifications that have been made to reflect any prior changes to the offering range, and to avoid the issuance of fractional shares.
Initial Public Offering of Company X

	Bid Information			Auction Results

					Approximate
		Cumulative			Allocated
	Shares	Shares		Shares	Requested	Clearing	Amount
	Requested	Requested	Bid Price	Allocated	Shares	Price	Raised

	1,000	1,000	$10.00	700	75%	$8.00	$5,600
	100	1,100	$9.00	100	75%	$8.00	$800
Clearing Price	900	2,000	$8.00	700	75%	$8.00	$5,600
	400	2,400	$7.00	0	0%	—	—
	800	3,200	$6.00	0	0%	—	—
Total:				1,500			$12,000
Allocation of Shares
      Bidders receiving a pro rata portion of the shares they bid for generally receive an allocation of shares on a round-lot basis, rounded to multiples of 100 or 1,000 shares, depending on the size of the bid. No bids are rounded to a round lot higher than the original bid size. Because bids may be rounded down to round lots in multiples of 100 or 1,000 shares, some bidders may receive allocations of shares that reflect a greater percentage decrease in their original bid than the average pro rata decrease. Thus, for example, if a bidder has confirmed a bid for 200 shares, and there is an average pro rata decrease of all bids of 30%, the bidder may receive an allocation of 100 shares (a 50% decrease from 200 shares) rather than receiving an allocation of 140 shares (a 30% decrease from 200 shares). In addition, some bidders may receive allocations of shares that reflect a lesser percentage decrease in their original bid than the average pro rata decrease. For example, if a bidder has submitted a bid for 100 shares, and there is an average pro rata decrease of all bids of 30%, the bidder may receive an allocation of all 100 shares to avoid having the bid rounded down to zero.
      Generally the allocation of shares in this offering will be determined in the following manner, continuing the first example above:

•	Any bid with a price below the public offering price is allocated no shares.

•	The pro-rata percentage is determined by dividing the number of shares offered (including the over-allotment option) by the total number of shares bid at or above the public offering price. In our example, if there are 2,000 shares bid for at or above the public offering price, and 1,500 shares offered in the offering, then the pro-rata percentage is 75%.

•	All of the successful bids are then multiplied by the pro-rata percentage to determine the allocations before rounding. For example, the three winning bids for 1,000 shares (Bid 1), 100 shares (Bid 2) and 900 shares (Bid 3) would initially be allocated 750 shares, 75 shares and 675 shares, respectively, based on the pro rata percentage.

•	The bids are then rounded down to the nearest 100 share round lot, so the bids would be rounded to 700, 0 and 600 shares respectively. This creates a stub of 200 unallocated shares.

•	The 200 stub shares are then allocated to the bids. Continuing the example above, because Bid 2 for 100 shares was rounded down to 0 shares, 100 of the stub shares would be allocated to Bid 2. If there were not sufficient stub shares to allocate at least 100 shares to Bid 2, Bid 2 would not receive any shares in the offering. After allocation of these shares, 100 unallocated stub shares would remain.

•	Because Bid 3 for 900 shares was reduced, as a result of rounding, by more total shares then Bid 1 for 1,000 shares, Bid 3 would then be allocated the remaining 100 stub shares up to the nearest 100 round lot (from 600 shares to 700 shares).
      If there are not sufficient remaining stub shares to enable a bid to be rounded up to a round lot of 100 shares the remaining unallocated stub shares would be allocated to smaller orders that are below their bid amounts. The table below illustrates the allocations in the example above.
Initial Public Offering of Company X

		Pro-Rata		Allocation
	Initial	Allocation (75%		of
	Bid	of Initial Bid	Initial Rounding	Stub Shares	Final Allocation

Bid 1	1,000	750	700	0	700
Bid 2	100	75	0	100	100
Bid 3	900	675	600	100	700
Total	2,000	1,500	1,300	200	1,500
Requirements for Valid Bids
      Valid bids are those that meet the requirements, including eligibility, account status and size, established by the underwriter or participating dealers. In order to open a brokerage account with WR Hambrecht + Co, a potential investor must deposit $2,000 in its account. This brokerage account will be a general account subject to WR Hambrecht + Co’s customary rules, and will not be limited to this offering. Other than the $2,000 described above, prospective investors are not required to deposit any money into their accounts until after the registration statement becomes effective. No funds will be transferred to WR Hambrecht + Co, and any amounts in excess of $2,000 may be withdrawn at any time until the auction closes and the bid is accepted. The auction may close in as little as one hour after the registration statement is declared effective. Of course, any potential bidder that decides not to participate in the auction may close its account at WR Hambrecht + Co and withdraw its funds at any time. Successful bidders must have sufficient funds in their accounts at WR Hambrecht + Co to cover the purchase of shares allocated to them at or prior to the date on which WR Hambrecht + Co settles its purchase of shares from us, which is typically the third business day following the date on which the shares commence trading in the public market. The underwriter reserves the right, in their sole discretion, to reject or reduce any bids that they deem manipulative or disruptive or not creditworthy, or reject bids from persons that we believe could be unsuitable under applicable gaming regulations, in order to facilitate the orderly completion of the offering. For example, in previous transactions for other issuers in which the auction process was used, the underwriter has rejected or reduced bids when the underwriter, in its sole discretion, deemed the bids not creditworthy or had reason to question the bidder’s intent or means to fund its bid. In the absence of other information, an underwriter or participating dealer may assess a bidder’s creditworthiness based solely on the bidder’s history with the underwriter or participating dealer. The underwriter has also rejected or reduced bids that they deemed, in their sole discretion, to be potentially manipulative or disruptive or because the bidder had a history of alleged securities law violations. Suitability and eligibility standards of participating dealers may vary. As a result of these varying requirements, a bidder may have its bid rejected by the underwriter or a participating dealer while another bidder’s identical bid is accepted.
The Closing of the Auction and Allocation of Shares
      The auction will close on a date and at a time estimated and publicly disclosed in advance by the underwriter on the websites of WR Hambrecht + Co at www.wrhambrecht.com and www.openipo.com. The auction may close in as little as one hour following effectiveness of the registration statement. The 2,500,000 shares offered by this prospectus, or 2,875,000 shares if the underwriter’s over-allotment option is exercised in full, will be purchased from us by the underwriter and sold through the underwriter and participating dealers to investors who have submitted valid bids at or higher than the public offering price.
      The underwriter or a participating dealer will notify successful bidders by sending a notice of acceptance by e-mail, telephone, facsimile or mail (according to any preference indicated by a bidder) informing bidders that the auction has closed and that their bids have been accepted. The notice will indicate the price and number of shares that have been allocated to the successful bidder. Other bidders are notified that their bids have not been accepted.
      Each participating dealer has agreed with the underwriter to sell the shares it purchases from the underwriter in accordance with the auction process described above, unless the underwriter otherwise consents. The underwriter does not intend to consent to the sale of any shares in this offering outside of the auction process. The underwriter reserves the right in their sole discretion to reject or reduce any bids that they deem manipulative or disruptive in order to facilitate the orderly completion of this offering, and reserves the right, in exceptional circumstances, to alter this method of allocation as it deems necessary to ensure a fair and orderly distribution of the shares of our common stock. For example, large orders may be reduced to ensure a public distribution and bids may be rejected or reduced by the underwriter or participating dealers based on eligibility or creditworthiness criteria. Once the underwriter has accepted a bid and closed the auction, the allocation of shares sold in this offering will be made according to the process described in “— Allocation of Shares” above, and no shares sold in this offering will be allocated on a preferential basis or outside of the allocation rules to any institutional or retail bidders. In addition, the underwriter or the participating dealers may reject or reduce a bid by a prospective investor who has engaged in practices that could have a manipulative, disruptive or otherwise adverse effect on this offering.
      Some dealers participating in the selling group may submit firm bids that reflect indications of interest from their customers that they have received at prices within the initial public offering price range. In these cases, the dealer submitting the bid is treated as the bidder for the purposes of determining the clearing price and allocation of shares.
      Price and volume volatility in the market for our common stock may result from the somewhat unique nature of the proposed plan of distribution. Price and volume volatility in the market for our common stock after the completion of this offering may adversely affect the market price of our common stock.
Over-Allotment Option
      We have granted to the underwriter an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to an aggregate of 375,000 additional shares of our common stock from us at this offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus. To the extent that the underwriter exercises this option, they will have a firm commitment to purchase the additional shares and we will be obligated to sell the additional shares to the underwriter. The underwriter may exercise the option only to cover over-allotments made in connection with the sale of shares offered.
Lock-up Agreements
      We have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of WR Hambrecht + Co, other than the shares of common stock or options to acquire common stock issued under our stock plans. Notwithstanding the foregoing, if (a) during the last 17 days of the 180-day period after the date of this prospectus, we issue an earnings release or publicly announce material news or if a material event relating to us occurs or (b) prior to the expiration of the 180-day period after the date of this prospectus, we announce that we will release earnings during the 16-day period beginning on the last day of the 180-day period, the above restrictions will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.
      All holders of our capital stock including each of our directors and executive officers, have agreed not to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of WR Hambrecht + Co, other than (a) transfers or distributions of shares of our common stock acquired from the underwriter in this offering, (b) transfers or distributions of shares of our common stock acquired in open market transactions after the completion of this offering, (c) transfers of shares of common stock or any security convertible into our common stock as a bona fide gift or gifts, (d) transfers to any trust for the direct or indirect benefit of the persons bound by the foregoing terms or the immediate family of the persons bound by the foregoing terms, or (e) distributions of shares of our common stock or any security convertible into our common stock to the partners, members or stockholders of the persons bound by the foregoing terms, provided that in the case of any transfer or distribution described in (c) through (e) above, the transferees, donees or distributees agree to be bound by the foregoing terms and the transferor, donor or distributor would not be required to, or voluntarily, file a report under Section 16(a) of the Exchange Act. These restrictions will remain in effect beyond the 180-day period under the same circumstances described in the immediately preceding paragraph.
      There are no specific criteria that WR Hambrecht + Co requires for an early release of shares subject to lock-up agreements. The release of any lock-up will be on a case-by-case basis. Factors in deciding whether to release shares may include the length of time before the lock-up expires, the number of shares involved, the reason for release, including financial hardship, market conditions and the trading price of the common stock. WR Hambrecht + Co has no present intention or understanding, implicit or explicit, to release any of the shares subject to the lock-up agreements prior to the expiration of the 180-day period.
Short Sales, Stabilizing Transactions and Penalty Bids
      In connection with this offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Any short sales made by the underwriter would be made at the public offering price. Short sales involve the sale by the underwriter of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares from us in this offering. The underwriter may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. As described above, the number of shares that may be sold pursuant to the underwriter’s over-allotment option is included in the calculation of the clearing price. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are any sales in excess of such option. To the extent that the underwriter engages in any naked short sales, the naked short position would not be included in the calculation of the clearing price. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriter in the open market prior to the completion of this offering.
      These activities by the underwriter may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, the underwriter may discontinue them at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.
      WR Hambrecht + Co currently intends to act as a market maker for the common stock following this offering. However, it is not obligated to do so and may discontinue any market making at any time.
Indemnity
      The underwriting agreement provides that we and the underwriter have agreed to indemnify each other against specified liabilities, including liabilities under the Securities Act, or contribute to payments that each other may be required to make relating to these liabilities.

LEGAL MATTERS
      An opinion will be delivered by Lewis and Roca LLP, Phoenix, Arizona to the effect that the shares of common stock being offered hereby will be, when issued as contemplated by this prospectus, validly issued, fully paid and non-assessable. Certain legal matters related to the offering will be passed upon for the underwriter by Morrison & Foerster LLP, San Francisco, California.
EXPERTS
      The financial statements appearing in this prospectus and registration statement have been audited by Schechter Dokken Kanter Andrews & Selcer, Ltd, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules, and amendments) under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information about us and the shares of common stock to be sold in this offering, you should refer to the registration statement. Statements contained in this prospectus relating to the contents of any contract, agreement, or other document are not necessarily complete. Whenever this prospectus refers to any contract, agreement, or other document, you should refer to the exhibits that are a part of the registration statement for a copy of the contract, agreement, or document.
      You may read and copy all or any portion of the registration statement or any other information we file at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549 and at the regional offices of the SEC located at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, CA 90036-3648. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC’s Web site (http://www.sec.gov).
      As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with those requirements, will file periodic reports, proxy statements, and other information with the SEC.

FortuNet, Inc.
INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2
Combined and Consolidated Balance Sheets as of December 31, 2003 and 2004 and September 30, 2005 (unaudited)	F-3
Combined and Consolidated Statements of Income for the years ended December 31, 2002, 2003 and 2004 and for the nine months ended September 30, 2004 and 2005 (unaudited)	F-4
Combined and Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2002, 2003 and 2004 and for the nine months ended September 30, 2004 and 2005 (unaudited)	F-5
Combined and Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2003 and 2004 and for the nine months ended September 30, 2004 and 2005 (unaudited)	F-6
Notes to Combined and Consolidated Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
FortuNet, Inc.
Las Vegas, Nevada
      We have audited the accompanying combined and consolidated balance sheets of FortuNet, Inc. and Subsidiary as of December 31, 2003 and 2004, and the related combined and consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the combined and consolidated financial statements referred to above present fairly, in all material respects, the financial position of FortuNet, Inc. and Subsidiary as of December 31, 2003 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.
      As discussed in Note 12, the Company has restated its Balance Sheets and Statements of Stockholders’ Equity as of December 31, 2002, 2003 and 2004 to reflect an assumed constructive distribution of undistributed earnings to the stockholders and simultaneous capital contribution on the date the company terminated its S corporation election.
/s/ Schechter Dokken Kanter Andrews & Selcer Ltd

Minneapolis, Minnesota September 9, 2005, (except for Note 12, 2nd, 3rd, 4th and 5th paragraphs as to which the date is October 21, 2005)

FORTUNET, INC.
COMBINED AND CONSOLIDATED BALANCE SHEETS

	December 31,		September 30, 2005

	2003	2004	Actual	Pro forma (note 12)

			(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$1,140,123	$1,379,925	$2,878,909	$628,909
Accounts receivable, net of allowance for doubtful accounts	1,471,645	1,315,504	1,253,023	1,253,023
Inventories	1,546,773	1,557,750	1,484,626	1,484,626
Prepaid expenses	48,945	390,682	921,074	921,074
Income tax refund receivable		136,525	74,315	74,315
Deferred tax asset	11,040	47,029	90,732	90,732

Total current assets	4,218,526	4,827,415	6,702,679	4,452,679

Property and equipment, net of accumulated depreciation	3,892,307	5,202,847	4,857,177	4,857,177

Other assets, net of accumulated amortization	1,377,427	932,041	985,529	985,529
Deferred tax asset	258,530	232,797	441,241	441,241

Total assets	$9,746,790	$11,195,100	$12,986,626	$10,736,626

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	$33,345	$93,802	$446,700	$446,700
Commissions payable	299,549	52,523	271,459	271,459
Accrued expenses	117,974	185,915	227,644	227,644
Income tax payable	39,850
Notes payable, current portion	615,382	557,949	579,224	579,224

Total current liabilities	1,106,100	890,189	1,525,027	1,525,027

Notes payable, net of current portion	1,094,444	536,494	99,378	99,378

Stockholders’ equity:
Common stock (FortuNet, Inc., .001 par value 150,000,000 shares authorized, 8,350,000 shares issued and outstanding; Millennium Games, Inc., $.01 par value 25,000 shares authorized, 510 shares issued and outstanding in 2003)	8,355	8,350	8,350	8,350
Additional paid in capital (restated)	4,702,034	4,702,039	4,702,039	4,702,039
Retained earnings (restated)	2,835,857	5,058,028	6,651,832	4,401,832

Total stockholders’ equity	7,546,246	9,768,417	11,362,221	9,112,221

Total liabilities and stockholders’ equity	$9,746,790	$11,195,100	$12,986,626	$10,736,626

      See notes to combined and consolidated financial statements.

FORTUNET, INC.
COMBINED AND CONSOLIDATED STATEMENTS OF INCOME

	Years ended			Nine months ended
	December 31,			September 30,

	2002	2003	2004	2004	2005

				(Unaudited)
Rental revenue	$11,340,029	$14,287,365	$14,343,520	$10,899,143	$10,981,312
Cost of revenue	1,585,996	2,172,777	2,228,545	1,664,773	1,782,030

Gross profit	9,754,033	12,114,588	12,114,975	9,234,370	9,199,282

Operating expenses:
General and administrative	3,008,060	3,772,933	4,042,257	3,116,467	2,621,428
Sales and marketing	2,912,675	3,936,187	3,930,135	2,871,885	3,242,038
Research and development	285,462	484,921	367,821	243,941	697,862

Total operating expenses	6,206,197	8,194,041	8,340,213	6,232,293	6,561,328

Income from operations	3,547,836	3,920,547	3,774,762	3,002,077	2,637,954
Interest expense	(127)	(8,444)	(64,178)	(51,177)	(30,457)
Other income	159,448	1,452	15,376	11,147	65,208

Income before income taxes and minority interest	3,707,157	3,913,555	3,725,960	2,962,047	2,672,705
Provision for income taxes	950,899	1,335,126	1,383,789	1,098,924	988,901

Income before minority interest	2,756,258	2,578,429	2,342,171	1,863,123	1,683,804
Less minority interest	356,848	341,480	—	—	—

Net income	$2,399,410	$2,236,949	$2,342,171	$1,863,123	$1,683,804

Net income per share	$0.29	$0.27	$0.28	$0.22	$0.20

Shares used in the calculation of net income per share	8,350,000	8,350,000	8,350,000	8,350,000	8,350,000

Unaudited pro forma income data:
Historical net income	2,399,410
Pro forma provision for income taxes net of minority interest	394,566

Pro forma net income	$2,004,844

Pro forma net income per share	$0.24

      See notes to combined and consolidated financial statements.

FORTUNET, INC.
COMBINED AND CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	FortuNet, Inc.
				Millennium Games, Inc.
			Additional				Total
	Outstanding	Common	Paid in	Outstanding	Common	Retained	stockholders’
	shares	stock	Capital	shares	stock	earnings	equity

Balance January 1, 2002	8,350,000	$8,350	$972,996	710	$7	$3,459,506	$4,440,859
Constructive distribution of undistributed earnings and simultaneous capital contribution			3,729,038			(3,729,038)
Net income						2,399,410	2,399,410
Dividends, $0.18 per share						(1,483,290)	(1,483,290)

Balance, December 31, 2002 (restated)	8,350,000	8,350	4,702,034	710	7	646,588	5,356,979
Net income						2,236,949	2,236,949
Dividends, $0.01 per share						(47,680)	(47,680)
Minority interest acquired and retired				(200)	(2)		(2)

Balance, December 31, 2003 (restated)	8,350,000	8,350	4,702,034	510	5	2,835,857	7,546,246
Contribution of Millennium stock to FortuNet			5	(510)	(5)
Net income						2,342,171	2,342,171
Dividends, $0.01 per share						(120,000)	(120,000)

Balance, December 31, 2004 (restated)	8,350,000	8,350	4,702,039	0	0	5,058,028	9,768,417
Net income (unaudited)						1,683,804	1,683,804
Dividends (unaudited), $0.01 per share						(90,000)	(90,000)

Balance, September 30, 2005 (unaudited)	8,350,000	$8,350	$4,702,039	0	$0	$6,651,832	$11,362,221

See notes to combined and consolidated financial statements.

FORTUNET, INC.
COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

				Nine months ended
	Years ended December 31,			September 30,

	2002	2003	2004	2004	2005

				(Unaudited)
Cash flows from operating activities:
Net income	$2,399,410	$2,236,949	$2,342,171	$1,863,123	$1,683,804
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,196,959	1,483,132	1,700,208	1,220,282	1,468,956
Amortization		35,844	452,139	359,454	340,604
Minority interest	356,848	341,480
Loss on sale of property and equipment		5,931
Increase in allowance for doubtful accounts	20,000		70,443	45,000
Change in operating assets and liabilities:
Accounts receivable	(207,198)	(550,870)	85,698	88,142	62,481
Other receivables	(181,280)	181,282
Inventories	(283,587)	(1,037,371)	(10,977)	(621,526)	73,124
Prepaid expenses	77,022	(15,524)	(341,737)	(333,791)	(530,392)
Income tax refund receivable			(136,525)	(207,916)	62,210
Deferred tax	157,852	(124,432)	(10,255)	187,795	(252,147)
Other assets	(210,577)	96,260	(6,753)	(12,601)	(394,092)
Accounts payable	6,656	(5,378)	60,457	2,155	352,898
Accrued expenses	180,630	(283,450)	67,941	83,601	71,729
Commissions payable		299,549	(247,026)	(120,992)	218,936
Income taxes payable	204,081	(164,231)	(39,850)	(39,850)

Net cash provided by operating activities	3,716,816	2,499,171	3,985,934	2,512,876	3,158,111

Cash flows from investing activities:
Purchase of:
Property and equipment	(1,623,092)	(2,238,967)	(3,010,750)	(1,743,202)	(1,123,287)
Minority interest		(300,000)
Proceeds from sale of equipment		243,855

Net cash used in investing activities	(1,623,092)	(2,295,112)	(3,010,750)	(1,743,202)	(1,123,287)

Cash flows from financing activities:
Dividends	$(1,752,632)	$(524,613)	$(120,000)	$(90,000)	$(120,000)
Payments on notes payable		(117,322)	(615,382)	(455,036)	(415,840)

Net cash used in financing activities	(1,752,632)	(641,935)	(735,382)	(545,036)	(535,840)

Net increase (decrease) in cash and cash equivalents	341,092	(437,876)	239,802	224,638	1,498,984
Cash and cash equivalents, beginning	1,236,907	1,577,999	1,140,123	1,140,123	1,379,925

Cash and cash equivalents, ending	$1,577,999	$1,140,123	$1,379,925	$1,364,761	$2,878,909

Supplemental cash flow information:
Cash paid for:
Interest	$127	$767	$58,979	$51,177	$30,457

Income taxes	$588,966	$1,499,357	$1,530,566	$1,295,048	$1,136,983

Non-cash investing and financing activities:
Dividends accrued	$500,000	$30,000	$30,000	$30,000	$0

Purchase of minority interest in exchange for notes payable		$1,950,000

See notes to combined and consolidated financial statements.

FORTUNET, INC.
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002, 2003 and 2004
Information as of September 30, 2005 and for the nine months ended September 30, 2004 and 2005 is unaudited

1.	Nature of business and summary of significant accounting policies:
Nature of business:
      FortuNet, Inc. (FortuNet) was incorporated in 1989 in Nevada. FortuNet is engaged primarily in the business of designing, manufacturing and leasing electronic bingo and entertainment systems throughout North America.
      Millennium Games, Inc. (Millennium) was incorporated in 1998 in Nevada. Millennium is engaged primarily in the business of leasing electronic bingo and entertainment systems throughout North America. The systems were purchased from FortuNet under an agreement granting Millennium the exclusive right to distribute systems related to the playing of bingo in the United States, excluding Nevada and several other states, and the rest of the world except Canada and Brazil.
      FortuNet and Millennium (sometimes collectively referred to as the Company) derive substantially all revenues from the gaming industry in the United States and Canada. Changes in laws and regulations related to gaming in each state or province can affect the Company’s revenues in any given state or province.
Principles of combination and consolidation:
      Millennium was owned 71.8% by the same individual who owns 100% of FortuNet. In November 2003, Millennium acquired the shares of its 28.2% minority stockholders (see Note 11). Effective January 1, 2004, the owner of FortuNet conveyed all his stock of Millennium to FortuNet, and Millennium became a wholly-owned subsidiary of FortuNet. The accounting for this transfer of entities under common control is similar to that in a pooling of interest and there was no change in the carrying amount of the assets and liabilities of Millennium.
      The combined financial statements for 2002 and 2003 include the accounts of FortuNet and Millennium with amounts applicable to minority interests of Millennium being accounted for in the same manner as in consolidated financial statements. The consolidated financial statements for 2004 and for the nine months ended September 30, 2005 include the accounts of FortuNet and its wholly-owned subsidiary. All intercompany transactions have been eliminated for all periods presented.
Unaudited interim information:
      The consolidated financial statements as of September 30, 2005 and for the nine months ended September 30, 2004 and 2005 are unaudited. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments necessary for fair presentation, consisting of only normal recurring adjustments. The results for the nine months ended September 30, 2005, are not necessarily indicative of the results to be expected for the year ending December 31, 2005, or for any other interim period.

FORTUNET, INC.
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2002, 2003 and 2004
Information as of September 30, 2005 and for the nine months ended September 30, 2004 and 2005 is unaudited

1.	Nature of business and summary of significant accounting policies (continued):
Cash and cash equivalents:
      For purposes of the statement of cash flows, the Company considers all liquid investments with an initial maturity of three months or less as well as money market mutual funds to be cash equivalents.
Inventories:
      Inventories, consisting primarily of parts and components to be used for manufacturing of products to be leased, are valued at the lower of cost or market, as determined by the first-in, first-out basis.
Prepaid expenses:
      Prepaid expenses include various prepaid operating items and deposits for inventory parts to be purchased.
Property and equipment:
      Property and equipment are stated at cost. Depreciation is provided using the declining balance method except for rental assets for which the straight line method is used. Estimated lives used for depreciation are as follows:

Rental assets	5 years
Furniture and fixtures	5-7 years
Machinery and equipment	5 years
Vehicles	5 years
Improvements	2-7 years
      In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company periodically reviews the carrying amount of property and equipment for events or changes in circumstances that indicate that their carrying value may not be recoverable.
Research and development and software development capitalization:
      The Company capitalizes internally developed software costs in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed. Capitalization of development costs of software products begins once the technological feasibility of the product is established. Capitalization ceases when such software is ready for general release, at which time amortization of the capitalized costs begins. As of September 30, 2005 no internal software development costs have been capitalized. Research and development costs relating principally to the design and development of products are expensed as incurred. Hardware, tools and tooling that have an alternative future use, such as for manufacturing, are capitalized. Hand tools used in research and development, as well as special purpose fixturing are expensed when incurred.

FORTUNET, INC.
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2002, 2003 and 2004
Information as of September 30, 2005 and for the nine months ended September 30, 2004 and 2005 is unaudited

1.	Nature of business and summary of significant accounting policies (continued):
Revenue recognition:
      The Company leases its products, using operating leases directly to gaming facilities and through several regional distributors. The agreements generally require lessees to pay rent for bingo devices only when they are used based upon a computer reporting system whereby each day’s usage by customer is reported to the Company or a self-reporting system where the customer remits sales information to the Company which is used as the basis for determining revenue. The Company recognizes revenue as the devices are used in accordance with each lease agreement. Most leases are on a per-use arrangement with some lease payments being determined as a percentage of revenue that the device generates for the lessee and some devices are leased at a flat weekly amount. The terms range from one to three years duration with annually renewable leases; and month-to-month rentals. There are no significant leases with terms greater than one year. The Company recognizes revenue as the devices are used based upon a computer reporting system whereby each day’s usage by customer is reported to the Company or a self-reporting system where the customer remits sales information on to the Company which is used as the basis for determining revenue.
Commissions:
      Commissions, which are calculated as a percentage of revenues, are recognized in the same period as related revenues.
Cost of Revenue:
      The cost of revenue includes depreciation of our capitalized leased equipment and the cost of shipping to and installation of equipment in the field as well as the cost of subsequent repairs and upgrades of installed equipment. Repairs are expensed as incurred upon the return of the malfunctioning and/or damaged equipment from the field subsequent to the re-deployment of equipment back to the field. Upgrades either for the hardware or the software components of our systems that have been deployed at customer locations are expensed in the period in which the upgrades are actually performed. Installation costs associated with the new lease contracts are expensed in the period in which the equipment is deployed in the field.
      We do not provide any product warranties to any of our customers. However, it is in our best interest to maintain our equipment in good working order. We apply our best effort to promptly repair and/or replace equipment returned from customers. The cost of the repairs is expensed in the period incurred. Accordingly, no liability has been established by the company for future costs to repair our products.
Accounts receivable and allowance for doubtful accounts:
      The Company’s receivables are recorded when revenue is recognized in accordance with its revenue recognition policy and represent claims against third parties that will be settled in cash. The carrying value of the Company’s receivables, net of allowance for doubtful accounts, represents their estimated net realizable value.

FORTUNET, INC.
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2002, 2003 and 2004
Information as of September 30, 2005 and for the nine months ended September 30, 2004 and 2005 is unaudited

1.	Nature of business and summary of significant accounting policies (continued):
      The Company estimates the possible losses resulting from non-payment of outstanding accounts receivable. The Company evaluates the allowance for doubtful accounts using current year account activity, historical trend information and specific account identification. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.
Use of estimates:
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. The principal estimate is the 5 year life of rental assets. While actual results could differ from those estimates, management believes that the estimates are reasonable.
Net income per share:
      In accordance with the provisions of SFAS No. 128, Earnings Per Share, basic net income is computed by dividing net income by the weighted average number of common shares outstanding during the period. A dual presentation of basic and diluted earnings per share is not required due to the lack of potentially dilutive securities under the Company’s simple capital structure. Therefore, all net income per share amounts represent basic earnings per share.

	Years ended			Nine months ended
	December 31,			September 30,

	2002	2003	2004	2004	2005

Net income	$2,399,410	$2,236,949	$2,342,171	$1,863,123	$1,683,804

Weighted average shares outstanding	8,350,000	8,350,000	8,350,000	8,350,000	8,350,000

Net income per share — basic	$0.29	$0.27	$0.28	$0.22	$0.20

Fair value of financial instruments:
      The carrying amount reflected in the balance sheets for cash and cash equivalents, accounts receivable, and notes payable approximate the respective fair values due to the short maturities of those instruments. The fair value of the long-term debt is estimated to be approximately the same as carrying value based upon current interest rates available to the Company.
Concentrations of credit risk:
      Financial instruments which potentially subject the Company to a concentration of credit risk are cash and accounts receivable. The Company maintains their bank accounts at four financial institutions and in a money market mutual fund. At times, bank balances exceed insured amounts. The Company has not experienced any losses as a result of this practice.
      The Company’s accounts receivable are due from gaming establishments and gaming distributors. The Company does not require collateral to extend credit to their customers but perform

FORTUNET, INC.
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2002, 2003 and 2004
Information as of September 30, 2005 and for the nine months ended September 30, 2004 and 2005 is unaudited

1.	Nature of business and summary of significant accounting policies (continued):
ongoing credit evaluations of their customers’ financial condition. One customer made up 31%, 32% and 29% of rental revenues in 2002, 2003 and 2004, and 30% and 28% for the nine months ended September 30, 2004 and 2005, respectively. Furthermore, two other customers made up 9% and 11% for the nine months ended September 30, 2005.
Third-party assembler:
      The Company depends on one third-party assembler for a majority of the Company’s bingo systems. If this assembler ceased doing business with the Company, a replacement assembler would need to be located. The Company believes other assemblers could be located to manufacturer the bingo systems. However, the Company may not be able to produce, substitute, or produce new bingo systems without interruption or price increase.

2.	Property and equipment:
      Property and equipment includes assets used in the daily operations of the Company and assets leased to the Company’s customers through operating leases. Rental Assets includes player terminals and supporting equipment necessary to operate the system. Property and equipment and rental assets and the related accumulated depreciation consists of the following:

	December 31,
			September 30,
	2003	2004	2005

Furniture and fixtures	$58,867	$58,867	$59,884
Machinery and equipment	285,133	299,496	260,794
Vehicles	59,912	80,698	86,698
Leasehold improvements	26,397	26,397	168,815

	430,309	465,458	576,191
Accumulated depreciation	327,118	365,140	308,758

	103,191	100,318	267,433

Rental assets	7,587,962	10,561,563	11,479,194
Accumulated depreciation	3,798,846	5,459,034	6,889,450

	3,789,116	5,102,529	4,589,744

Total property and equipment, net	$3,892,307	$5,202,847	$4,857,177

3.	Other assets:
      Other assets include the cost and accumulated amortization of the non-compete agreement (see Note 11). Other assets also include a signing bonus the Company paid in accordance with the terms of a five year lease agreement to lease gaming devices to a customer. This signing bonus was paid to allow the lessee to prepare the location for the installation of our equipment. The signing bonus is being amortized over the initial lease period of 60 months. If the lease, which expires in

FORTUNET, INC.
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2002, 2003 and 2004
Information as of September 30, 2005 and for the nine months ended September 30, 2004 and 2005 is unaudited

3.	Other assets (continued):
April 2008, is terminated prior to its expiration, a pro rata share of the payment will be returned to FortuNet.

	December 31,
			September 30,
	2003	2004	2005

Non-compete agreement	$1,290,417	$1,290,417	$1,290,417
Deferred IPO costs			383,154
Signing bonus	120,000	120,000	120,000
Other	18,854	27,608	38,546
Accumulated amortization	(51,844)	(505,984)	(846,588)

	$1,377,427	$932,041	$985,529

4.	Line of credit and notes payable:
      FortuNet has an agreement for a $500,000 unsecured bank line of credit. The line of credit is guaranteed by the FortuNet’s majority shareholder and interest is payable monthly at the annual rate of prime plus 1% (5.25%) at December 31, 2004. There was no balance outstanding at December 31, 2004. The line of credit has expired and the Company has applied to renew the line of credit.
      The note payable to a former officer (see Note 11) is due in monthly payments without interest through October 2006. Interest has been imputed at 5%. The note is guaranteed by FortuNet.
      Future maturities of the note payable at December 31, 2004 are as follows:

Year	Amount

2005	$557,949
2006	536,494

$1,094,443

5.	Commitments and contingencies:
      The Company leased facilities under an operating lease on a month-to-month basis. Rental expense was $60,000, $65,000 and $60,000 in 2002, 2003 and 2004, respectively.
      During 2005, the Company entered into a lease agreement for office space and production facility, which began on May 15, 2005 and expires on December 31, 2010. The lease contains

FORTUNET, INC.
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2002, 2003 and 2004
Information as of September 30, 2005 and for the nine months ended September 30, 2004 and 2005 is unaudited

5.	Commitments and Contingencies (continued):
escalating rent payments. Rent expense is recognized on a straight-line basis over the lease term. Minimum rental payments during the term of the lease are as follows:

Year	Amount

2005	$36,828
2006	100,515
2007	121,996
2008	125,799
2009	129,577
      At September 30, 2005, the Company has entered into non-cancelable purchase commitments for certain inventory components used in its normal operations. The purchase commitments covered by these agreements are for less than one year and aggregate approximately $2,500,000.
      The Company has engaged the services of Spiegel Partners, LLC to provide advisory services associated with this IPO offer. In consideration of these services, the Company is obligated to pay a total of $350,000 in cash, at close of this IPO, less any prior payments made in monthly installments of $10,000 — $30,000 per month.
      The Company has engaged future services of Spiegel Partners, LLC to provide advisory services to us following the completion of this offering. In consideration of these services, the Company is to issue $500,000 worth of shares of our common stock at the initial public offering price which will vest upon the provision of such continued services for a six month period following this offer. In addition we are obligated to pay a total of $250,000 in cash in equal monthly installments over such six month period.
      In late August 2005, Hurricane Katrina struck the Gulf Coast. The Company has rental equipment in Louisiana that was damaged by the hurricane. The Company is reviewing their insurance coverage for natural disasters, however, the extent of losses if any, is not yet determinable. The Company had only approximately 2% of their leased products in the area.

FORTUNET, INC.
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2002, 2003 and 2004
Information as of September 30, 2005 and for the nine months ended September 30, 2004 and 2005 is unaudited
6.     Income taxes:
      The income tax provisions consist of the following:

				Nine months ended
	Years ended December 31,			September 30,

	2002	2003	2004	2004	2005

Current:
Federal	$724,895	$1,391,476	$1,221,198	$798,159	$1,086,756
State	68,152	68,082	172,846	112,970	154,292

Total current	793,047	1,459,558	1,394,044	911,129	1,241,048

Deferred:
Federal	(108,656)	(118,630)	(8,984)	164,570	(220,799)
State	(10,215)	(5,802)	(1,271)	23,285	(31,348)

Total deferred	(118,871)	(124,432)	(10,255)	187,795	(252,147)

Cumulative effect of tax status change	276,723

Total income tax provision	$950,899	$1,335,126	$1,383,789	$1,098,924	$988,901

      FortuNet and Millennium with the consent of their stockholders, previously elected to be “S” corporations under the Internal Revenue Code. Instead of paying corporate income taxes, the stockholders of an “S” corporation are taxed individually on their proportionate share of the Company’s taxable income or loss. Effective July 1, 2002, FortuNet and Millennium both elected to be taxed as “C” corporations. Accordingly, a provision for income taxes on income is recorded for the period July 1, 2002 to December 31, 2002.
      Additionally, FortuNet and Millennium recorded a cumulative adjustment of $276,723 to record deferred taxes relating to the period before July 1, 2002. The deferred taxes relate to changing from the cash method to the accrual method of accounting for tax purposes and using different depreciation methods for tax and financial reporting.
      The accompanying 2002 statement of income includes an unaudited pro forma provision for income taxes, using a rate of 37 percent, to reflect the estimated income tax expense of the Company as if it had been subject to corporate income taxes from January 1, 2002 through June 30, 2002.
      FortuNet has revenues derived in Canada, but is not obligated to pay Canadian income tax per the Canada Exemption under the Canada-US Tax Convention whereby residents of the USA with no permanent establishment situated in Canada are only taxable in the USA.

FORTUNET, INC.
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2002, 2003 and 2004
Information as of September 30, 2005 and for the nine months ended September 30, 2004 and 2005 is unaudited
6.     Income taxes: (continued)
      The following are the principal components of deferred tax assets (liabilities) occurring as a result of transactions being reported in different years for financial and tax reporting:

	December 31,
				September 30,
	2002	2003	2004	2005

Deferred tax assets:
Allowance for doubtful accounts		$44,400	$70,460	$70,460
Other assets, principally due to different tax and financial amortization lives		317,173	670,259	732,899
Inventories, principally due to capitalization for tax purposes			530	9,833
Accrued expenses	$27,925	17,047	26,448	23,041

Total deferred tax assets	$27,925	$378,620	$767,697	$836,233

Deferred tax liabilities:
Income recognized on cash basis for tax purposes and on accrual basis for financial reporting	$(151,223)	$(100,816)	$(50,408)	$(12,602)
Property and equipment, principally due to differences in depreciation	(34,554)	(8,234)	(437,463)	(291,658)

Total deferred tax liabilities	$(185,777)	$(109,050)	$(487,871)	$(304,260)

Net deferred tax (liability) asset	$(157,852)	$269,570	$279,826	$531,973

      Amounts recognized in the consolidated and combined balance sheets consist of:

	December 31,
				September 30,
	2002	2003	2004	2005

Deferred tax asset:
Current		$11,040	$47,029	$90,732
Long-term		258,530	232,797	441,241
Deferred tax liability:
Current	$(22,483)
Long-term	(135,369)

	$(157,852)	$269,570	$279,826	$531,973

FORTUNET, INC.
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2002, 2003 and 2004
Information as of September 30, 2005 and for the nine months ended September 30, 2004 and 2005 is unaudited
6.     Income taxes: (continued)
      Reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

				Nine months
	Years ended			ended
	December 31,			September 30,

	2002	2003	2004	2004	2005

Federal statutory tax rate	34.0%	34.0%	34.0%	34.0%	34.0%
State income taxes, net of federal income tax benefit	2.2	1.6	4.6	4.6	4.6
Federal tax credit		(1.3)	(1.6)	(1.6)	(1.6)
Effect of temporary differences prior to July 1, 2002	7.5
Effect of non-taxable income prior to July 1, 2002	(18.1)
Other		(.2)	.1	.1

Effective tax rate	25.6%	34.1%	37.1%	37.1%	37.0%

7.     Research and development:
      Research and development costs are primarily for costs of software and hardware development and continued enhancements for the electronic bingo systems that the Company leases to customers. The total amount of research and development was $285,462 in 2002, $484,921 in 2003, $367,821 in 2004 and $243,941 and $697,862 in the nine months ended September 30, 2004 and 2005.
8.     Retirement plan:
      The Company sponsors a 401(k) plan in which employees may defer up to 15% of their earnings. The Company may make contributions at the discretion of the board of directors. The Company has made no contributions to the plan.
9.     Patent settlements:
      FortuNet settled a patent infringement lawsuit in August 2002 in its favor for a net amount of $125,000 received over 12 months. Additionally, FortuNet will receive a license fee based upon the number of electronic devices placed in service after the agreement through the expiration of the last patent in 2012; with total fees not to exceed $375,000. The Company received approximately $58,000 for the year ended 2004 and $20,000 and $23,000 for the nine months ended September 30, 2004 and 2005, respectively.

FORTUNET, INC.
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2002, 2003 and 2004
Information as of September 30, 2005 and for the nine months ended September 30, 2004 and 2005 is unaudited
10.     Allowance for doubtful accounts:

	Balance at	Additions	Write-offs,
	beginning of	charged to	net of	Balance at end
	period	expenses	collections	of period

Allowance for doubtful accounts, deducted from asset accounts, for the year ended December 31 and the nine months ended September 30, 2005:
2002	$100,000	$258,378	$(238,378)	$120,000
2003	120,000	93,003	(93,003)	120,000
2004	120,000	212,011	(141,578)	190,433
2005	190,433	0	0	190,433
11.     Acquisition of minority interests:
      On November 24, 2003, Millennium acquired the shares of its 28.2% minority stockholders and entered into a non-compete agreement with one of the selling stockholders who was a former officer. The consideration given was $300,000 cash, notes for $300,000 payable in monthly installments through October 2004, and a note for $1,650,000 payable in monthly installments through October 2006. Since the latter note is non-interest bearing and longer than one year, it has been recorded at its present value, calculated at a discount rate of 5%. The present value was recorded in long-term debt, net of the unamortized discount of $123,000 at the acquisition date.
      Millennium has accounted for this acquisition of the minority interest under the purchase method of accounting allocating the purchase price based on the estimated fair values of the 28.2% interest in the assets and liabilities plus the rights inherent in the non-compete agreement acquired. The $819,000 excess of the estimated fair values attributable to the interests in net assets acquired over the purchase price has been allocated on a pro rata basis to reduce the cost values assigned to noncurrent assets as follows:

Property and equipment	$482,000
Non-compete agreement acquired	337,000

$819,000

FORTUNET, INC.
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2002, 2003 and 2004
Information as of September 30, 2005 and for the nine months ended September 30, 2004 and 2005 is unaudited
11.     Acquisition of minority interests: (continued)
      The following tables summarize the components of the estimated total purchase price and the allocation:

Cash	$300,000
Notes payable, net of discount	1,827,148

Total purchase price	$2,127,148

Purchase price allocation:
Net tangible assets acquired	$533,741
Non-compete agreement	1,290,417
Deferred tax asset	302,990

$2,127,148

      The following unaudited proforma summary financial information sets forth the Company’s net income and per share information as if the above acquisition had been consummated as of January 1, 2002. The acquisition had no effect on reported revenues. The proforma results are not necessarily indicative of what would have occurred had the acquisition been in effect for the periods presented.

	Year ended
	December 31,

	2002	2003

Net income	$2,900,511	$2,726,257

Net income per share (Note 13)	$0.35	$0.33

12.     Subsequent events and restatement:
      The Company filed a registration statement in September 2005 with the U.S. Securities and Exchange Commission for a proposed initial public offering (IPO) of its common stock. At September 30, 2005, the Company had incurred $383,154 in costs and expenses in connection with the proposed IPO. These costs will be deferred until the closing of the IPO.
      On October 21, 2005, the Company’s Board of Directors adopted two equity incentive plans, the 2005 Stock Incentive Plan and the 2005 Stock Incentive Plan for Independent Directors. The 2005 Stock Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted stock, phantom stock rights, bonus stock and awards for employees or independent contractors. Participation in the 2005 Stock Incentive Plan for Independent Directors is limited to those individuals whom, on the date of issue of the award, are non-employee directors, as defined in Rule 16b-3 under the Securities Act. A total of 725,000 shares of common stock has been reserved for issuance under the 2005 Stock Incentive Plan and 100,000 shares has been reserved for issuance under the 2005 Stock Incentive Plan for Independent Directors. The exercise price for each incentive stock option granted under the 2005 Stock Incentive Plan may not be less than 85% of the fair market value of the common stock on the date of the grant. The plans will terminate ten years after the date of adoption, unless earlier terminated by the Board of Directors. No options have been granted and there are no options to purchase shares of our common stock outstanding under these plans.

FORTUNET, INC.
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2002, 2003 and 2004
Information as of September 30, 2005 and for the nine months ended September 30, 2004 and 2005 is unaudited
12.     Subsequent events and restatement: (continued)
      On October 21, 2005, the Company restated its articles of incorporation to increase its authorized capital to 200,000,000 shares consisting of 150,000,000 common shares and 50,000,000 preferred shares, and issued 8,349,900 additional shares necessary to affect an 83,500-to-1 common stock split. All share and per share amounts are presented for all periods as if this split occurred on January 1, 2002.
      The Company’s retained earnings and additional paid in capital were restated, to reflect an assumed constructive distribution of undistributed earnings to the stockholders and simultaneous capital contribution on the date the Company terminated its “S” corporation election in 2002, to comply with Staff Accounting Bulletin Topic 4B. Retained earnings have been reduced and Additional Paid in Capital has been increased by $3,729,038 in the Balance Sheets and Statements of Stockholders’ Equity as of December 31, 2002, 2003 and 2004. The restatement had no effect on the Company’s assets, liabilities, statements of income and cash flows and per share amounts. The effects of this reclassification are as follows:

	December 31,

	2002	2003	2004

Additional paid in capital
As originally reported	$972,996	$972,996	$973,001
As restated	4,702,034	4,702,034	4,702,039

Increase	$3,729,038	$3,729,038	$3,729,038

Retained Earnings
As originally reported	$4,375,626	$6,564,895	$8,787,066
As restated	646,588	2,835,857	5,058,028

Decrease	$3,729,038	$3,729,038	$3,729,038

      On October 21, 2005 the Company declared a $2,250,000 dividend payable on November 7, 2005 to stockholders of record as of September 30, 2005. A pro-forma (unaudited) balance sheet at September 30, 2005 has been presented as if the dividend had been paid on September 30, 2005. This dividend has no effect on net income per share for any period presented.

13.     Pro forma information: (continued)
2,500,000 Shares
FortuNet, Inc.
Common Stock
Dealer Prospectus Delivery Obligation
      Until Month XX, 200X (25 days after the date of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II — Information not Required in Prospectus
Item 13.     Other Expenses of Issuance and Distribution.
      The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

SEC Registration Fee	$5,885.00
NASD Filing Fee	4,060.65
Nasdaq Listing Fees	100,000.00
Legal Fees and Expenses	250,000.00
Accounting Fees and Expenses	175,000.00
Printing Fees and Expenses	40,000.00
Transfer Agent and Registrar Fees and Expenses	5,000.00
Insurance Fees and Expenses	100,000.00
Blue Sky Fees and Expenses	7,500.00
Miscellaneous	662,554.35
TOTAL	$1,350,000.00

      The amounts set forth above, except for the SEC registration fee, the NASD filing fee and the Nasdaq filing fee are in each case estimated.
Item 14.     Indemnification of Directors and Officers.
      Section 78.138(7) of the Nevada Revised Statutes states that, unless the corporation’s articles of incorporation provide differently, the directors and officers of a Nevada corporation are not individually liable to the corporation, its stockholders or its creditors for any damages resulting from the director’s or officer’s act or failure to act, unless it is proven that: (a) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties; and (b) his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Our Articles of Incorporation contain a provision eliminating our directors’ and officers’ liability to the fullest extent permitted by Nevada law.
      Section 78.7502 of the Nevada Revised Statutes requires a corporation to indemnify a director or officer who has been successful on the merits or otherwise in defense of any proceeding to which he or she is made a party by reason of his or her service as a director or officer. Nevada law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service as directors or officers (including a proceeding brought by or in the right of the corporation), but only if: (a) their liability is not the result of a breach of fiduciary duties involving intentional misconduct, fraud or a knowing violation of law or (b) they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A Nevada corporation may not indemnify directors or officers for final, non-appealable, adverse judgments in a suit by or in the right of the corporation unless a court orders determines that indemnification would be fair and reasonable, but then only for expenses.
      In addition, Section 78.751 of the Nevada Revised Statutes permits a corporation, if provided in its Articles of Incorporation or Bylaws, to advance reasonable expenses to a director or officer before a final disposition of a proceeding, but only upon the corporation’s receipt of a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by the corporation if it is ultimately determined that he or she was not entitled to indemnification.

      Our Articles of Incorporation require us to indemnify and advance expenses, to the fullest extent permitted by Nevada law, to our directors and officers. Our Bylaws require us to indemnify, to the fullest extent permitted by Nevada law, any present or former director or officer against all expenses, liabilities and losses reasonably incurred or suffered by such person in connection with that status. Unless otherwise required by law, our Bylaws provide that we are not required to indemnify any director or officer in connection with any proceeding: (a) brought by such director or officer against the Corporation or our directors, officers, employees or other agents; or (b) in which the director or officer is adjudged liable on the basis that he or she received an improper personal benefit from the Corporation, unless a court determines that, despite the adjudication of liability, the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.
Item 15.     Recent Sales of Unregistered Securities.
      None.
Item 16.     Exhibits and Financial Statement Schedules.
      (a) Exhibits.

Number	Description

1.1	Underwriting Agreement
3.1	Amended and Restated Articles of Incorporation of FortuNet, Inc.**
3.2	Amended and Restated Bylaws of FortuNet, Inc.**
4.1	Form of Certificate Representing Common Stock, $.001 Par Value Per Share, of FortuNet, Inc.**
5.1	Opinion of Lewis and Roca LLP**
10.1	Exempt Employment Agreement between FortuNet, Inc. and Jack B. Coronel, dated as of September 9, 2002**
10.2	Amendment No. 1 to Exempt Employment Agreement between FortuNet, Inc. and Jack B. Coronel, dated as of September 9, 2002**
10.3	Exempt Employment Agreement between FortuNet, Inc. and William R. Jacques, Jr., dated as of January 10, 2005**
10.4	FortuNet, Inc. 2005 Stock Incentive Plan**
10.5	FortuNet, Inc. Stock Incentive Plan for Independent Directors**
10.6	Standard Industrial/ Commercial Multi-Tenant Lease between FortuNet, Inc. and FKC Highland LLC, dated as of May 15, 2005**
10.7	Capital Markets Consulting Agreement between FortuNet, Inc. and Spiegel Partners, LLC, dated as of July 5, 2005**
10.8	Equipment Lease Agreement between K&B Sales, Inc., d/b/a Goodtime Bingo, and FortuNet, Inc., dated as of January 4, 1999**
21.1	Subsidiaries of FortuNet, Inc.**
23.1	Consent of Lewis and Roca LLP (included in Exhibit 5.1)**
23.2	Consent of Schechter Dokken Kanter Andrews & Selcer Ltd.
23.3	Consent of Person About to Become a Director — Merle Berman**
23.4	Consent of Person About to Become a Director — Arthur Schleifer, Jr.**
23.5	Consent of Person About to Become a Director — Harlan W. Goodson**
23.6	Consent of Person About to Become a Director — Boris Itkis**

Number	Description

24.1	Powers of Attorney**
**	Previously filed
      (b) Financial Statement Schedules.
      None.
Item 17.     Undertakings.
      The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Las Vegas, State of Nevada, on January 5, 2006.

FortuNet, Inc.

By:	/s/ Yuri Itkis

Yuri Itkis, Chief Executive Officer and Director
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yuri Itkis Yuri Itkis	Chief Executive Officer and Director (Principal Executive Officer)	January 5, 2006

/s/ William R. Jacques, Jr. William R. Jacques, Jr.	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 5, 2006

INDEX TO EXHIBITS

Number	Description

1.1	Underwriting Agreement
3.1	Amended and Restated Articles of Incorporation of FortuNet, Inc.**
3.2	Amended and Restated Bylaws of FortuNet, Inc.**
4.1	Form of Certificate Representing Common Stock, $.001 Par Value Per Share, of FortuNet, Inc.**
5.1	Opinion of Lewis and Roca LLP**
10.1	Exempt Employment Agreement between FortuNet, Inc. and Jack B. Coronel, dated as of September 9, 2002**
10.2	Amendment No. 1 to Exempt Employment Agreement between FortuNet, Inc. and Jack B. Coronel, dated as of September 9, 2002**
10.3	Exempt Employment Agreement between FortuNet, Inc. and William R. Jacques, Jr., dated as of January 10, 2005**
10.4	FortuNet, Inc. 2005 Stock Incentive Plan**
10.5	FortuNet, Inc. Stock Incentive Plan for Independent Directors**
10.6	Standard Industrial/ Commercial Multi-Tenant Lease between FortuNet, Inc. and FKC Highland LLC, dated as of May 15, 2005**
10.7	Capital Markets Consulting Agreement between FortuNet, Inc. and Spiegel Partners, LLC, dated as of July 5, 2005**
10.8	Equipment Lease Agreement between K&B Sales, Inc., d/b/a Goodtime Bingo, and FortuNet, Inc., dated as of January 4, 1999**
21.1	Subsidiaries of FortuNet, Inc.**
23.1	Consent of Lewis and Roca LLP (included in Exhibit 5.1)**
23.2	Consent of Schechter Dokken Kanter Andrews & Selcer Ltd.
23.3	Consent of Person About to Become a Director — Merle Berman**
23.4	Consent of Person About to Become a Director — Arthur Schleifer, Jr.**
23.5	Consent of Person About to Become a Director — Harlan W. Goodson**
23.6	Consent of Person About to Become a Director — Boris Itkis**
24.1	Powers of Attorney**
**	Previously filed